Exhibit 10.1

CREDIT AGREEMENT

Dated as of June 6, 2006

among

OREGON STEEL MILLS, INC.,
NEW CF&I, INC.,
CF&I STEEL, L.P. and
COLORADO AND WYOMING RAILWAY COMPANY,

as Borrowers,

THE OTHER CREDIT PARTIES SIGNATORY HERETO,

as Credit Parties,

THE LENDERS SIGNATORY HERETO

FROM TIME TO TIME,

as Lenders,

and

GENERAL ELECTRIC CAPITAL CORPORATION,

as Agent and Lender.

i

	3.16	Full Disclosure	26
	3.17	Environmental Matters.	27
	3.18	Insurance	27
	3.19	Deposit and Disbursement Accounts	28
	3.20	Government Contracts	28
	3.21	Customer and Trade Relations	28
	3.22	Bonding; Licenses	28
	3.23	[Intentionally Reserved.]	28
	3.24	[Intentionally Reserved.]	28
	3.25	Subordinated Debt; Intercreditor Agreement and Noteholder Debt	28
	3.26	Anti-Terrorism Laws; Foreign Corrupt Practices Act; Sarbanes-Oxley Act	28
	3.27	Key Contracts	29

4.	FINANCIAL STATEMENTS AND INFORMATION		29

	4.1	Reports and Notices.	29
	4.2	Communication with Accountants	29

5.	AFFIRMATIVE COVENANTS		29

	5.1	Maintenance of Existence and Conduct of Business	29
	5.2	Payment of Charges.	30
	5.3	Books and Records	30
	5.4	Insurance; Damage to or Destruction of Collateral.	30
	5.5	Compliance with Laws	32
	5.6	Supplemental Disclosure	32
	5.7	Intellectual Property	33
	5.8	Environmental Matters	33
	5.9	Landlords’ Agreements, Mortgagee Agreements and Bailee Letters	33
	5.10	[Intentionally Reserved.]	34
	5.11	Further Assurances	34
	5.12	Legal Requirements	34
	5.13	Transactions with Affiliates	34
	5.14	Covenant to Become Party to Loan Documents	35
	5.15	Performance of Key Contracts	35
	5.16	Repayment of Prior Lender Obligations; Satisfaction of Outstanding L/Cs	35

6.	NEGATIVE COVENANTS		35

	6.1	Mergers, Subsidiaries, Etc	35
	6.2	Investments; Loans and Advances	36
	6.3	Indebtedness	37
	6.4	[Intentionally Reserved.]	38
	6.5	Capital Structure and Business	38
	6.6	[Intentionally Reserved.]	38
	6.7	Liens	38
	6.8	Sale of Assets	39

	6.9	[Intentionally Reserved.]	39
	6.10	Financial Covenants	40
	6.11	[Intentionally Reserved.]	40
	6.12	[Intentionally Reserved.]	40
	6.13	Restricted Payments	40
	6.14	Change of Corporate Name, State of Incorporation or Location; Change of Fiscal Year	40
	6.15	No Impairment of Intercompany Transfers	41
	6.16	[Intentionally Reserved.]	41
	6.17	Changes Relating to Noteholder Debt; Key Contracts.	41
	6.18	[Intentionally Reserved.]	41
	6.19	No Speculative Transactions	41

7.	TERM		42

	7.1	Termination	42
	7.2	Survival of Obligations Upon Termination of Financing Arrangements	42

8.	EVENTS OF DEFAULT; RIGHTS AND REMEDIES		42

	8.1	Events of Default	42
	8.2	Remedies.	44
	8.3	Waivers by Credit Parties	45

9.	ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENT		45

	9.1	Assignment and Participations.	45
	9.2	Appointment of Agent	47
	9.3	Agent’s Reliance, Etc	48
	9.4	GE Capital and Affiliates	49
	9.5	Lender Credit Decision	49
	9.6	Indemnification	49
	9.7	Successor Agent	49
	9.8	Setoff and Sharing of Payments	50
	9.9	Advances; Payments; Non-Funding Lenders; Information; Actions in Concert.	51

10.	SUCCESSORS AND ASSIGNS		53

	10.1	Successors and Assigns	53

11.	MISCELLANEOUS		53

	11.1	Complete Agreement; Modification of Agreement	53
	11.2	Amendments and Waivers.	53
	11.3	Fees and Expenses	55
	11.4	No Waiver	56
	11.5	Remedies	57

	11.6	Severability	57
	11.7	Conflict of Terms	57
	11.8	Confidentiality	57
	11.9	GOVERNING LAW	58
	11.10	Notices.	58
	11.11	Section Titles	59
	11.12	Counterparts	59
	11.13	WAIVER OF JURY TRIAL	59
	11.14	Press Releases and Related Matters	60
	11.15	Reinstatement	60
	11.16	Advice of Counsel	60
	11.17	No Strict Construction	60

12.	CROSS-GUARANTY		60

	12.1	Cross-Guaranty	60
	12.2	Waivers by Borrowers	61
	12.3	Benefit of Guaranty	61
	12.4	Subordination of Subrogation, Etc	61
	12.5	Election of Remedies	62
	12.6	Limitation	62
	12.7	Contribution with Respect to Guaranty Obligations.	62
	12.8	Liability Cumulative	63

INDEX OF APPENDICES

Annex A (Recitals)	-	Definitions
Annex B (Section 1.2)	-	Letters of Credit
Annex C (Section 1.8)	-	Cash Management System
Annex D (Section 2.1(a))	-	Closing Checklist
Annex E (Section 4.1(a))	-	Financial Statements and Projections -- Reporting
Annex F (Section 4.1(b))	-	Collateral Reports
Annex G (Section 6.10)	-	Financial Covenants
Annex H (Section 9.9(a))	-	Lenders’ Wire Transfer Information
Annex I (Section 11.10)	-	Notice Addresses
Annex J (from Annex A -
Commitments definition)	-	Commitments as of Closing Date

Exhibit 1.1(a)(i)	-	Form of Notice of Revolving Credit Advance
Exhibit 1.1(a)(ii)	-	Form of Revolving Note
Exhibit 1.5(e)	-	Form of Notice of Conversion/Continuation
Exhibit 4.1(b)	-	Form of Borrowing Base Certificate
Exhibit 9.1(a)	-	Form of Assignment Agreement
Exhibit Annex E	-	Form of Compliance Certificate

Schedule 1.1	-	Agent’s Representatives
Disclosure Schedule 3.1	-	Type of Entity; State of Organization
Disclosure Schedule 3.2	-	Executive Offices, Collateral Locations, FEIN
Disclosure Schedule 3.4(a)	-	Financial Statements
Disclosure Schedule 3.4(b)	-	Pro Forma
Disclosure Schedule 3.4(c)	-	Projections
Disclosure Schedule 3.5	-	Material Adverse Effect
Disclosure Schedule 3.6	-	Real Estate and Leases
Disclosure Schedule 3.7	-	Labor Matters
Disclosure Schedule 3.8	-	Ventures, Subsidiaries and Affiliates; Outstanding Stock
Disclosure Schedule 3.11	-	Tax Matters
Disclosure Schedule 3.12	-	ERISA Plans
Disclosure Schedule 3.13	-	Litigation
Disclosure Schedule 3.14	-	Brokers
Disclosure Schedule 3.15	-	Intellectual Property
Disclosure Schedule 3.17	-	Hazardous Materials
Disclosure Schedule 3.18	-	Insurance
Disclosure Schedule 3.19	-	Deposit and Disbursement Accounts
Disclosure Schedule 3.20	-	Government Contracts
Disclosure Schedule 3.21	-	Customer and Trade Relations
Disclosure Schedule 3.22	-	Bonds; Patent, Trademark Licenses
Disclosure Schedule 3.27	-	Key Contracts
Disclosure Schedule 5.1	-	Trade Names
Disclosure Schedule 6.2	-	Existing Investments
Disclosure Schedule 6.3	-	Indebtedness
Disclosure Schedule 6.7	-	Existing Liens

v

                         This CREDIT AGREEMENT (this “Agreement”), dated as of June 6, 2006, among OREGON STEEL MILLS, INC., a Delaware corporation (“OSM”), NEW CF&I, INC., a Delaware corporation (“New CF&I”), CF&I STEEL, L.P., a Delaware limited partnership (“CF&I”), COLORADO AND WYOMING RAILWAY COMPANY, a Delaware corporation (“C&W”) (OSM, New CF&I, CF&I and C&W is each individually referred to herein as, a “Borrower” and, collectively, as the “Borrowers”); the other Credit Parties signatory hereto; GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (in its individual capacity, “GE Capital”), for itself, as Lender, and as Agent for Lenders; GE CAPITAL FINANCIAL, INC., as an L/C Issuer (an “L/C Issuer”); and the other Lenders signatory hereto from time to time.

RECITALS

                         WHEREAS, Borrowers have requested that Lenders extend a revolving credit facility to Borrowers of up to ONE HUNDRED SEVENTY-FIVE MILLION DOLLARS ($175,000,000) in the aggregate to be used in connection with the Refinancing (and to pay any related transaction expenses), in connection with the refinancing of the Noteholder Debt and for the financing of Borrowers’ ordinary working capital and general corporate needs (including anything specifically permitted hereunder); and for these purposes, Lenders are willing to make certain loans and other extensions of credit to Borrowers of up to such amount upon the terms and conditions set forth herein; and

                         WHEREAS, Borrowers have agreed to secure all of their obligations under the Loan Documents by granting to Agent, for the benefit of Agent and Lenders, a security interest in and lien upon, among other things, all of their existing and after-acquired Accounts and Inventory; and

                         WHEREAS, OREGON STEEL DE GUAYANA, INC., a Delaware corporation (“OSG”), a wholly-owned subsidiary of OSM, is willing to guarantee all of the obligations of Borrowers to Agent and Lenders under the Loan Documents and to pledge to Agent, for the benefit of Agent and Lenders, among other things, all of its existing and after-acquired Accounts and Inventory to secure such guaranty; and

                         WHEREAS, capitalized terms used in this Agreement shall have the meanings ascribed to them in Annex A and, for purposes of this Agreement and the other Loan Documents, the rules of construction set forth in Annex A shall govern.  All Annexes, Disclosure Schedules, Exhibits and other attachments (collectively, “Appendices”) hereto, or expressly identified to this Agreement, are incorporated herein by reference, and taken together with this Agreement, shall constitute but a single agreement.  These Recitals shall be construed as part of the Agreement.

                         NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

1.          AMOUNT AND TERMS OF CREDIT

             1.1          Credit Facility.

                            (a)          Revolving Credit Facility.

                                           (i)          Subject to the terms and conditions hereof, each Lender agrees to make available to Borrowers from time to time until the Commitment Termination Date its Pro Rata Share of advances (each, a “Revolving Credit Advance” and, collectively, the “Revolving Credit Advances).  The Pro Rata Share of the Revolving Loan of any Lender shall not at any time exceed its separate Revolving Loan Commitment.  The obligations of each Lender hereunder shall be several and not joint.  Until the Commitment Termination Date, Borrowers may borrow, repay and reborrow under this Section 1.1(a); provided, that the amount of any Revolving Credit Advance to be made at any time shall not exceed Borrowing Availability at such time.  Borrowing Availability may be reduced by Reserves imposed by Agent in its reasonable credit judgment.  Each Revolving Credit Advance shall be made on notice by Borrower Representative on behalf of the applicable Borrower to one of the representatives of Agent identified in Schedule 1.1 at the address specified therein.  Any such notice must be given no later than (1) 11:00 a.m. (Chicago time) on the Business Day of the proposed Revolving Credit Advance, in the case of an Index Rate Loan, or (2) 11:00 a.m. (Chicago time) on the date which is three (3) Business Days prior to the proposed Revolving Credit Advance, in the case of a LIBOR Loan.  Each such notice (each, a “Notice of Revolving Credit Advance”) must be given in writing (by telecopy or overnight courier) substantially in the form of Exhibit 1.1(a)(i), and shall include the information required in such Exhibit and such other information as may be required by Agent.  If any Borrower desires to have the Revolving Credit Advances bear interest by reference to a LIBOR Rate, Borrower Representative must comply with Section 1.5(e).

                                           (ii)          Except as provided in Section 1.12, Borrowers shall jointly and severally execute and deliver to each Lender a note to evidence the Revolving Loan Commitment of that Lender.  Each note shall be in the principal amount of the Revolving Loan Commitment of the applicable Lender and substantially in the form of Exhibit 1.1(a)(ii) (each, a “Revolving Note” and, collectively, the “Revolving Notes”).  Each Revolving Note shall represent the joint and several obligation of the Borrowers to pay the amount of the applicable Lender’s Revolving Loan Commitment or, if less, such Lender’s Pro Rata Share of the aggregate unpaid principal amount of all Revolving Credit Advances to Borrowers, together with interest thereon as prescribed in Section 1.5.  The entire unpaid balance of the aggregate Revolving Loan and all other non-contingent Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date.

                            (b)          [Intentionally Reserved.]

                            (c)          [Intentionally Reserved.]

                            (d)          Reliance on Notices; Appointment of Borrower Representative.  Agent shall be entitled to rely upon, and shall be fully protected in relying upon, any Notice of Revolving Credit Advance, Notice of Conversion/Continuation or similar notice reasonably believed by Agent to be genuine.  Agent may assume that each Person executing and delivering any notice in accordance herewith was duly authorized, unless the responsible individual acting thereon for Agent has actual knowledge to the contrary.  Each Credit Party hereby designates OSM as its representative and agent on its behalf for the purposes of issuing Notices of Revolving Credit Advances and Notices of Conversion/Continuation, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, requesting Letters of Credit, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants, entering into amendments and executing and delivering Borrowing Base Certificates) on behalf of any Credit Party or Credit Parties under the Loan Documents.  Borrower Representative hereby accepts such appointment.  Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from Borrower Representative as a notice or communication from all Credit Parties, and may give any notice or communication required or permitted to be given to any Credit Party or Credit Parties hereunder to Borrower Representative on behalf of such Credit Party or Credit Parties.  Each Credit Party agrees that each notice, election, representation and warranty, covenant, agreement, amendment, certificate and undertaking made on its behalf by Borrower Representative shall be deemed for all purposes to have been made by such Credit Party and shall be binding upon and enforceable against such Credit Party to the same extent as if the same had been made directly by such Credit Party.

             1.2          Letters of Credit.  Subject to and in accordance with the terms and conditions contained herein and in Annex B, Borrower Representative, on behalf of the applicable Borrower, shall have the right to request, and Lenders agree to incur, or purchase participations in, Letter of Credit Obligations in respect of each Borrower.

             1.2A       Swap Related Reimbursement Obligations.

                             (a)          Borrowers agree to reimburse GE Capital in immediately available funds in the amount of any payment made by GE Capital under a Swap Related L/C (such reimbursement obligation, whether contingent upon payment by GE Capital under the Swap Related L/C or otherwise, being herein called a “Swap Related Reimbursement Obligation”).  No Swap Related Reimbursement Obligation for any Swap Related L/C may exceed the amount of the payment obligations owed by Borrowers under the interest rate protection or hedging agreement or transaction supported by the Swap Related L/C.

                             (b)          A Swap Related Reimbursement Obligation shall be due and payable by Borrowers within one (1) Business Day after the date on which the related payment is made by GE Capital under the Swap Related L/C.

                             (c)          Any Swap Related Reimbursement Obligation shall, during the period in which it is unpaid, bear interest at the rate per annum equal to the LIBOR Rate plus one percent (1%), as if the unpaid amount of the Swap Related Reimbursement Obligation were a LIBOR Loan, and not at any otherwise applicable Default Rate.  Such interest shall be payable upon demand.  The following additional provisions apply to the calculation and charging of interest on Swap Related Reimbursement Obligations by reference to the LIBOR Rate:

                                            (i)          The LIBOR Rate shall be determined for each successive one-month LIBOR Period during which the Swap Related Reimbursement Obligation is unpaid, notwithstanding the occurrence of any Event of Default and even if the LIBOR Period were to extend beyond the Commitment Termination Date.

                                            (ii)          If a Swap Related Reimbursement Obligation is paid during a monthly period for which the LIBOR Rate is determined, interest shall be pro-rated and charged for the portion of the monthly period during which the Swap Related Reimbursement Obligation was unpaid.  Section 1.13(b) shall not apply to any payment of a Swap Related Reimbursement Obligation during the monthly period.

                                            (iii)          Notwithstanding the last paragraph of the definition of “LIBOR Rate”, if the LIBOR Rate is no longer available from Telerate News Service, the LIBOR Rate with respect to Swap Related Reimbursement Obligations shall be determined by GE Capital from such financial reporting service or other information available to GE Capital as in GE Capital’s reasonable discretion indicates GE Capital’s cost of funds.

                             (d)          Except as provided in the foregoing provisions of this Section 1.2A and in Section 11.3, Borrowers shall not be obligated to pay to GE Capital or any of its Affiliates any Letter of Credit Fee, or any other fees, charges or expenses, in respect of a Swap Related L/C or arranging for any interest rate protection or hedging agreement or transaction supported by the Swap Related L/C.  GE Capital and its Affiliates shall look to the beneficiary of a Swap Related L/C for payment of any such letter of credit fees or other fees, charges or expenses and such beneficiary may factor such fees, charges, or expenses into the pricing of any interest rate protection or hedging arrangement or transaction supported by the Swap Related L/C.

                             (e)          If any Swap Related L/C is revocable prior to its scheduled expiry date, GE Capital agrees not to revoke the Swap Related L/C unless the Commitment Termination Date or an Event of Default has occurred.

                             (f)          GE Capital or any of its Affiliates shall be permitted to (i) provide confidential or other information furnished to it by any of the Credit Parties (including, without limitation, copies of any documents and information in or referred to in the Closing Checklist, Financial Statements and Compliance Certificates) to a beneficiary or potential beneficiary of a Swap Related L/C and (ii) receive confidential or other information from the beneficiary or potential beneficiary relating to any agreement or transaction supported or to be supported by the Swap Related L/C.  However, no confidential information shall be provided to any Person under this paragraph unless the Person has agreed to comply with the covenant substantially as contained in Section 11.8 of this Agreement.

             1.3          Prepayments.

                             (a)          Voluntary Prepayments; Reductions in Revolving Loan Commitments.  Borrowers may at any time on at least five (5) days’ prior written notice by Borrower Representative to Agent permanently reduce (but not terminate) the Revolving Loan Commitment; provided, that (A) any such prepayments or reductions shall be in a minimum amount of $5,000,000 and integral multiples of $250,000 in excess of such amount, (B) the

Revolving Loan Commitment shall not be reduced to an amount less than $50,000,000, and (C) after giving effect to such reductions, Borrowers shall comply with Section 1.3(b)(i).  In addition, Borrowers may at any time on at least ten (10) days’ prior written notice by Borrower Representative to Agent terminate the Revolving Loan Commitment; provided, that upon such termination, all Loans and other Obligations shall be immediately due and payable in full and all Letter of Credit Obligations shall be cash collateralized or otherwise satisfied in accordance with Annex B hereto.  Any voluntary reduction or termination of the Revolving Loan Commitment must be accompanied by payment of any LIBOR funding breakage costs in accordance with Section 1.13(b).  Upon any such reduction or termination of the Revolving Loan Commitment, each Borrower’s right to request Revolving Credit Advances, or request that Letter of Credit Obligations be incurred on its behalf shall simultaneously be permanently reduced or terminated, as the case may be; provided, that a permanent reduction of the Revolving Loan Commitment shall not require a corresponding pro rata reduction in the L/C Sublimit.  Each notice of partial prepayment shall designate the Loans or other Obligations to which such prepayment is to be applied.

                             (b)          Mandatory Prepayments.

                                            (i)          If at any time the aggregate outstanding balance of the Revolving Loan exceeds the lesser of (A) the Maximum Amount or (B) the Borrowing Base, Borrowers shall immediately repay the aggregate outstanding Revolving Credit Advances to the extent required to eliminate such excess.  If any such excess remains after repayment in full of the aggregate outstanding Revolving Credit Advances, Borrowers shall provide cash collateral for the Letter of Credit Obligations in the manner set forth in Annex B to the extent required to eliminate such excess.

                                            (ii)          [Intentionally Reserved.]

                                            (iii)          If any Borrower or any other Credit Party issues Indebtedness (other than Indebtedness permitted under Section 6.3), no later than the Business Day following the date of receipt of the proceeds thereof, Borrowers shall prepay the Loans (and cash collateralize the Letter of Credit Obligations) in an amount equal to all such proceeds, net of underwriting discounts and commissions and other reasonable costs paid to non-Affiliates in connection therewith.  Any such prepayment shall be applied in accordance with Section 1.3(c).

                             (c)          Application of Certain Mandatory Prepayments.  Any prepayments made by Borrower pursuant to Section 1.3(b)(iii) above shall be applied as follows:  first, to Fees and reimbursable expenses of Agent then due and payable pursuant to any of the Loan Documents; second, to interest then due and payable on the Revolving Credit Advances; third, to the principal balance of the Revolving Credit Advances outstanding to Borrowers until the same has been paid in full; fourth, to any Letter of Credit Obligations of Borrowers to provide cash collateral therefor in the manner set forth in Annex B, until all such Letter of Credit Obligations have been fully cash collateralized in the manner set forth in Annex B.  The Revolving Loan Commitment shall not be permanently reduced by the amount of any such prepayments.

                             (d)          Application of Prepayments from Insurance.  Prepayments from insurance in accordance with Section 5.4 shall be applied in accordance with Section 1.3(c).

                             (e)          No Implied Consent.  Nothing in this Section 1.3 shall be construed to constitute Agent’s or any Lender’s consent to any transaction that is not permitted by other provisions of this Agreement or the other Loan Documents.

             1.4          Use of Proceeds.  Borrowers shall utilize the proceeds of the Loans solely for the Refinancing (and to pay any related transaction expenses), in connection with the refinancing of the Noteholder Debt and for the financing of Borrowers’ ordinary working capital and general corporate needs (including anything specifically permitted hereunder).  For purposes of clarity, no proceeds of the Loans will be used by any Borrower to repay, prepay or otherwise satisfy intercompany Indebtedness incurred prior to the Closing Date and owing to any other Credit Party.

             1.5          Interest and Applicable Margins.

                             (a)          Borrowers shall pay interest to Agent, for the ratable benefit of Lenders in accordance with the various Loans being made by each Lender, in arrears on each applicable Interest Payment Date, with respect to the Revolving Credit Advances, at the Index Rate plus the Applicable Revolver Index Margin per annum or, at the election of Borrower Representative, at the applicable LIBOR Rate plus the Applicable Revolver LIBOR Margin per annum, based on the aggregate Revolving Credit Advances outstanding from time to time.

As of the Closing Date, the Applicable Margins are as follows:

Applicable Revolver Index Margin	0.000%
Applicable Revolver LIBOR Margin	0.875%

The Applicable Margins may be adjusted by reference to the following grid:

Average Quarterly Borrowing Availability	Applicable Revolver Index Margin	Applicable Revolver LIBOR Margin

Greater than $50,000,000	0.00%	0.875%
Less than or equal to $50,000,000	0.25%	1.125%

                             Adjustments in the Applicable Margins commencing with the Fiscal Quarter ending June 30, 2006 shall be implemented quarterly on a prospective basis, on each January 1, April 1, July 1 or October 1 occurring thereafter, based on Agent’s determination on each such date of Borrowers’ average Borrowing Availability for the immediately preceding Fiscal Quarter.  If an Event of Default has occurred and is continuing at the time any reduction in the Applicable Margins is to be implemented, that reduction shall be deferred until the first day of the first calendar month following the date on which such Event of Default is waived in writing or cured.

                             (b)          Solely for purposes of the payment of interest and not in connection with the calculation of the Financial Covenants or otherwise, if any payment on any Loan becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day (except as set forth in the definition of LIBOR Period) and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

                             (c)          All computations of Fees calculated on a per annum basis and interest shall be made by Agent on the basis of a 360-day year, in each case for the actual number of days occurring in the period for which such interest and Fees are payable.  The Index Rate is a floating rate determined for each day.  Each determination by Agent of an interest rate and Fees hereunder shall be presumptive evidence of the correctness of such rates and Fees, absent manifest error.

                             (d)          So long as an Event of Default has occurred and is continuing under Section 8.1(a), (h) or (i) or so long as any other Event of Default has occurred and is continuing and at the election of Agent (or upon the written request of Requisite Lenders) confirmed by written notice from Agent to Borrower Representative, the interest rates applicable to the Loans and the Letter of Credit Fees shall be increased by two percentage points (2%) per annum above the rates of interest or the rate of such Fees otherwise applicable hereunder unless Agent or Requisite Lenders elect to impose a smaller increase (the “Default Rate”), and all outstanding Obligations shall bear interest at the Default Rate applicable to such Obligations.  Interest and Letter of Credit Fees at the Default Rate shall accrue from the initial date of such Event of Default until that Event of Default is cured or waived in writing and shall be payable upon demand.

                             (e)          Subject to the conditions precedent set forth in Section 2.2, Borrower Representative shall have the option to (i) request that any Revolving Credit Advance be made as a LIBOR Loan, (ii) convert at any time all or any part of outstanding Loans from Index Rate Loans to LIBOR Loans, (iii) convert any LIBOR Loan to an Index Rate Loan upon payment of an administrative fee of $250 and subject to payment of LIBOR breakage costs in accordance with Section 1.13(b) if such conversion is made prior to the expiration of the LIBOR Period applicable thereto, or (iv) continue all or any portion of any Loan as a LIBOR Loan upon the expiration of the applicable LIBOR Period and the succeeding LIBOR Period of that continued Loan shall commence on the first day after the last day of the LIBOR Period of the Loan to be continued.  Any Loan or group of Loans having the same proposed LIBOR Period to be made or continued as, or converted into, a LIBOR Loan must be in a minimum amount of $5,000,000 and integral multiples of $500,000 in excess of such amount.  Any such election must be made by 11:00 a.m. (Chicago time) on the third (3rd) Business Day prior to (1) the date of any proposed Advance which is to bear interest at the LIBOR Rate, (2) the end of each LIBOR Period with respect to any LIBOR Loans to be continued as such, or (3) the date on which Borrower Representative wishes to convert any Index Rate Loan to a LIBOR Loan for a LIBOR Period designated by Borrower Representative in such election.  If no election is received with respect to a LIBOR Loan by 11:00 a.m. (Chicago time) on the third (3rd) Business Day prior to the end of the LIBOR Period with respect thereto (or if a Default or an Event of Default has occurred and is continuing or if the additional conditions precedent set forth in Section 2.2 shall not have been satisfied), that LIBOR Loan shall be converted to an Index Rate Loan at the end of its LIBOR

Period.  Borrower Representative must make such election by notice to Agent in writing, by telecopy or overnight courier.  In the case of any conversion or continuation, such election must be made pursuant to a written notice (each, a “Notice of Conversion/Continuation”) in the form of Exhibit 1.5(e).

                             (f)          Notwithstanding anything to the contrary set forth in this Section 1.5, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrowers shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.  In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate.

             1.6           Eligible Accounts.  All of the Accounts owned by each Borrower and reflected in the most recent Borrowing Base Certificate delivered by Borrower Representative to Agent shall be “Eligible Accounts” for purposes of this Agreement, except any Account to which any of the exclusionary criteria set forth below applies.  Agent shall have the right to establish, modify or eliminate Reserves against Eligible Accounts from time to time in its reasonable credit judgment.  In addition, Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the criteria set forth below and to establish new criteria, and to adjust advance rates with respect to Eligible Accounts, in each case, in its reasonable credit judgment.  Unless otherwise agreed by Agent in writing, Eligible Accounts shall not include any Account of any Borrower:

                             (a)          that does not arise from the sale of goods or the performance of services by such Borrower in the ordinary course of its business;

                             (b)          (i) upon which such Borrower’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever, (ii) as to which such Borrower is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process or binding arbitration or (iii) if the Account represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to such Borrower’s completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer;

                             (c)          in the event that any defense, counterclaim, complaint, setoff or dispute is asserted as to such Account, but only to the extent of such defense, counterclaim, complaint, setoff or dispute;

                             (d)          that is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

                             (e)          with respect to which an invoice, reasonably acceptable to Agent in form and substance, has not been sent to the applicable Account Debtor;

                             (f)          that (i) is not owned by such Borrower or (ii) is subject to any Lien of any other Person, other than Liens in favor of Agent, on behalf of itself and Lenders;

                             (g)          that arises from a sale to any director, officer, other employee or Affiliate of any Credit Party, or to any entity that has any common officer or director with any Credit Party;

                             (h)          that is the obligation of an Account Debtor that is the United States government or a political subdivision thereof, or any state, county or municipality or department, agency or instrumentality thereof unless Agent, in its sole discretion, has agreed to the contrary in writing and such Borrower, if necessary or desirable, has complied with respect to such obligation with the Federal Assignment of Claims Act of 1940, or any applicable state, county or municipal law restricting assignment thereof;

                             (i)          that is the obligation of an Account Debtor located in a foreign country other than Canada unless payment thereof is assured by a letter of credit assigned and delivered to Agent, reasonably satisfactory to Agent as to form, amount and issuer;

                             (j)          to the extent such Borrower or any Subsidiary thereof is liable for goods sold or services rendered by the applicable Account Debtor to such Borrower or any Subsidiary thereof but only to the extent of the potential offset;

                             (k)          that arises with respect to goods that are delivered on a bill-and-hold, cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional; provided, that Agent, in its reasonable credit judgment, may deem an Account of a Borrower which arises from a bill-and-hold sale of such Borrower in the ordinary course of business and which otherwise satisfies the criteria for Eligible Accounts set forth hereunder to be an Eligible Account, if (v) such sale is unconditional and not subject to any repurchase obligation or return right, (w) the Account Debtor with respect thereto has inspected and approved the goods which are the subject of such sale and agreed in writing that title to such goods has passed to such Account Debtor, (x) such goods are not subject to any Lien of any creditor, (y) such goods are segregated from Borrowers’ Inventory and identified as goods of such Account Debtor, and (z) the aggregate net amount of Accounts arising from such sales and not paid in full within thirty (30) days following the date of invoice which are included as Eligible Accounts shall not exceed $5,000,000;

                             (l)          that is in default; provided, that, without limiting the generality of the foregoing, an Account shall be deemed in default upon the occurrence of any of the following:

                                            (i)          the Account is not paid within the earlier of:  sixty (60) days following its due date or ninety (90) days following its original invoice date;

                                            (ii)          the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or

                                            (iii)          a petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors;

                             (m)          that is the obligation of an Account Debtor if fifty percent (50%) or more of the Dollar amount of all Accounts owing by that Account Debtor are ineligible under the other criteria set forth in this Section 1.6;

                             (n)          as to which Agent’s Lien thereon, on behalf of itself and Lenders, is not a first-priority, perfected Lien;

                             (o)          as to which any of the representations or warranties in the Loan Documents are untrue;

                             (p)          to the extent such Account is evidenced by a judgment, Instrument or Chattel Paper;

                             (q)          to the extent such Account exceeds any credit limit for that Account Debtor established by Agent, in its reasonable credit judgment;

                             (r)          to the extent that such Account, together with all other Accounts owing by such Account Debtor and its Affiliates as of any date of determination exceed fifteen percent (15%) of all Eligible Accounts at such time, but only to the extent of such excess; provided, that Agent may, in its sole discretion, deem an Account which does not satisfy the criteria of this clause (r) but which otherwise satisfies the criteria for Eligible Accounts set forth hereunder to be an Eligible Account, if Agent approves of the terms of the underlying contract under which such Account is derived and/or the credit and/or bond rating of such Account Debtor; or

                             (s)          that is payable in any currency other than Dollars.

            1.7           Eligible Inventory.  All of the Inventory owned by each Borrower and reflected in the most recent Borrowing Base Certificate delivered by Borrower Representative to Agent shall be “Eligible Inventory” for purposes of this Agreement, except any Inventory to which any of the exclusionary criteria set forth below applies.  Agent shall have the right to establish, modify or eliminate Reserves against Eligible Inventory from time to time in its reasonable credit judgment.  In addition, Agent reserves the right, at any time and from time to time after the Closing Date, to adjust of the criteria set forth below and to establish new criteria and to adjust advance rates with respect to Eligible Inventory, in each case, in its reasonable credit judgment.  Unless otherwise agreed by Agent in writing, Eligible Inventory shall not include any Inventory of any Borrower that:

                             (a)          is not owned by such Borrower free and clear of all Liens and rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure such Borrower’s performance with respect to that Inventory), except the Liens in favor of Agent, on behalf of itself and Lenders, and Permitted Encumbrances in favor of landlords and bailees to the extent permitted in Section 5.9 hereof (subject to Reserves established by Agent in accordance with Section 5.9 hereof);

                             (b)          unless consented to in writing by Agent, (i) is not located on premises owned, leased or rented by such Borrower and set forth in Disclosure Schedule (3.2), (ii) is stored at a leased location, unless Agent has given its prior consent thereto and unless either (x) a reasonably satisfactory landlord waiver has been delivered to Agent, or (y) Reserves reasonably satisfactory to Agent have been established with respect thereto, (iii) is stored with a bailee or warehouseman unless a reasonably satisfactory, acknowledged bailee letter has been received by Agent and Reserves reasonably satisfactory to Agent have been established with respect thereto, (iv) is located at an owned location subject to a mortgage in favor of a lender other than Agent unless a reasonably satisfactory mortgagee waiver has been delivered to Agent, or (v) is located at any site if the aggregate book value of Inventory at any such location is less than $500,000;

                             (c)          is placed on consignment or is in transit (unless consented to in writing by Agent);

                             (d)          is covered by a negotiable document of title, unless such document has been delivered to Agent with all necessary endorsements, free and clear of all Liens except those in favor of Agent and Lenders;

                             (e)          is obsolete, slow moving (in excess of one year’s supply), unsalable, shopworn, seconds, damaged (that is outside the range of tolerances that are customarily accepted by customers of the Borrowers or have been specifically rejected by any customer) or unfit for sale; provided, at Agent’s sole discretion, Eligible Inventory may include excess prime Inventory;

                             (f)          consists of display items or packing or shipping materials, manufacturing supplies, stores, work-in-process Inventory (other than Semi-Finished Goods) or replacement parts;

                             (g)          consists of goods which have been returned by the buyer that are not either currently usable or currently saleable in the ordinary course of such Borrower’s business;

                             (h)          is not of a type held for sale in the ordinary course of such Borrower’s business;

                             (i)          is not subject to a first-priority, perfected Lien in favor of Agent on behalf of itself and Lenders, subject to Permitted Encumbrances as set forth in clause (e) of the definition thereof (subject to Reserves satisfactory to Agent);

                             (j)          breaches any of the representations or warranties pertaining to Inventory set forth in the Loan Documents;

                             (k)          consists of Hazardous Materials or goods that can be transported or sold only with licenses that are not readily available;

                             (l)          is not covered by insurance to the extent required by this Agreement; or

                             (m)          is subject to any patent or trademark license requiring the payment of royalties or fees or requiring the consent of the licensor for a sale thereof by Agent.

            1.8           Cash Management Systems.  On or prior to the Closing Date, the Credit Parties will establish and will maintain until the Termination Date, the cash management systems described in Annex C (collectively, the “Cash Management Systems”).

            1.9           Fees.

                             (a)          Borrowers shall pay to GE Capital, individually, the Fees specified in the GE Capital Fee Letter.

                             (b)          As additional compensation for the Lenders, Borrowers shall pay to Agent, for the ratable benefit of Lenders, in arrears, on the first Business Day of each month prior to the Commitment Termination Date and on the Commitment Termination Date, a Fee for Borrowers’ non-use of available funds in an amount equal to:

                                            (i)          until July 1, 2006,

                              (A)          with respect to the first $125,000,000 of the Commitments, an amount equal to (I) 0.125% per annum (calculated on the basis of a 360-day year for actual days elapsed), if Usage with respect to such portion of the Commitments is greater than or equal to 70% of the Maximum Amount, or (II) 0.25% per annum (calculated on the basis of a 360-day year for actual days elapsed), if Usage with respect to such portion of the Commitments is less than 70% of the Maximum Amount, multiplied by the difference between (x) the Maximum Amount (as it may be reduced from time to time) and (y) the average for the period of the daily closing balances of the aggregate Revolving Loan outstandi ng during the period for which such Fee is due (the result of the calculation in this clause (y) being, the “Usage”, which may be expressed as a percentage or a dollar amount), and

                              (B)          with respect to the last $50,000,000 of the Commitments, an amount equal to 0.125% per annum (calculated on the basis of a 360-day year for actual days elapsed) multiplied by the difference between (x) the Maximum Amount (as it may be reduced from time to time) and (y) the Usage for the period for which such Fee is due; and

                                            (ii)          after July 1, 2006, with respect to all Commitments, an amount equal to (A) 0.125% per annum (calculated on the basis of a 360-day year for actual days elapsed), if Usage is greater than or equal to 50% of the Maximum Amount (as it may be reduced from time to time), or (B) 0.25% per annum (calculated on the basis of a 360-day year for actual days elapsed), if Usage is less than 50% of the Maximum Amount (as it may be reduced from time to time), multiplied by the difference between (x) the Maximum Amount (as it may be reduced from time to time) and (y) the Usage for the period for which such Fee is due.

                             (c)          Borrowers shall pay to Agent, for the ratable benefit of Lenders, the Letter of Credit Fee as provided in Annex B.

            1.10          Receipt of Payments.  Borrowers shall make each payment under this Agreement not later than 2:00 p.m. (New York time) on the day when due in immediately available funds in Dollars to the Collection Account.  For purposes of computing interest and Fees and determining Borrowing Availability as of any date, all payments shall be deemed received on the Business Day on which immediately available funds therefor are received in the Collection Account prior to 2:00 p.m. (New York time).  Payments received after 2:00 p.m. (New York time) on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day.

            1.11          Application and Allocation of Payments.

                             (a)          So long as no Event of Default has occurred and is continuing, (i) payments consisting of proceeds of Accounts received in the ordinary course of business shall be applied to the Revolving Loan; (ii) payments matching specific scheduled payments then due shall be applied to those scheduled payments; (iii) voluntary prepayments shall be applied as determined by Borrower Representative, subject to the provisions of Section 1.3(a); and (iv) mandatory prepayments shall be applied as set forth in Sections 1.3(c).  All payments and prepayments applied to a particular Loan shall be applied ratably to the portion thereof held by each Lender as determined by its Pro Rata Share.  As to any other payment, and as to all payments made when an Event of Default has occurred and is continuing or following the Commitment Termination Date, each Borrower hereby irrevocably waives the right to direct the application of any and all payments received from or on behalf of such Borrower, and each Borrower hereby irrevocably agrees that Agent shall have the continuing exclusive right to apply any and all such payments against the Obligations of Borrowers as Agent may deem advisable notwithstanding any previous entry by Agent in the Loan Account or any other books and records.  In all circumstances, after the acceleration or maturity of the Obligations, all payments and proceeds of Collateral shall be applied to amounts then due and payable in the following order:  (1) to reimburse the L/C Issuer for all unreimbursed draws or payments made by it under Letters of Credit; (2) to Fees and Agent’s expenses reimbursable hereunder; (3) to interest on the Loans and unpaid Swap Related Reimbursement Obligations, ratably in proportion to the interest accrued as to each Loan and unpaid Swap Related Reimbursement Obligations, as applicable; (4) to principal payments on the Loans and unpaid Swap Related Reimbursement Obligations and to provide cash collateral for Letter of Credit Obligations in the manner described in Annex B, ratably to the aggregate, combined principal balance of the Loans, unpaid Swap Related Reimbursement Obligations and outstanding Letter of Credit Obligations; and (5) to all other Obligations, including expenses of Lenders to the extent reimbursable under Section 11.3.

                             (b)          Agent is authorized to, and at its sole election may, charge to the Revolving Loan balance on behalf of each Borrower and cause to be paid all Fees, expenses, Charges, costs (including insurance premiums in accordance with Section 5.4(a)) and interest and principal, other than principal of the Revolving Loan, owing by Borrowers under this Agreement or any of the other Loan Documents if and to the extent Borrowers fail to pay promptly any such amounts as and when due, even if the amount of such charges would exceed Borrowing Availability at such time.  At Agent’s option and to the extent permitted by law, any charges so made shall constitute part of the Revolving Loan hereunder secured for all purposes by the Collateral ..

            1.12          Loan Account and Accounting.  Agent shall maintain a loan account (the “Loan Account”) on its books to record:  all Advances, all payments made by Borrowers, and all other debits and credits as provided in this Agreement with respect to the Loans or any other Obligations.  All entries in the Loan Account shall be made in accordance with Agent’s customary accounting practices as in effect from time to time.  The balance in the Loan Account, as recorded on Agent’s most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrowers; provided, that any failure to so record or any error in so recording shall not limit or otherwise affect any Borrower’s duty to pay the Obligations.  Agent shall render to Borrower Representative a monthly accounting of transactions with respect to the Loans setting forth the balance of the Loan Account as to each Borrower for the immediately preceding month.  Unless Borrower Representative notifies Agent in writing of any objection to any such accounting (specifically describing the basis for such objection), within sixty (60) days after the date thereof, each and every such accounting shall, absent manifest error, be presumptive evidence of all matters reflected therein.  Only those items expressly objected to in such notice shall be deemed to be disputed by Borrowers.  Notwithstanding any provision herein contained to the contrary, any Lender may elect (which election may be revoked) to dispense with the issuance of Notes to that Lender and may rely on the Loan Account as evidence of the amount of Obligations from time to time owing to it.

            1.13          Indemnity.

                             (a)          Each Credit Party that is a signatory hereto shall jointly and severally indemnify and hold harmless each of Agent, Lenders and their respective Affiliates, and each such Person’s respective officers, directors, employees, attorneys, agents and representatives (each, an “Indemnified Person”), from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including reasonable attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) that may be instituted or asserted by any third party or by any Credit Party against, or incurred by, any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents and the administration of such credit, and in connection with or arising out of the transactions contemplated hereunder and thereunder and any actions or failures to act in connection therewith, including any and all Environmental Liabilities and legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Loan Documents (collectively, “Indemnified Liabilities”); provided, that no such Credit Party shall be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results from (i) that Indemnified Person’s gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction, or (ii) a dispute solely between or among Agent or a Lender, on the one hand, and any Lender or Lenders, on the other hand, which does not in any manner arise from any action or inaction of any Credit Party.  NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS

DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

                             (b)          To induce Lenders to provide the LIBOR Rate option on the terms provided herein, if (i) any LIBOR Loans are repaid in whole or in part prior to the last day of any applicable LIBOR Period (whether that repayment is made pursuant to any provision of this Agreement or any other Loan Document or occurs as a result of acceleration, by operation of law or otherwise); (ii) any Borrower shall default in payment when due of the principal amount of or interest on any LIBOR Loan; (iii) any Borrower shall refuse to accept any borrowing of, or shall request a termination of, any borrowing of, conversion into or continuation of, LIBOR Loans after Borrower Representative has given notice requesting the same in accordance herewith; or (iv) any Borrower shall fail to make any prepayment of a LIBOR Loan after Borrower Representative has given a notice thereof in accordance herewith, then Borrowers shall jointly and severally indemnify and hold harmless each Lender from and against all losses, costs and expenses resulting from or arising from any of the foregoing.  Such indemnification shall include any loss (including loss of margin) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate deposits from which such funds were obtained.  For the purpose of calculating amounts payable to a Lender under this subsection, each Lender shall be deemed to have actually funded its relevant LIBOR Loan through the purchase of a deposit bearing interest at the LIBOR Rate in an amount equal to the amount of that LIBOR Loan and having a maturity comparable to the relevant LIBOR Period; provided, that each Lender may fund each of its LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection.  This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.  As promptly as practicable under the circumstances, each Lender shall provide Borrower Representative with its written calculation of all amounts payable pursuant to this Section 1.13(b), and such calculation shall be binding on the parties hereto unless Borrower Representative shall object in writing within twenty (20) Business Days of receipt thereof, specifying the basis for such objection in detail.  The payment of any amounts due under this Section 1.13(b) by Borrowers as a result of any of the events described in clause (i) (other than as a result of acceleration following an Event of Default), clause (iii) or clause (iv) above shall constitute a cure of any Default or Event of Default arising solely from such events.

            1.14          Access.  Each Credit Party that is a party hereto shall, during normal business hours, from time to time upon three (3) Business Days’ prior notice as frequently as Agent reasonably determines to be appropriate:  (a) provide Agent and any of its officers, employees and agents access to its properties, facilities, advisors, officers and employees of each Credit Party and to the Collateral, (b) permit Agent, and any of its officers, employees and agents, to inspect, audit and make extracts from any Credit Party’s books and records, and (c) permit Agent, and its officers, employees and agents, to inspect, review, evaluate and make test verifications and counts of the Accounts, Inventory and other Collateral of any Credit Party; provided, that, in each case, unless such rights are exercised following the occurrence and during the continuance of an Event of Default, such access rights shall be exercised in a manner which does not unreasonably interfere with the Credit Parties’ businesses or operations.  If an Event of

Default has occurred and is continuing, each such Credit Party shall provide such access to Agent and to each Lender at all times and without advance notice.  Furthermore, so long as any Event of Default has occurred and is continuing, Borrowers shall provide Agent and each Lender with access to their suppliers and customers.  Each Credit Party shall make available to Agent and its counsel reasonably promptly originals or copies of all books and records that Agent may reasonably request.  Each Credit Party shall deliver any document or instrument necessary for Agent, as it may from time to time reasonably request, to obtain records from any service bureau or other Person that maintains records for such Credit Party, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by such Credit Party.  As long as Gross Availability is in excess of $100,000,000, Agent may conduct a field collateral audit of Borrowers at the expense of Borrowers no more than once during each Fiscal Year (provided, no such limitation shall apply at any time Gross Availability is less than $100,000,000 or at any time following the occurrence and during the continuance of an Event of Default).  Agent will give Lenders at least ten (10) days’ prior written notice of regularly scheduled audits.  Representatives of other Lenders may accompany Agent’s representatives on regularly scheduled audits at no charge to Borrowers.

            1.15          Taxes.

                             (a)          Any and all payments by each Borrower hereunder (including any payments made pursuant to Section 12) or under the Notes shall be made, in accordance with this Section 1.15, free and clear of and without deduction for any and all present or future Taxes.  If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder (including any sum payable pursuant to Section 12) or under the Notes, (i) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 1.15) Agent or Lenders, as applicable, receive an amount equal to the sum they would have received had no such deductions been made, (ii) such Borrower shall make such deductions, and (iii) such Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law.  Within thirty (30) days after the date of any payment of Taxes, Borrower Representative shall furnish to Agent the original or a certified copy of a receipt evidencing payment thereof.

                             (b)          Each Credit Party that is a signatory hereto shall jointly and severally indemnify and, within thirty (30) days of demand therefor, pay Agent and each Lender for the full amount of Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this Section 1.15) paid by Agent or such Lender, as appropriate, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted.

                             (c)          Each Lender organized under the laws of a jurisdiction outside the United States (each, a “Foreign Lender”) as to which payments to be made under this Agreement or under the Notes are exempt from United States withholding tax under an applicable statute or tax treaty shall provide to Borrower Representative and Agent a properly completed and executed IRS Form W-8ECI or Form W-8BEN or other applicable form, certificate or document prescribed by the IRS or the United States certifying as to such Foreign Lender’s entitlement to such exemption (each, a “Certificate of Exemption”).  Any foreign Person that seeks to become a

Lender under this Agreement shall provide a Certificate of Exemption to Borrower Representative and Agent prior to becoming a Lender hereunder.  No foreign Person may become a Lender hereunder if such Person fails to deliver a Certificate of Exemption in advance of becoming a Lender.

            1.16          Capital Adequacy; Increased Costs; Illegality.

                             (a)          If any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by any Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law), in each case, adopted after the Closing Date, from any central bank or other Governmental Authority increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender and thereby reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder, then Borrowers shall from time to time upon demand by such Lender issued within one hundred twenty (120) days after the adoption thereof and setting forth a calculation of the reduction (with a copy of such demand to Agent) pay to Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction.  A certificate as to the amount of that reduction and showing the basis of the computation thereof submitted by such Lender to Borrower Representative and to Agent shall, absent manifest error, be presumptive evidence of the matters set forth therein.

                             (b)          If, due to either (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof) or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case adopted after the Closing Date, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining any Loan, then Borrowers shall from time to time, upon demand by such Lender issued within one hundred twenty (120) days after the introduction thereof or compliance therewith and setting forth a calculation of such increased costs (with a copy of such demand to Agent), pay to Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost.  A certificate as to the amount of such increased cost, submitted to Borrower Representative and to Agent by such Lender, shall be presumptive evidence of the matters set forth therein) absent manifest error.  Each Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, the affected Lender shall, to the extent not inconsistent with such Lender’s internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrowers pursuant to this Section 1.16(b).

                             (c)          Notwithstanding anything to the contrary contained herein, if the introduction of or any change in any law or regulation (or any change in the interpretation thereof) shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain any LIBOR Loan, then, unless that Lender is able to make or to continue to fund or to maintain such LIBOR Loan at another branch or office of that Lender without, in that Lender’s reasonable opinion, materially adversely affecting it or its Loans or the income obtained therefrom, on notice thereof and demand therefor by such Lender to Borrower Representative through Agent,

(i) the obligation of such Lender to agree to make or to make or to continue to fund or maintain LIBOR Loans shall terminate and (ii) each Borrower shall forthwith prepay in full all outstanding LIBOR Loans owing by such Borrower to such Lender, together with interest accrued thereon, unless Borrower Representative on behalf of such Borrower, within five (5) Business Days after the delivery of such notice and demand, converts all such LIBOR Loans into Index Rate Loans.

                             (d)          Within thirty (30) days after receipt by Borrower Representative of written notice and demand from any Lender (each, an “Affected Lender”) for payment of additional amounts or increased costs as provided in Sections 1.15(a), 1.15(b), 1.16(a) or 1.16(b), Borrower Representative may, at its option, notify Agent and such Affected Lender of its intention to replace the Affected Lender.  So long as no Default or Event of Default has occurred and is continuing, Borrower Representative, with the consent of Agent, may obtain, at Borrowers’ expense, a replacement Lender (each, a “Replacement Lender”) for the Affected Lender, which Replacement Lender must be reasonably satisfactory to Agent.  If Borrowers obtain a Replacement Lender within one hundred twenty (120) days following notice of their intention to do so, the Affected Lender must sell and assign its Loans and Commitments to such Replacement Lender for an amount equal to the principal balance of all Loans held by the Affected Lender and all accrued interest and Fees with respect thereto through the date of such sale and such assignment shall not require the payment of an assignment fee to Agent; provided, that Borrowers shall have reimbursed such Affected Lender for the additional amounts or increased costs that it is entitled to receive under Sections 1.15(a), 1.15(b), 1.16(a) and 1.16(b) of this Agreement through the date of such sale and assignment.  Notwithstanding the foregoing, Borrowers shall not have the right to obtain a Replacement Lender if the Affected Lender rescinds its demand for increased costs or additional amounts within 15 days following its receipt of Borrowers’ notice of intention to replace such Affected Lender.  Furthermore, if Borrowers give a notice of intention to replace and do not so replace such Affected Lender within one hundred twenty (120) days thereafter, Borrowers’ rights under this Section 1.16(d) shall terminate with respect to the increased costs or additional amounts of such Affected Lender giving rise to such notice to replace such Affected Lender, and Borrowers shall promptly pay all increased costs or additional amounts demanded by such Affected Lender pursuant to Sections 1.15(a), 1.15(b), 1.16(a) and 1.16(b).

            1.17          Single Loan.  All Loans to Borrowers and all of the other Obligations of Borrowers arising under this Agreement and the other Loan Documents shall constitute one general, joint and several obligation of Borrowers secured, until the Termination Date, by all of the Collateral.

            1.18          Intercreditor Agreement.  Agent, Lenders and the Credit Parties hereby acknowledge and agree that this Agreement shall be deemed a “Revolver Credit Agreement” for all purposes under the Intercreditor Agreement and Agent and Lenders shall be bound by the terms of the Intercreditor Agreement.  In accordance with Section 6.10 of the Intercreditor Agreement, this Agreement and the other Loan Documents are subject to the terms and conditions of the Intercreditor Agreement.

2.         CONDITIONS PRECEDENT

            2.1           Conditions to the Initial Loans.  No Lender shall be obligated to make any Loan or incur any Letter of Credit Obligations on the Closing Date, or to take, fulfill, or perform any other action hereunder, until the following conditions have been satisfied or provided for in a manner reasonably satisfactory to Agent, or waived in writing by Agent:

                             (a)          Credit Agreement; Loan Documents.  This Agreement or counterparts hereof shall have been duly executed by, and delivered to, Borrowers, each other Credit Party, Agent and Lenders; and Agent shall have received such documents, instruments, agreements and legal opinions as Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including all those listed in the Closing Checklist attached hereto as Annex D, each in form and substance reasonably satisfactory to Agent.

                             (b)          [Intentionally Reserved.]

                             (c)          Approvals.  Agent shall have received (i) satisfactory evidence that the Credit Parties have obtained all required consents and approvals of all Persons including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the Related Transactions or (ii) an officer’s certificate in form and substance reasonably satisfactory to Agent affirming that no such consents or approvals are required.

                             (d)          Opening Availability.  The Eligible Accounts and Eligible Inventory supporting the initial Revolving Credit Advance and the initial Letter of Credit Obligations incurred and the amount of the Reserves to be established on the Closing Date shall be sufficient in value, as determined by Agent, to provide Borrowers, collectively, with Borrowing Availability, after giving effect to the initial Revolving Credit Advances made on the Closing Date, the incurrence of any initial Letter of Credit Obligations and the consummation of the Related Transactions (on a pro forma basis, with trade payables being paid currently, and expenses and liabilities being paid in the ordinary course of business and without acceleration of sales) of at least $150,000,000.

                             (e)          Payment of Fees.  Borrowers shall have paid the Fees required to be paid on the Closing Date in the respective amounts specified in Section 1.9 (including the Fees specified in the GE Capital Fee Letter), and shall have reimbursed Agent for all fees, costs and expenses of closing presented as of the Closing Date.

                             (f)          Capital Structure; Other Indebtedness.  The capital structure of each Credit Party and the terms and conditions of all Indebtedness of each Credit Party shall be acceptable to Agent in its sole discretion.

                             (g)          Due Diligence.  Agent shall have completed its business and legal due diligence, including a roll forward of its previous Collateral audit and receipt of all applicable background and reference checks, all with results reasonably satisfactory to Agent.

                             (h)          Intercreditor Agreement.  Agent shall have received a fully-executed, original side letter agreement with respect to the Intercreditor Agreement, which side letter agreement shall be in form and substance reasonably satisfactory to Agent.

            2.2            Further Conditions to Each Loan.  Except as otherwise expressly provided herein, no Lender shall be obligated to fund any Advance, convert or continue any Loan as a LIBOR Loan or incur any Letter of Credit Obligation, if, as of the date thereof:

                             (a)          (i) any representation or warranty by any Credit Party contained herein or in any other Loan Document is untrue or incorrect as of such date in any material respect as determined by Agent or Requisite Lenders, except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted or expressly contemplated by this Agreement and (ii) Agent or Requisite Lenders have determined not to make such Advance, convert or continue any Loan as LIBOR Loan or incur such Letter of Credit Obligation as a result of the fact that such warranty or representation is untrue or incorrect;

                             (b)          (i) any Default or Event of Default has occurred and is continuing or would result after giving effect to any Advance (or the incurrence of any Letter of Credit Obligation), and (ii) Agent or Requisite Lenders shall have determined not to make any Advance, convert or continue any Loan as a LIBOR Loan or incur any Letter of Credit Obligation as a result of that Default or Event of Default; or

                             (c)          after giving effect to any Advance (or the incurrence of any Letter of Credit Obligations), the outstanding principal amount of the Revolving Loan would exceed the lesser of the Borrowing Base and the Maximum Amount.

The request and acceptance by any Borrower of the proceeds of any Advance, the incurrence of any Letter of Credit Obligations or the conversion or continuation of any Loan into, or as, a LIBOR Loan shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by Borrowers that the conditions in this Section 2.2 have been satisfied and (ii) a reaffirmation by Borrowers of the cross-guaranty provisions set forth in Section 12 and of the granting and continuance of Agent’s Liens, on behalf of itself and Lenders, pursuant to the Collateral Documents.

3.          REPRESENTATIONS AND WARRANTIES

                             To induce Lenders to make the Loans and to incur Letter of Credit Obligations, the Credit Parties executing this Agreement, jointly and severally, make the following representations and warranties to Agent and each Lender with respect to all Credit Parties, each and all of which shall survive the execution and delivery of this Agreement.

            3.1           Corporate Existence; Compliance with Law.  Each Credit Party (a) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing (to the extent applicable) under the laws of its respective jurisdiction of incorporation or organization set forth in Disclosure Schedule (3.1); (b) is duly qualified to conduct business and is in good standing (to the extent applicable) in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect; (c) has the requisite power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate in all material respects its properties, to lease the property it operates under lease and to conduct its business in all material respects as now conducted; (d) subject to specific representations regarding Environmental Laws, has all material licenses, permits, consents or approvals from or by, and has made all material filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct, except as could not reasonably be expected to have a Material Adverse Effect; (e) is in compliance with its charter and bylaws or partnership or operating agreement, as applicable; and (f) subject to specific representations set forth herein regarding ERISA, Environmental Laws, Anti-Terrorism Laws, the Sarbanes-Oxley Act, Tax and other laws, is in compliance with all applicable provisions of law, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

            3.2          Executive Offices, Collateral Locations, FEIN.  As of the Closing Date, each Credit Party’s name as it appears in official filings in its state of incorporation or organization, state of incorporation or organization, organization type, organizational identification number, if any, issued by its state incorporation or organization, and the current location of each Credit Party’s chief executive office and the warehouses and premises at which any Collateral is located are set forth in Disclosure Schedule (3.2), none of such locations has changed within the four (4) months preceding the Closing Date and each Credit Party has only one state of incorporation or organization.  In addition, Disclosure Schedule (3.2) lists the federal employer identification number of each Credit Party.

            3.3          Corporate Power, Authorization, Enforceable Obligations.  The execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party and the creation of all Liens provided for therein:  (a) are within such Person’s power; (b) have been duly authorized by all necessary corporate, limited liability company or limited partnership action; (c) do not contravene any provision of such Person’s charter, bylaws or partnership or operating agreement as applicable; (d) do not violate any law or regulation, or any order or decree of any court or Governmental Authority applicable to any Credit Party; (e) do not materially conflict with or result in the material breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any material indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Person is a party or by which such Person or any of its property is bound; (f) do not result in the creation or imposition of any Lien upon any of the property of such Person other than those in favor of Agent, on behalf of itself and Lenders, pursuant to the Loan Documents; and (g) do not require the consent or approval of any Governmental Authority or any other Person, except those referred to in Section 2.1(c), all of which will have been duly obtained, made or complied with prior to the Closing Date, unless otherwise agreed to by Agent in writing.  Each of the Loan Documents shall be duly executed and delivered by each Credit Party that is a party thereto and each such Loan Document shall constitute a legal, valid and binding obligation of such Credit Party enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy laws, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally.

            3.4            Financial Statements and Projections.  Except for the Projections, all Financial Statements concerning OSM and its Subsidiaries that are referred to below have been prepared in accordance with GAAP consistently applied throughout the periods covered (except as disclosed therein and except, with respect to unaudited Financial Statements, for the absence of footnotes and normal year-end audit adjustments) and present fairly in all material respects the financial position of the Persons covered thereby as at the dates thereof and the results of their operations and cash flows for the periods then ended.

                             (a)          Financial Statements.  The audited consolidated and unaudited consolidating balance sheets at December 31, 2005 and the related statements of income and cash flows of OSM and its Subsidiaries for the Fiscal Year then ended, certified by KPMG, LLP, as the same are attached hereto as Disclosure Schedule (3.4(a)), have been delivered on the date hereof.

                             (b)          Pro Forma.  The Pro Forma delivered on the date hereof and attached hereto as Disclosure Schedule (3.4(b)) was prepared by Borrower Representative giving pro forma effect to the Related Transactions, was based on the unaudited consolidated and consolidating balance sheets of OSM and its Subsidiaries dated December 31, 2005, and was prepared in accordance with GAAP, with only such adjustments thereto as would be required in accordance with GAAP.

                             (c)          Projections.  The Projections delivered on the date hereof and attached hereto as Disclosure Schedule (3.4(c)) have been prepared by Borrower Representative in light of the past operations of OSM and its Subsidiaries’ businesses, but including future payments of known contingent liabilities, and reflect projections for the one (1) year period beginning on January 1, 2006 on a month-by-month basis.  The Projections are based upon the same accounting principles as those used in the preparation of the financial statements described above and the estimates and assumptions stated therein, all of which Borrowers believe to be reasonable and fair in light of current conditions and current facts known to Borrowers and, as of the Closing Date, reflect Borrowers’ good faith and reasonable estimates of the future financial performance of Borrowers for the period set forth therein.  The Projections are not a guaranty of future performance, and actual results may differ materially from the Projections.

            3.5          Material Adverse Effect.  Except as set forth on Disclosure Schedule (3.5), between December 31, 2005 and the Closing Date:  (a) no Credit Party has incurred any obligations, contingent or noncontingent liabilities, liabilities for Charges, long-term leases or unusual forward or long-term commitments that are not reflected in the Pro Forma and that, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (b) no contract, lease or other agreement or instrument has been entered into by any Credit Party or has become binding upon any Credit Party’s assets and no law or regulation applicable to any Credit Party has been adopted that has had or could reasonably be expected to have a Material Adverse Effect, and (c) no Credit Party is in default and to the best of Borrowers’ knowledge no third party is in default under any material contract, lease or other agreement or instrument, that alone or in the aggregate could reasonably be expected to have a Material Adverse Effect.  Since December 31, 2005 no event has occurred, that alone or together with other events, could reasonably be expected to have a Material Adverse Effect.

            3.6          Ownership of Property; Liens.  As of the Closing Date, the real estate (“Real Estate”) listed in Disclosure Schedule (3.6) constitutes all of the real property owned, leased, subleased, or used by any Credit Party.  As of the Closing Date, and except as described on Disclosure Schedule (3.6), each Credit Party owns good and marketable fee simple title to all of its material owned Real Estate, and valid leasehold interests in all of its material leased Real Estate, all as described on Disclosure Schedule (3.6), and copies of all such leases or a summary of terms thereof reasonably satisfactory to Agent have been delivered to Agent.  Disclosure Schedule (3.6) further lists any material lease with respect to the Real Estate pursuant to which any Credit Party is a lessor, sublessor or assignor as of the Closing Date.  As of the Closing Date, except as set forth on Disclosure Schedule (3.6) and subject to specific representations and warranties with respect to the Collateral contained herein and in the other Loan Documents, each Credit Party also has good and marketable title to, or valid leasehold interests in, all of its material personal property and assets, as reflected in the Financial Statements, and, in each case, except for assets disposed of since the date of such Financial Statements in accordance with the terms hereof.  As of the Closing Date, none of the properties and assets of any Credit Party are subject to any Liens, other than Permitted Encumbrances, and no Credit Party has received written notice of any facts, circumstances or conditions that are likely to result in any Liens (including Liens arising under Environmental Laws) on any Collateral, other than Permitted Encumbrances.  As of the Closing Date, each Credit Party has, to its knowledge, received all deeds, assignments, waivers, consents, nondisturbance and attornment or similar agreements, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect such Credit Party’s right, title and interest in and to all such Real Estate and other properties and assets.  Disclosure Schedule (3.6) also describes any material purchase options, rights of first refusal or other similar contractual rights pertaining to any Real Estate.  Between December 31, 2005 and the Closing Date, no portion of any Credit Party’s Real Estate has suffered any material damage by fire or other casualty loss that has not heretofore been repaired and restored in all material respects to its original condition or otherwise remedied.  As of the Closing Date, all material permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect, except as could not reasonably be expected to have a Material Adverse Effect.

            3.7          Labor Matters.  Except as set forth on Disclosure Schedule 3.7, as of the Closing Date (a) no strikes or other material labor disputes against any Credit Party are pending or, to any Credit Party’s knowledge, threatened; (b) hours worked by and payment made to employees of each Credit Party comply with the Fair Labor Standards Act and each other federal, state, local or foreign law applicable to such matters; (c) all payments due from any Credit Party for employee health and welfare insurance have been paid or accrued as a liability on the books of such Credit Party; (d) no Credit Party is a party to or bound by any collective bargaining agreement, management agreement, consulting agreement, employment agreement, bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement (and true and complete copies of any agreements described on Disclosure Schedule (3.7) have been delivered to Agent); (e) to any Credit Party’s knowledge, there is no organizing activity involving any Credit Party pending or threatened by any labor union or group of employees; (f) there are no representation proceedings pending or, to any Credit Party’s knowledge, threatened with the National Labor Relations Board, and no labor organization or group of employees of any Credit Party has made a pending demand for recognition; and (g) there are no material complaints or charges against any Credit Party pending or, to the knowledge of any Credit Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by any Credit Party of any individual; in each case, except as could not reasonably be expected to have a Material Adverse Effect.

            3.8          Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness.  Except as set forth in Disclosure Schedule (3.8), as of the Closing Date, no Credit Party has any Subsidiaries, is engaged in any joint venture or partnership with any other Person, or is an Affiliate of any other Person.  As of the Closing Date, all of the issued and outstanding Stock of each Credit Party (other than OSM) is owned by each of the Stockholders and in the amounts set forth in Disclosure Schedule (3.8).  Except as set forth in Disclosure Schedule (3.8), as of the Closing Date, there are no outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Credit Party may be required to issue, sell, repurchase or redeem any of its Stock or other equity securities or any Stock or other equity securities of its Subsidiaries.  All outstanding Indebtedness and Guaranteed Indebtedness of each Credit Party as of the Closing Date (except for the Obligations) is described in Section 6.3 (including Disclosure Schedule (6.3)).

            3.9          Government Regulation.  No Credit Party is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940.  No Credit Party is subject to regulation under the Federal Power Act, or any other federal or state statute that restricts or limits its ability to incur Indebtedness or to perform its obligations hereunder.  The making of the Loans by Lenders to Borrowers, the incurrence of the Letter of Credit Obligations on behalf of Borrowers, the application of the proceeds thereof and repayment thereof and the consummation of the Related Transactions will not violate any provision of any such statute or any rule, regulation or order issued by the Securities and Exchange Commission applicable to such Credit Party.

            3.10         Margin Regulations; Sarbanes-Oxley Act.  No Credit Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”).  No Credit Party owns any Margin Stock, and none of the proceeds of the Loans or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any of the Loans or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulations T, U or X of the Federal Reserve Board.  No Credit Party will take or permit any other Credit Party to take any action that might cause any Loan Document to violate any regulation of the Federal Reserve Board.  No part of the proceeds of the Loans will be used to fund a personal loan to or for the benefit of a director or executive officer of any Credit Party or for any purpose that is prohibited by the Sarbanes-Oxley Act.

            3.11         Taxes.  As of the Closing Date, all Federal and other material tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by any Credit Party have been filed with the appropriate Governmental Authority, and all Charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof excluding Charges or other amounts being contested in accordance with Section 5.2(b).  As of the Closing Date, proper and accurate amounts have been withheld by each Credit Party from its respective employees for all periods in compliance in all material respects with all applicable federal, state, local and foreign laws and such withholdings have been timely paid to the respective Governmental Authorities.  Disclosure Schedule (3.11) sets forth as of the Closing Date those taxable years for which any Credit Party’s tax returns are currently being audited by the IRS or any other applicable Governmental Authority, and any assessments or threatened assessments in connection with such audit, or otherwise currently outstanding.  Except as described in Disclosure Schedule (3.11), as of the Closing Date, no Credit Party has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges.  As of the Closing Date, none of the Credit Parties and their respective predecessors are liable for any Charges:  (a) under any agreement (including any tax sharing agreements) or (b) to each Credit Party’s knowledge, as a transferee.  As of the Closing Date, no Credit Party has agreed or been requested to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise, which would reasonably be expected to have a Material Adverse Effect.

            3.12          ERISA.

                             (a)          Disclosure Schedule (3.12) lists, as of the Closing Date, (i) all ERISA Affiliates and (ii) all Plans and separately identifies all Pension Plans, including Title IV Plans, Multiemployer Plans, and all Retiree Welfare Plans.  Copies of all such listed Plans, together with a copy of the latest form IRS/DOL 5500-series, as applicable, for each such Plan, have been delivered to Agent.  Except with respect to Multiemployer Plans, each Qualified Plan has been determined by the IRS to qualify under Section 401 of the IRC, the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the IRC, and nothing has occurred that would cause the loss of such qualification or tax-exempt status.  Except as could not reasonably be expected to have a Material Adverse Effect, each Plan is in compliance in all material respects with the applicable provisions of ERISA, the IRC and its terms, including the timely filing of all reports required under the IRC or ERISA.  Neither any Credit Party nor ERISA Affiliate has failed to make on a timely basis any material contribution or pay on a timely basis any material amount due as required by either Section 412 of the IRC or Section 302 of ERISA or the terms of any such Plan.  Except as could not reasonably be expected to have a Material Adverse Effect, no “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the IRC, has occurred with respect to any Plan, that would subject any Credit Party to a material tax on prohibited transactions imposed by Section 502(i) or (l) of ERISA or Section 4975 of the IRC.

                             (b)          Except as set forth in Disclosure Schedule (3.12) or could not reasonably be expected to result in a Material Adverse Effect:  (i) no Title IV Plan has any material Unfunded Pension Liability; (ii) no ERISA Event has occurred or is reasonably expected to occur; (iii) there are no pending, or to the knowledge of any Credit Party, threatened material claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan or any Credit Party in connection with any Plan; (iv) no Credit Party or ERISA Affiliate has incurred or reasonably expects to incur any material liability as a result of a complete or partial withdrawal from a Multiemployer Plan or the termination, reorganization or insolvency of a Multiemployer Plan; and (v) within the last seven years no Title IV Plan of any Credit Party or ERISA Affiliate has been terminated, whether or not in a “standard termination” as that term is used in Section 4041 of ERISA, nor has any Title IV Plan of any Credit Party or any ERISA Affiliate (determined at any time within the last five years) with material Unfunded Pension Liabilities been transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) of any Credit Party or ERISA Affiliate (determined at such time).

            3.13          No Litigation.  No action, claim, lawsuit, demand, investigation or proceeding is now pending or, to the knowledge of any Credit Party, threatened in writing against any Credit Party, before any Governmental Authority or before any arbitrator or panel of arbitrators (collectively, “Litigation”), (a) that challenges any Credit Party’s right or power to enter into or perform any of its obligations under the Loan Documents to which it is a party, or the validity or enforceability of any Loan Document or any action taken thereunder, or (b) that has a reasonable risk of being determined adversely to any Credit Party and that, if so determined, would reasonably be expected to have a Material Adverse Effect.  Except as set forth on Disclosure Schedule (3.13), as of the Closing Date there is no Litigation pending or, to any Credit Party’s knowledge, threatened, that seeks damages in excess of $5,000,000 or injunctive relief against, or alleges criminal misconduct of, any Credit Party.

            3.14          Brokers.  Except as set forth on Disclosure Schedule (3.14), no broker or finder acting on behalf of any Credit Party brought about the obtaining, making or closing of the Loans or the Related Transactions, and no Credit Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

            3.15          Intellectual Property.  As of the Closing Date, each Credit Party owns or has rights to use all Intellectual Property necessary to continue to conduct its business as now conducted by it, and each material Patent, Trademark, Copyright and License is listed, together with application or registration numbers, as applicable, in Disclosure Schedule (3.15).  To the knowledge of each Credit Party, as of the Closing Date, each Credit Party conducts its business and affairs without infringement of or interference with any Intellectual Property of any other Person that could reasonably be expected to have a Material Adverse Effect.

            3.16          Full Disclosure.  No information contained in this Agreement, any of the other Loan Documents, Financial Statements or Collateral Reports or other written reports from time to time prepared by any Credit Party and delivered hereunder or any written statement prepared by any Credit Party and furnished by or on behalf of any Credit Party to Agent or any Lender pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.  Projections from time to time delivered hereunder are or will be based upon the material and relevant estimates and assumptions stated therein, all of which Borrowers believed at the time of delivery to be reasonable and fair in light of current conditions and current facts known to Borrowers as of such delivery date, and reflect Borrowers’ good faith and reasonable estimates of the future financial performance of Borrowers and of the other information projected therein for the period set forth therein.  Such Projections are not a guaranty of future performance and actual results may differ materially from those set forth in such Projections.  Each Credit Party will use its best efforts to ensure that the Liens granted to Agent, on behalf of itself and Lenders, pursuant to the Collateral Documents will at all times be fully-perfected, first-priority Liens in and to the Collateral described therein, subject, as to priority, only to Permitted Encumbrances.

            3.17          Environmental Matters.

                             (a)          Except as set forth in Disclosure Schedule (3.17), as of the Closing Date:  (i) the Real Estate is free of contamination from any Hazardous Material except for such contamination that would not result in Environmental Liabilities that could reasonably be expected to result in a Material Adverse Effect; (ii) no Credit Party has caused or suffered to occur any material Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate for such Release that could reasonably be expected to have a Material Adverse Effect; (iii) the Credit Parties are and have been in compliance with all Environmental Laws, except for such noncompliance that would not result in Environmental Liabilities which could reasonably be expected to have a Material Adverse Effect; (iv) the Credit Parties (A) have obtained, (B) possess as valid, uncontested and in good standing, and (C) are in compliance with all Environmental Permits required by Environmental Laws for the operations of their respective businesses as presently conducted or as proposed to be conducted, except where the failure to so obtain, possess or comply with such Environmental Permits would not result in Environmental Liabilities that could reasonably be expected to have a Material Adverse Effect; (v) to the knowledge of any Credit Party, no Credit Party is involved in operations or knows of any facts, circumstances or conditions, including any Releases of Hazardous Materials, that are likely to result in any Environmental Liabilities of such Credit Party which could reasonably be expected to have a Material Adverse Effect; (vi) there is no Litigation arising under or related to any Environmental Laws, Environmental Permits or Release of Hazardous Material that seeks damages, penalties, fines, costs or expenses, or seeks injunctive relief against any Credit Party for amounts or costs, in either case, which could reasonably be expected to have a Material Adverse Effect or that alleges criminal misconduct by, any Credit Party; and (vii) no written notice has been received by any Credit Party identifying it as a “potentially responsible party” or requesting information under CERCLA or under any other Environmental Law reasonably likely to result in any Environmental Liabilities of such Credit Party which could reasonably be expected to have a Material Adverse Effect.

                             (b)          Each Credit Party hereby acknowledges and agrees that Agent (i) is not now, and has not ever been, in control of any of the Real Estate or any Credit Party’s affairs, and (ii) does not have the capacity through the provisions of the Loan Documents or otherwise to influence any Credit Party’s conduct with respect to the ownership, operation or management of any of its Real Estate or compliance with Environmental Laws or Environmental Permits.

            3.18          Insurance.  Disclosure Schedule (3.18) lists all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Credit Party, as well as a summary of the terms of each such policy.

            3.19          Deposit and Disbursement Accounts.  Disclosure Schedule (3.19) lists all banks and other financial institutions at which any Credit Party maintains deposit or other accounts as of the Closing Date, including any Disbursement Accounts, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

            3.20          Government Contracts.  Except as set forth in Disclosure Schedule (3.20), as of the Closing Date, no Credit Party is a party to any contract or agreement with any Governmental Authority and no Credit Party’s Accounts are subject to the Federal Assignment of Claims Act (31 U.S.C. § 3727) or any similar state or local law.

            3.21          Customer and Trade Relations.  As of the Closing Date, except as disclosed on Disclosure Schedule (3.21), there exists no actual or, to the knowledge of any Credit Party, threatened termination or cancellation of, or any material adverse modification or change in:  the business relationship of any Credit Party with any customer or group of customers whose purchases during the preceding 12 months caused them to be ranked among the ten largest customers of such Credit Party; or the business relationship of any Credit Party with any supplier essential to its operations.

            3.22          Bonding; Licenses.  Except as set forth on Disclosure Schedule (3.22), as of the Closing Date, no Credit Party is a party to or bound by any surety bond agreement or bonding requirement with respect to products or services sold by it or any material trademark or patent license agreement with respect to products or services sold by it.

            3.23          [Intentionally Reserved.]

            3.24          [Intentionally Reserved.]

            3.25          Subordinated Debt; Intercreditor Agreement and Noteholder Debt.  As of the Closing Date, there is no Subordinated Debt.  At all times while the Noteholder Debt remains outstanding, all Obligations, including the Letter of Credit Obligations, constitute Indebtedness entitled to the benefits of the Intercreditor Agreement.  Borrowers have delivered to Agent a complete and correct copy of the documents evidencing the Noteholder Debt.

            3.26          Anti-Terrorism Laws; Foreign Corrupt Practices Act; Sarbanes-Oxley Act.  To its knowledge, each Credit Party is in compliance, in all material respects, with all Anti-Terrorism Laws, including (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the Patriot Act.  No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.  Each Credit Party and its principal executive officers and principal financial officers (and any individuals performing similar functions) are in material compliance with any certification requirements of the Sarbanes-Oxley Act, to the extent applicable.

            3.27          Key Contracts.  The Key Contracts of the Credit Parties are listed in Disclosure Schedule (3.27).

4.         FINANCIAL STATEMENTS AND INFORMATION

            4.1           Reports and Notices.

                             (a)          Borrower Representative hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Agent or to Agent and Lenders, as required, the Financial Statements, notices, Projections and other information at the times, to the Persons and in the manner set forth in Annex E.

                             (b)          Borrower Representative hereby agrees that, from and after the Closing Date and until the Termination Date, it shall deliver to Agent or to Agent and Lenders, as required, the various Collateral Reports (including Borrowing Base Certificates in the form of Exhibit 4.1(b)) at the times, to the Persons and in the manner set forth in Annex F.

            4.2           Communication with Accountants.  So long as an Event of Default has occurred and is continuing, each Credit Party executing this Agreement authorizes Agent to communicate directly with its independent certified public accountants, including KPMG, LLP, and authorizes and shall instruct those accountants and advisors to communicate to Agent and each Lender information relating to any Credit Party with respect to the business, results of operations and financial condition of any Credit Party; provided, Agent agrees to provide Borrower Representative the opportunity to participate in any communications it has with such accountants.

5.          AFFIRMATIVE COVENANTS

                           Each Credit Party executing this Credit Agreement jointly and severally agrees as to all Credit Parties that from and after the date hereof and until the Termination Date:

            5.1          Maintenance of Existence and Conduct of Business.  Except as otherwise permitted by the Loan Documents, each Credit Party shall:  (a) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and its material rights and franchises; (b) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; and (c) at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices; except, in each case, where the failure to do so would reasonably be expected to result in a Material Adverse Effect.  Each Credit Party shall transact business only in such corporate and trade names as are set forth in Disclosure Schedule (5.1) or such other names as such Credit Party shall utilize following compliance with Section 6.14 hereof.

            5.2          Payment of Charges.

                           (a)          Subject to Section 5.2(b), each Credit Party shall pay and discharge or cause to be paid and discharged promptly all Charges payable by it, including (i) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all Charges with respect to tax, social security and unemployment withholding with respect to its employees, (ii) lawful claims for labor, materials, supplies and services or otherwise, and (iii) all storage or rental charges payable to warehousemen or bailees, in each case, before any thereof shall become thirty (30) days or more past due.

                           (b)          Each Credit Party may in good faith contest, by appropriate proceedings, the validity or amount of any Charges, Taxes or claims described in Section 5.2(a); provided, that (i) adequate reserves with respect to such contest are maintained on the books of such Credit Party, in accordance with GAAP; (ii) no Lien shall be imposed to secure payment of such Charges (other than payments to warehousemen and/or bailees) that is superior to any of the Liens securing the Obligations and such contest is maintained and prosecuted continuously and with diligence and operates to suspend collection or enforcement of such Charges; (iii) none of the Collateral becomes subject to forfeiture or loss as a result of such contest; and (iv) such Credit Party shall promptly pay or discharge such contested Charges, Taxes or claims and all additional charges, interest, penalties and expenses, if any, and shall deliver to Agent evidence reasonably acceptable to Agent of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to such Credit Party or the conditions set forth in this Section 5.2(b) are no longer met.

            5.3          Books and Records.  Each Credit Party shall keep adequate books and records with respect to its business activities in which proper entries, reflecting all material financial transactions, are made in accordance with GAAP and on a basis consistent with the Financial Statements attached as Disclosure Schedule (3.4(a)).

            5.4          Insurance; Damage to or Destruction of Collateral.

                           (a)          The Borrower Representative shall, and shall cause each of the Credit Parties, at their sole cost and expense, to maintain with responsible insurance companies such commercial general liability (including third party property damage insurance) and property insurance (including business interruption insurance) with respect to liabilities, losses or damage in respect of assets, properties and businesses of the Credit Parties as may be customarily carried or maintained under similar circumstances by companies of established reputation engaged in similar businesses, in each case, in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for companies similarly situated in the industry.  Upon the request of Agent, the Borrower Representative shall furnish to Agent a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by such Credit Party.  In addition to and without limiting the foregoing, each Credit Party will maintain customary insurance commercially reasonable in the industry on Inventory in international transit.  Each Credit Party shall cause each issuer of such policies of insurance (or the loss payable and additional insured endorsements delivered to Agent) to contain provisions pursuant to which the insurer agrees to provide thirty (30) days prior written notice to Agent in the event of any non-renewal, cancellation or amendment of any such insurance policy.  If any Credit Party at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above, or to pay all premiums relating thereto, Agent may at any time or times thereafter obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto that Agent deems advisable.  Agent shall have no obligation to obtain insurance for any Credit Party or pay any premiums therefor.  By doing so, Agent shall not be deemed to have waived any Default or Event of Default arising from any Credit Party’s failure to maintain such insurance or pay any premiums therefor.  All sums so disbursed, including reasonable attorneys’ fees, court costs and other charges related thereto, shall be payable on demand by Borrowers to Agent and shall be additional Obligations hereunder secured by the Collateral.

                           (b)          Agent reserves the right at any time upon any change in any Borrower’s risk profile (including any change in the product mix maintained by any Borrower or any laws affecting the potential liability of such Borrower) to require additional forms and limits of insurance to, in Agent’s opinion, adequately protect both Agent’s and Lenders’ interests in all or any portion of the Collateral and to ensure that each Borrower is protected by insurance in amounts and with coverage customary for its industry.  If reasonably requested by Agent, each Borrower shall deliver to Agent from time to time a report of a reputable insurance broker, reasonably satisfactory to Agent, with respect to its insurance policies.

                           (c)          Each Credit Party shall deliver to Agent, in form and substance reasonably satisfactory to Agent, endorsements to (i) all “All Risk” and business interruption insurance naming Agent, on behalf of itself and Lenders, as loss payee, and (ii) all general liability and other liability policies naming Agent, on behalf of itself and Lenders, as additional insured.  Subject to the rights of creditors (other than Lenders), each Credit Party irrevocably makes, constitutes and appoints Agent (and all officers, employees or agents designated by Agent), so long as any Default or Event of Default has occurred and is continuing, as such Credit Party’s true and lawful agent and attorney-in-fact for the purpose of making, settling and adjusting claims under such “All Risk” policies of insurance, endorsing the name of such Credit Party on any check or other item of payment for the proceeds of such “All Risk” policies of insurance and for making all determinations and decisions with respect to such “All Risk” policies of insurance.  Agent shall have no duty to exercise any rights or powers granted to it pursuant to the foregoing power-of-attorney.  Borrower Representative shall promptly notify Agent of any loss, damage, or destruction to the Collateral in the amount of $5,000,000 or more, whether or not covered by insurance.  After deducting from such proceeds (i) the expenses incurred by Agent in the collection or handling thereof, and (ii) amounts required to be paid to creditors (other than Lenders) having Permitted Encumbrances, Agent may, at its option, apply such proceeds to the reduction of the Obligations in accordance with Section 1.3(d) (provided, that in the case of insurance proceeds pertaining to any Credit Party that is not a Borrower, such insurance proceeds shall be applied to the Loans owing by Borrowers), or permit or require the applicable Credit Party to use such money, or any part thereof, to replace, repair, restore or rebuild the Collateral in a diligent and expeditious manner with materials and workmanship of substantially the same quality as existed before the loss, damage or destruction.  Notwithstanding the foregoing, so long as no Default or Event of Default has occurred and is continuing, if the casualty giving rise to such insurance proceeds could not reasonably be expected to have a Material Adverse Effect and such insurance proceeds do not exceed $15,000,000 in the aggregate, the applicable Credit Party may elect, in its discretion, to replace, restore, repair or rebuild the property; provided, that if such Credit Party shall not have completed or entered into binding agreements to complete such replacement, restoration, repair or rebuilding within 365 days of such casualty, Agent may apply such insurance proceeds to the Obligations in accordance with Section 1.3(d); provided, further, that in the case of insurance proceeds pertaining to any Credit Party that is not a Borrower, such insurance proceeds shall be applied to the Loans owing by Borrowers.  All insurance proceeds that are to be made available to any Borrower to replace, repair, restore or rebuild the Collateral shall be applied by Agent to reduce the outstanding principal balance of the Revolving Loan of such Borrower (which application shall not result in a permanent reduction of the Revolving Loan Commitment) and upon such application, Agent shall establish a Reserve against the Borrowing Base in an amount equal to the amount of such proceeds so applied.  All insurance proceeds made available to any Credit Party that is not a Borrower to replace, repair, restore or rebuild Collateral shall be deposited in a cash collateral account.  Thereafter, such funds shall be made available to Borrowers or any Credit Party to provide funds to replace, repair, restore or rebuild the Collateral as follows:  (i) Borrower Representative shall request a Revolving Credit Advance or a release from the cash collateral account be made to such Borrower or Credit Party in the amount requested to be released; (ii) so long as the conditions set forth in Section 2.2 have been met, Lenders shall make such Revolving Credit Advance or Agent shall release funds from the cash collateral account; and (iii) in the case of insurance proceeds applied against the Revolving Loan, the Reserve established with respect to such insurance proceeds shall be reduced by the amount of such Revolving Credit Advance.  To the extent not used to replace, repair, restore or rebuild the Collateral, such insurance proceeds shall be applied in accordance with Section 1.3(d); provided, that in the case of insurance proceeds pertaining to any Credit Party that is not a Borrower, such insurance proceeds shall be applied to the Loans owing by Borrowers.

            5.5          Compliance with Laws.  Each Credit Party shall comply with all federal, state, local and foreign laws and regulations applicable to it, including those relating to ERISA, the IRC, labor laws, Tax laws, Anti-Terrorism Laws, the Sarbanes-Oxley Act and Environmental Laws and Environmental Permits, except to the extent that the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

            5.6          Supplemental Disclosure.  From time to time as may be reasonably requested by Agent (which request will not be made more frequently than once each year absent the occurrence and continuance of an Event of Default) or at Credit Parties’ election, the Credit Parties shall supplement each Disclosure Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or as an exception to such representation or that is necessary to correct any information in such Disclosure Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Disclosure Schedule, such Disclosure Schedule shall be appropriately marked to show the changes made therein); provided, that (a) no such supplement to any such Disclosure Schedule or representation shall amend, supplement or otherwise modify any Disclosure Schedule or representation, or be or be deemed a waiver of any Default or Event of Default resulting from the matters disclosed therein, except as consented to by Agent and Requisite Lenders in writing, and (b) no supplement shall be required or permitted as to representations and warranties that relate solely to the Closing Date.

            5.7          Intellectual Property.  Each Credit Party will conduct its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect, except as could not reasonably be expected to have a Material Adverse Effect.

            5.8          Environmental Matters.  Each Credit Party shall and shall cause each Credit Party and its Subsidiaries to:  (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws and Environmental Permits other than noncompliance that could not reasonably be expected to have a Material Adverse Effect; (b) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to comply with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its Real Estate in all material respects; provided, that no Credit Party shall be required to undertake such actions to the extent its obligations to do so are being contested in good faith and by proper proceedings and adequate reserves therefor have been established in accordance with GAAP; (c) except to the extent already disclosed in Disclosure Schedule (3.17), notify Agent promptly after such Credit Party becomes aware of any violation of Environmental Laws or Environmental Permits, any Release on, at, in, under, above, to, from or about any Real Estate or any claim by any other Person that is reasonably likely to result in Environmental Liabilities in an amount which could be reasonably expected to have a Material Adverse Effect; and (d) except to the extent already disclosed in Disclosure Schedule (3.17), promptly forward to Agent a copy of any written order, notice, request for information or any other written communication or report received by such Credit Party in connection with any such violation, claim or Release which is the subject of Section 5.8(c) above, in each case, whether or not the Environmental Protection Agency or any Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter.  If Agent at any time has a reasonable basis to believe that there may be a violation of any Environmental Laws or Environmental Permits by any Credit Party or any Environmental Liability arising thereunder, or a Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, that, in each case, is in breach of Section 3.17 or this Section 5.8, and could reasonably be expected to have a Material Adverse Effect, then each Credit Party shall, upon Agent’s written request (i) cause the performance of such environmental audits including subsurface sampling of soil and groundwater, and preparation of such environmental reports, at Borrowers’ expense, as Agent may from time to time reasonably request, which shall be conducted by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance reasonably acceptable to Agent, and (ii) if the relevant Credit Party fails to take reasonable steps to commence such audit within thirty (30) days of such request, permit Agent or its representatives to have access to all Real Estate for the purpose of conducting such environmental audits and testing as Agent deems appropriate, including subsurface sampling of soil and groundwater; provided, that (x) Agent uses a reputable environmental consulting firm, (y) such firm carries appropriate levels of insurance; and (z) such audit does not unreasonably interfere with the applicable Credit Party’s operations.  Borrowers shall reimburse Agent for the costs of such audits and tests and the same will constitute a part of the Obligations secured by the Collateral.

            5.9          Landlords’ Agreements, Mortgagee Agreements and Bailee Letters.  Unless a location is the subject of the Intercreditor Agreement (in which case no landlord or mortgagee waiver will be required hereunder) or unless Agent shall otherwise agree in writing, each Credit

Party shall use its commercially reasonable efforts to obtain a landlord’s agreement, mortgagee agreement or bailee letter, as applicable, from the lessor of each leased property, mortgagee of owned property or bailee with respect to any warehouse, processor or converter facility or other location where Collateral is stored or located, which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord, mortgagee or bailee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to Agent.  With respect to such locations or warehouse space leased or owned as of the Closing Date and thereafter, unless such location is subject to the Intercreditor Agreement, if Agent has not received a landlord or mortgagee agreement or bailee letter as of the Closing Date (or, if later, as of the date such location is acquired or leased), any Borrower’s Eligible Inventory at that location shall, in Agent’s discretion, be excluded from the Borrowing Base or be subject to such Reserves as may be established by Agent in its reasonable credit judgment.  After the Closing Date, unless such location is the subject of the Intercreditor Agreement, no real property or warehouse space shall be leased by any Credit Party and no Inventory shall be shipped to a processor or converter under arrangements established after the Closing Date at which Collateral in excess of $2,000,000 will be located without the prior written consent of Agent (which consent, in Agent’s discretion, may be conditioned upon the exclusion from the Borrowing Base of Eligible Inventory at that location or the establishment of Reserves acceptable to Agent) or, unless and until a reasonably satisfactory landlord agreement or bailee letter, as appropriate, shall first have been obtained with respect to such location.  Each Credit Party shall timely and fully pay and perform its obligations in all material respects under all leases and other agreements with respect to each leased location or public warehouse where any Collateral is or may be located.  For purposes of clarity, if the Intercreditor Agreement is no longer in full force and effect (whether as a result of the satisfaction of the Noteholder Debt or otherwise), all of the requirements under this Section 5.9 shall thereafter apply to all locations previously subject to the Intercreditor Agreement.

            5.10          [Intentionally Reserved.]

            5.11          Further Assurances.  Each Credit Party executing this Agreement agrees that it shall and shall cause each other Credit Party to, at such Credit Party’s expense and upon the reasonable request of Agent, duly execute and deliver, or cause to be duly executed and delivered, to Agent such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of Agent to carry out more effectively the provisions and purposes of this Agreement and each Loan Document.

            5.12          Legal Requirements.  Each Credit Party shall cause its principal executive officers and principal financial officers (or other individuals performing similar functions) to comply with all of the provisions of the Sarbanes-Oxley Act, to the extent applicable to it and in accordance with Section 5.5.

            5.13          Transactions with Affiliates.  Except as otherwise expressly permitted under Section 6, each Credit Party shall conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates on terms that are fair and reasonable and no less favorable to the applicable Credit Party or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate.

            5.14          Covenant to Become Party to Loan Documents.  Upon the formation or acquisition of any new direct or indirect Subsidiaries by any Credit Party in accordance with the terms hereof, then the Credit Parties shall, in each case, at the Credit Parties’ expense, (i) within ten (10) days after such formation or acquisition, cause each such Subsidiary to duly execute and deliver to Agent a joinder agreement in form and substance satisfactory to Agent joining such Subsidiary to this Agreement and the other Loan Documents as a Credit Party (with each such Person’s status as a Borrower or Guarantor to be determined by Agent at the time such joinder agreement is executed), and (ii) at any time and from time to time, promptly execute and deliver any and all further instruments and documents (including, without limitation, pledges, secretary’s certificates, assignments, security agreement supplements, updated Disclosure Schedules, cash management agreements, landlord waiver and consent agreements, and/or intellectual property security agreements, as specified by and in form and substance satisfactory to Agent) and take all such other actions as the Agent may deem necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, this Agreement and the other Loan Documents with respect to such Subsidiary.

            5.15          Performance of Key Contracts.  Each Credit Party will perform and observe all of the terms and provisions of each Key Contract to be performed or observed by it, maintain each such Key Contract in full force and effect, enforce each such Key Contract in accordance with its terms, take all such action to such end as may be from time to time requested by Agent and, upon the request of Agent, make to each other party to each such Key Contract such demands and requests for information and reports or for action as any Credit Party is entitled to make under such Key Contract, except, in any case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

            5.16          Repayment of Prior Lender Obligations; Satisfaction of Outstanding L/Cs.  On or before July 7, 2006 (i) Agent shall have received evidence satisfactory to Agent confirming that all of the agreements evidencing the Prior Lender Obligations and all Liens upon any of the property of the Credit Parties or any of their Subsidiaries in favor of Prior Lender, in each case, have been terminated by Prior Lender; and (ii) all letters of credit issued or guaranteed by Prior Lender shall have been terminated or shall have expired in accordance with their terms.  During the period from the Closing Date until July 7, 2006, the Credit Parties agree that, other than the Prior Lender Obligations in existence on the Closing Date, no further or additional Prior Lender Obligations shall be incurred.

6.         NEGATIVE COVENANTS

            Each Credit Party executing this Agreement jointly and severally agrees as to all Credit Parties that from and after the date hereof until the Termination Date:

            6.1          Mergers, Subsidiaries, Etc.  No Credit Party shall directly or indirectly, by operation of law or otherwise, (a) form or acquire any Subsidiary, or (b) merge with, consolidate with, acquire all or substantially all of the assets or Stock of, or otherwise combine with or acquire, any Person, except that:

                                            (i)          (A) any Credit Party may merge into or combine with any other Credit Party; provided, that in the case of any such merger or consolidation, (I) the Person formed by such merger shall become a Credit Party hereunder in accordance with Section 5.14, (II) OSM shall be the surviving Person of any such transaction to which it is a party, and (III) in each case, immediately before and after giving effect thereto, no event shall occur and be continuing that constitutes a Default or an Event of Default; and (B) any Credit Party may form a wholly-owned Subsidiary, as long as (I) no Default or Event of Default then exists and is continuing (or would be caused thereby), and (II) the Person formed thereby shall become a Credit Party hereunder in accordance with Section 5.14; and

                                            (ii)          so long as no Default or Event of Default has occurred and is continuing or would occur after giving effect thereto, any Credit Party may acquire all or substantially all of the Stock or assets of another Person; provided, that with respect to any acquisition under this clause (ii):  (A) if such acquisition is of the Stock of a Person, such Person shall become a Credit Party hereunder in accordance with Section 5.14; (B) any company or business acquired or invested in pursuant to this clause (ii) shall be in the same or a related line of business as the businesses of the Borrowers or any of their respective Subsidiaries on the Closing Date; (C) immediately after giving effect to the acquisition of a company or business pursuant to this clause (ii), the Borrowers shall be in pro forma compliance with the Financial Covenants (notwithstanding that a Gross Availability Shortfall has not then occurred), calculated based on the Financial Statements most recently delivered to the Agent and Lenders pursuant to Section 4.1 and Annex E and as though such acquisition had occurred at the beginning of the four-quarter period covered thereby, as evidenced by a certificate of the chief financial officer of OSM delivered to Agent and Lenders demonstrating such compliance; (D) both before and after giving effect to any such acquisition, there is at least $75,000,000 in Gross Availability; and (E) within thirty (30) days after the acquisition of a company or business pursuant to this clause (ii), OSM shall provide to Agent and Lenders revised Projections giving pro forma effect to such acquisition.

                             Notwithstanding the foregoing, the Accounts and Inventory of any Person acquired in accordance with the foregoing Section 6.1 shall not be included in Eligible Accounts and Eligible Inventory until and unless a satisfactory collateral audit with respect to such Person’s Accounts and Inventory has been delivered to Agent and Lenders.

            6.2          Investments; Loans and Advances.  Except as otherwise expressly permitted by this Section 6, no Credit Party shall make or permit to exist any investment in, or make, accrue or permit to exist loans or advances of money to, any Person (including any Credit Party’s future and/or additional investments in the Camrose Entities and/or the Joint Ventures), through the direct or indirect lending of money, holding of securities or otherwise, except that:

                                            (i)          Borrowers may hold investments comprised of notes payable, or Stock or other securities issued by Account Debtors to any Borrower pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business consistent with past practices;

                                            (ii)          each Credit Party may maintain its current investments in its Subsidiaries and may invest (whether by capital contribution, the making of loans and advances or otherwise) in any other Credit Party and in any other Person who becomes a wholly-owned Subsidiary of such Credit Party, as long as such Person is or becomes a Credit Party hereunder;

                                            (iii)          each Credit Party may (A) maintain its existing investments in the Joint Ventures and the Camrose Entities as of the Closing Date, and (B) make additional investments in the Joint Ventures and the Camrose Entities, as long as with respect to investments made under this clause (iii)(B), (I) no Default or Event of Default then exists and is continuing (or would be caused thereby), (II) both before and after giving effect to any such investment, there is at least $75,000,000 in Gross Availability, and (III) immediately after giving effect to any such investment pursuant to this clause (iii)(B), the Borrowers shall be in pro forma compliance with the Financial Covenants (notwithstanding that a Gross Availability Shortfall has not then occurred), calculated based on the Financial Statements most recently delivered to Agent and Lenders pursuant to Section 4.1 and Annex E and as though such investment had occurred at the beginning of the four-quarter period covered thereby, as evidenced by a certificate of the chief financial officer of OSM delivered to Agent and Lenders demonstrating such compliance;

                                            (iv)          Borrowers may make investments in cash and Cash Equivalents;

                                            (v)          the Credit Parties may maintain the existing investments and existing loans and advances set forth on Disclosure Schedule 6.2; and

                                            (vi)          so long as no Default or Event of Default has occurred and is continuing or would occur after giving effect thereto, the Credit Parties may make investments in other Persons (other than investments in wholly-owned Subsidiaries, the Camrose Entities and/or the existing Joint Ventures in accordance with the other clauses hereof, whether or not such Persons are controlled by OSM); provided, that both before and after giving effect to any such investment, (A) there is at least $90,000,000 in Gross Availability, and (B) the Borrowers are in pro forma compliance with the Financial Covenants (notwithstanding that a Gross Availability Shortfall has not then occurred), calculated based on the Financial Statements most recently delivered to Agent and Lenders pursuant to Section 4.1 and Annex E and as though such investment had occurred at the beginning of the four-quarter period covered thereby, as evidenced by a certificate of the chief financial officer of OSM delivered to Agent and Lenders demonstrating such compliance.

            6.3          Indebtedness.  Except as otherwise expressly permitted by this Section 6, no Credit Party shall create, incur, assume or permit to exist any Indebtedness, except (without duplication):

                                            (i)          Indebtedness incurred in respect of Hedge Agreements, to the extent the same is incurred in the ordinary course of business consistent with past practices solely to hedge against fluctuations in interest rates and currency (and not for speculative purposes);

                                            (ii)          so long as no Default or Event of Default has occurred and is continuing or would result therefrom, Indebtedness (including Capital Lease Obligations) secured by Liens permitted under Section 6.7(iii) in an aggregate principal amount not to exceed $50,000,000 in any one Fiscal Year or $75,000,000 during the term hereof; provided, that before and after giving effect to such Indebtedness (including Capital Lease Obligations), Borrowers are in pro forma compliance with the Financial Covenants (whether or not a Gross Availability

Shortfall has then occurred), calculated based on the Financial Statements most recently delivered pursuant to Section 4.1 and Annex E and as though such Indebtedness was incurred at the beginning of the four-quarter period covered thereby, as evidenced by a certificate of the chief financial officer of OSM delivered to Agent and Lenders demonstrating such compliance;

                                            (iii)          the Loans and the other Obligations;

                                            (iv)          unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law;

                                            (v)          existing Indebtedness described in Disclosure Schedule (6.3) (including the intercompany Indebtedness reflected therein, but excluding the Prior Lender Obligations which shall be permitted hereunder until July 7, 2006 (and thereafter shall be terminated in accordance with Section 5.16)) and refinancings thereof or amendments or modifications thereto that do not have the effect of materially increasing the principal amount thereof or materially changing the amortization thereof (other than to extend the same) and that are otherwise on terms and conditions no less favorable to any Credit Party than the terms of the Indebtedness being refinanced, amended or modified;

                                            (vi)          Indebtedness incurred after the Closing Date consisting of intercompany loans and advances made by any Borrower to any other Borrower; provided, that such Indebtedness (A) shall constitute Pledged Debt, (B) shall be subordinated to the Obligations on terms acceptable to Agent, and (C) shall be evidenced by promissory notes in form and substance satisfactory to Agent, which shall be delivered to Agent pursuant to the terms of the Collateral Documents;

                                            (vii)          so long as no Default or Event of Default has occurred and is continuing or would result therefrom, (x) unsecured Indebtedness, and (y) Indebtedness secured by Liens permitted under Section 6.7(iv) which does not any at time exceed $100,000,000 in the aggregate; and

                                            (viii)          Indebtedness consisting of the Noteholder Debt.

            6.4          [Intentionally Reserved.]

            6.5          Capital Structure and Business.  No Credit Party shall amend its charter or bylaws in a manner that would adversely affect Agent or Lenders or such Credit Party’s duty or ability to repay the Obligations.  No Credit Party shall engage in any business other than the businesses currently engaged in by it or businesses reasonably related thereto.

            6.6          [Intentionally Reserved.]

            6.7          Liens.  No Credit Party shall create, incur, assume or permit to exist any Lien on or with respect to its Accounts or any of its other properties or assets (whether now owned or hereafter acquired), except for:

                                            (i)          Permitted Encumbrances;

                                            (ii)          Liens in existence on the date hereof and summarized on Disclosure Schedule (6.7) (including the Liens securing the Noteholder Debt, but excluding any Liens securing the Prior Lender Obligations which shall be permitted hereunder until July 7, 2006 (and thereafter shall be terminated in accordance with Section 5.16));

                                            (iii)          purchase money Liens and Capital Lease Obligations arising from financings upon or in Real Estate or Equipment acquired or held by any Credit Party in the ordinary course of business to secure the purchase price of such Real Estate or Equipment or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of any such Real Estate or Equipment to be subject to such Liens, or Liens existing on any such Real Estate or Equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Liens shall extend to or cover any Real Estate or Equipment not theretofore subject to the Lien being extended, renewed or replaced; provided, further, that the Indebtedness secured by Liens permitted by this clause (iii) shall be permitted under Section 6.3(ii); and

                                            (iv)          Liens not otherwise permitted under this Section 6.7; provided, that (A) such Liens shall not extend to or cover any Collateral, and (B) the Indebtedness secured by such Liens is permitted under Section 6.3(vii)(y).

            6.8          Sale of Assets.  No Credit Party shall sell, transfer, convey, assign or otherwise dispose of any of its properties or other assets or any of its Accounts, except for:

                                            (i)          the sale of Inventory in the ordinary course of business;

                                            (ii)          any sale occurring in connection with a transaction permitted by Section 6.1;

                                            (iii)          so long as no Default or Event of Default has occurred and is continuing or would occur after giving effect thereto, sales of assets for cash and for fair value in an aggregate amount not to exceed $100,000,000 during the term hereof;

                                            (iv)          sales, transfers and other dispositions of assets among Credit Parties;

                                            (v)          sales of assets acquired after the Closing Date that do not constitute Collateral under the Loan Documents; and

                                            (vi)          sales of obsolete, worn out or surplus assets consisting of Real Estate, plant and/or Equipment in the ordinary course of business consistent with past practices, as long as the proceeds thereof are re-invested within a reasonable period of time in fixed assets used or useful in the business of the Credit Parties.

            6.9          [Intentionally Reserved.]

            6.10          Financial Covenants.  At any time from and after the occurrence of a Gross Availability Shortfall, Borrowers shall not breach or fail to comply with any of the Financial Covenants.

            6.11          [Intentionally Reserved.]

            6.12          [Intentionally Reserved.]

            6.13          Restricted Payments.  No Credit Party shall make any Restricted Payment, except

                                            (i)          OSM may (A) declare and pay dividends and distributions payable only in the common stock of OSM, (B) purchase, redeem, retire, defease or otherwise acquire shares of its Stock with the proceeds received contemporaneously from the issue of new shares of its Stock with equal or inferior voting powers, designations, preferences and rights, and (C) purchase, redeem, retire or defease any Indebtedness that is convertible into Stock;

                                            (ii)          any Subsidiary of any Credit Party may (A) declare and pay cash dividends and pay management fees to the applicable Credit Party of which it is a Subsidiary, and (B) accept capital contributions from its parent to the extent permitted under Section 6.2(ii); and

                                            (iii)          OSM may make payments otherwise restricted by this Section 6.13 in an aggregate amount for all such payments not to exceed, as of any date of determination, the sum of (A) $50,000,000 plus (B) (x) 25% of the aggregate amount of consolidated net income of OSM and its Subsidiaries minus (y) 100% of the aggregate amount of consolidated net loss of OSM and its Subsidiaries from the Closing Date to the date of the Financial Statements most recently delivered prior to such date of determination pursuant to Section 4.1 and Annex E, plus (C) 100% of the proceeds received by OSM from issuances of its common Stock from the Closing Date to the date of the Financial Statements most recently delivered prior to such date of determination pursuant to Section 4.1 and Annex E; provided, that after giving effect to each such payment, no Default or Event of Default shall have occurred and be continuing (or would result therefrom).

            6.14          Change of Corporate Name, State of Incorporation or Location; Change of Fiscal Year.  In addition to and not in lieu of the other conditions contained in this Agreement, no Credit Party shall (a) change its name as it appears in official filings in the state of its incorporation or other organization, (b) change its chief executive office, principal place of business, corporate offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral, (c) change the type of entity that it is, (d) change its organizational identification number, if any, issued by its state of incorporation or other organization, or (e) change its state of incorporation or organization or incorporate or organize in any additional jurisdictions, in each case, without at least thirty (30) days’ prior written notice to Agent and after Agent’s written acknowledgment that any reasonable action requested by Agent in connection therewith, including to continue the perfection of any Liens in favor of Agent, on behalf of Lenders, in any Collateral, has been completed or taken, and provided, that any such new location shall be in the continental United States.  No Credit Party shall change its Fiscal Year.

            6.15          No Impairment of Intercompany Transfers.  Except as otherwise permitted under this Section 6, no Credit Party shall directly or indirectly enter into or become bound by any agreement, instrument, indenture or other obligation (other than this Agreement and the other Loan Documents) that could directly or indirectly restrict, prohibit or require the consent of any Person with respect to the payment of dividends or distributions or the making or repayment of intercompany loans by a Subsidiary of any Borrower to any Borrower or between Borrowers.

            6.16          [Intentionally Reserved.]

            6.17          Changes Relating to Noteholder Debt; Key Contracts.

                             (a)          No Credit Party shall change or amend the terms of any of the Noteholder Debt (or any indenture or agreement in connection therewith) if the effect of such amendment is to:  (a) increase the interest rate on such Noteholder Debt; (b) change the dates upon which payments of principal or interest are due on such Noteholder Debt, other than to extend such dates; (c) change any default or event of default other than to delete or make less restrictive any default provision therein, or add any covenant with respect to such Noteholder Debt; (d) change the redemption or prepayment provisions of such Noteholder Debt, other than to extend the dates therefor or to reduce the premiums payable in connection therewith; (e) grant any additional security or collateral to secure payment of such Noteholder Debt; (f) increase the principal amount thereof; or (g) change or amend any other term if such change or amendment would materially increase the obligations of the Credit Party thereunder or confer additional material rights on the holder of such Noteholder Debt in a manner adverse to any Credit Party, Agent or any Lender.

                             (b)          No Credit Party shall (i) cancel or terminate any Key Contract or consent to or accept any cancellation or termination thereof, in any case, outside of the ordinary course of business or in any manner which could reasonably be expected to have a Material Adverse Effect, or (ii) amend or otherwise modify any Key Contract or give any consent, waiver or approval thereunder, waive any default under or breach any Key Contract, agree in any manner to any other amendment, modification or change of any term or condition of any Key Contract or take any other action in connection with any Key Contract that, in any such case for this clause (ii), would be outside of the ordinary course of business or would impair the value of the interest or rights of any Credit Party thereunder in a manner which could reasonably be expected to have a Material Adverse Effect or that would impair the interest or rights of Agent or any Lender in a manner which could reasonably be expected to have a Material Adverse Effect, or permit any of its Subsidiaries to do any of the foregoing.

            6.18          [Intentionally Reserved.]

            6.19          No Speculative Transactions.  No Credit Party shall engage in any transaction involving commodity options, futures contracts or similar transactions, other than transactions entered into in the ordinary course of business consistent with past practices; it being understood, however, that Borrowers may engage in interest rate management transactions (including as relates to the Swap Related L/C and the Swap Related Reimbursement Obligations) that are not speculative so long as the other requirements of this Agreement are satisfied.

7.         TERM

            7.1          Termination.  The financing arrangements contemplated hereby shall be in effect until the Commitment Termination Date, and the Loans and all other Obligations shall be automatically due and payable in full on such date.

            7.2          Survival of Obligations Upon Termination of Financing Arrangements.  Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the obligations, duties and liabilities of the Credit Parties or the rights of Agent and Lenders relating to any unpaid portion of the Loans or any other Obligations, due or not due, liquidated, contingent or unliquidated, or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Commitment Termination Date.  Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations of or binding upon the Credit Parties, and all rights of Agent and each Lender, all as contained in the Loan Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, that the provisions of Section 11, the payment obligations under Sections 1.15 and 1.16, and the indemnities contained in the Loan Documents shall survive the Termination Date.

8.         EVENTS OF DEFAULT; RIGHTS AND REMEDIES

            8.1          Events of Default.  The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder:

                            (a)          Any Credit Party (i) fails to make any payment of principal hereunder when due, (ii) fails to make any payment of interest on, or Fees owing in respect of, the Loans or any of the other Obligations within three (3) Business Days after such payment is due and payable, or (iii) fails to pay or reimburse Agent or Lenders for any expense reimbursable hereunder or under any other Loan Document within ten (10) days following Agent’s demand for such reimbursement or payment of expenses.

                            (b)          Any Credit Party fails or neglects to perform, keep or observe any of the provisions of Sections 1.4, 1.8, 5.4(a) or 6, or any of the provisions set forth in Annexes C or G, respectively.

                            (c)          Any Borrower fails or neglects to perform, keep or observe any of the provisions of Section 4.1 or any provisions set forth in Annexes E or F, respectively, and the same shall remain unremedied for ten (10) Business Days or more.

                            (d)          Any Credit Party fails or neglects to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents (other than any provision embodied in or covered by any other clause of this Section 8.1) and the same shall remain unremedied for forty (40) days or more.

                            (e)          A default or breach occurs under any other agreement, document or instrument to which any Credit Party is a party that is not cured within any applicable grace period therefor, and such default or breach (i) involves the failure to make any payment when due in respect of any Indebtedness or Guaranteed Indebtedness (other than the Obligations) of any Credit Party in excess of $10,000,000 in the aggregate (including (x) undrawn committed or available amounts and (y) amounts owing to all creditors under any combined or syndicated credit arrangements), or (ii) causes, or permits any holder of such Indebtedness or Guaranteed Indebtedness or a trustee to cause, Indebtedness or Guaranteed Indebtedness or a portion thereof in excess of $10,000,000 in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, or cash collateral in respect thereof to be demanded.

                            (f)          Any information contained in any Borrowing Base Certificate is untrue or incorrect in any respect (other than (i) inadvertent, immaterial errors not exceeding $500,000 in the aggregate in any Borrowing Base Certificate), (ii) errors understating the Borrowing Base and (iii) errors occurring when Borrowing Availability continues to exceed $25,000,000 after giving effect to the correction of such errors), or any representation or warranty herein or in any Loan Document or in any written statement, report, financial statement or certificate (other than a Borrowing Base Certificate) made or delivered to Agent or any Lender by any Credit Party is untrue or incorrect in any material respect as of the date when made or deemed made.

                            (g)          Assets of any Credit Party with a fair market value of $10,000,000 or more are attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of any Credit Party and such condition continues for thirty (30) days or more.

                            (h)          A case or proceeding is commenced against any Credit Party seeking a decree or order in respect of such Credit Party (i) under the Bankruptcy Code, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Credit Party or for any substantial part of any such Credit Party’s assets, or (iii) ordering the winding-up or liquidation of the affairs of such Credit Party, and such case or proceeding shall remain undismissed or unstayed for sixty (60) days or more or a decree or order granting the relief sought in such case or proceeding is granted by a court of competent jurisdiction.

                            (i)          Any Credit Party (i) files a petition seeking relief under the Bankruptcy Code, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consents to or fails to contest in a timely and appropriate manner the institution of proceedings thereunder or the filing of any such petition or the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Credit Party or for any substantial part of any such Credit Party’s assets, (iii) makes an assignment for the benefit of creditors, (iv) takes any action in furtherance of any of the foregoing; or (v) admits in writing its inability to, or is generally unable to, pay its debts as such debts become due.

                            (j)          A final judgment or judgments for the payment of money in excess of $10,000,000 in the aggregate at any time are outstanding against one or more of the Credit Parties (which judgments are not covered by insurance policies as to which liability has been accepted by the insurance carrier), and the same are not, within thirty (30) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay.

                            (k)          Any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Credit Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any Lien created under any Loan Document ceases to be a valid and perfected first priority Lien (except as otherwise permitted herein or therein) in any of the Collateral purported to be covered thereby and remains unremedied for a period of twenty (20) days or more.

                            (l)          Any Change of Control occurs.

                            (m)          A material default or breach of the Intercreditor Agreement occurs that is not cured within any applicable grace period and such material default or breach results in Agent and Lenders ceasing to have satisfactory access to and rights to use the Real Estate and Equipment of the Credit Parties in connection with the exercise of their respective rights hereunder and under the Collateral Documents.

            8.2          Remedies.

                            (a)          If any Event of Default has occurred and is continuing, Agent may (and at the written request of the Requisite Lenders shall), without prior notice, suspend the Revolving Loan facility with respect to additional Advances and/or the incurrence of additional Letter of Credit Obligations, whereupon any additional Advances and additional Letter of Credit Obligations shall be made or incurred in Agent’s sole discretion (or in the sole discretion of the Requisite Lenders, if such suspension occurred at their direction) so long as such Default or Event of Default is continuing.  If any Event of Default has occurred and is continuing, Agent may (and at the written request of Requisite Lenders shall), without notice except as otherwise expressly provided herein, increase the rate of interest applicable to the Loans and the Letter of Credit Fees to the Default Rate.

                            (b)          If any Event of Default has occurred and is continuing, Agent may (and at the written request of the Requisite Lenders shall), without prior notice:  (i) terminate the Revolving Loan facility with respect to further Advances or the incurrence of further Letter of Credit Obligations; (ii) reduce the Revolving Loan Commitment from time to time; (iii) declare all or any portion of the Obligations, including all or any portion of any Loan to be forthwith due and payable, and require that the Letter of Credit Obligations be cash collateralized in the manner set forth in Annex B, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrowers and each other Credit Party; or (iv) exercise any rights and remedies provided to Agent under the Loan Documents or at law or equity, including all remedies provided under the Code; provided, that upon the occurrence of an Event of Default specified in Sections 8.1(h) or (i), the Commitments shall be immediately terminated and all of the Obligations, including the aggregate Revolving Loan, shall become immediately due and payable without declaration, notice or demand by any Person.

            8.3          Waivers by Credit Parties.  Except as otherwise provided for in this Agreement or by applicable law, each Credit Party waives (including for purposes of Section 12):  (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent on which any Credit Party may in any way be liable, and hereby ratifies and confirms whatever Agent may do in this regard, (b) all rights to notice and a hearing prior to Agent’s taking possession or control of, or to Agent’s replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing Agent to exercise any of its remedies, and (c) the benefit of all valuation, appraisal, marshaling and exemption laws.

9.         ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENT

            9.1          Assignment and Participations.

                            (a)          Subject to the terms of this Section 9.1, any Lender may make an assignment to a Qualified Assignee of, or sell participations in, at any time or times, the Loan Documents, Loans, Letter of Credit Obligations and any Commitment or any portion thereof or interest therein, including any Lender’s rights, title, interests, remedies, powers or duties thereunder.  Any assignment by a Lender shall:  (i) require the consent of Agent (which consent shall not be unreasonably withheld or delayed with respect to a Qualified Assignee) and the execution of an assignment agreement (each, an “Assignment Agreement”) substantially in the form attached hereto as Exhibit 9.1(a) and otherwise in form and substance reasonably satisfactory to, and acknowledged by, Agent; (ii) be conditioned on such assignee Lender representing to the assigning Lender and Agent that it is purchasing the applicable Loans to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; (iii) after giving effect to any such partial assignment, the assignee Lender shall have Commitments in an amount at least equal to $5,000,000 and the assigning Lender shall have retained Commitments in an amount at least equal to $5,000,000; (iv) include a payment to Agent of an assignment fee of $3,500; and (v) so long as no Event of Default has occurred and is continuing, require the consent of Borrower Representative, which shall not be unreasonably withheld, conditioned or delayed.  In the case of an assignment by a Lender under this Section 9.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as all other Lenders hereunder.  The assigning Lender shall be relieved of its obligations hereunder with respect to its Commitments or assigned portion thereof from and after the date of such assignment.  Each Borrower hereby acknowledges and agrees that any assignment shall give rise to a direct obligation of Borrowers to the assignee and that the assignee shall be considered to be a “Lender”.  In all instances, each Lender’s liability to make Loans hereunder shall be several and not joint and shall be limited to such Lender’s Pro Rata Share of the applicable Commitment.  In the event Agent or any Lender assigns or otherwise transfers all or any part of the Obligations, Agent or any such Lender shall so notify Borrowers and Borrowers shall, upon the request of Agent or such Lender, execute new Notes in exchange for the Notes, if any, being assigned.  Notwithstanding the foregoing provisions of this Section 9.1(a), any Lender may at any time pledge the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to a Federal Reserve Bank, and any Lender that is an investment fund may assign the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to another investment fund managed by the same investment advisor; provided, that no such pledge to a Federal Reserve Bank shall release such Lender from such Lender’s obligations hereunder or under any other Loan Document.

                            (b)          Any participation by a Lender of all or any part of its Commitments shall be made with the understanding that all amounts payable by Borrowers hereunder shall be determined as if that Lender had not sold such participation, and that the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or Fees payable with respect to, any Loan in which such holder participates, (ii) any extension of the scheduled amortization of the principal amount of any Loan in which such holder participates or the final maturity date thereof, and (iii) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement, the Collateral Documents or the other Loan Documents).  Solely for purposes of Sections 1.13, 1.15, 1.16 and 9.8, each Borrower acknowledges and agrees that a participation shall give rise to a direct obligation of Borrowers to the participant and the participant shall be considered to be a “Lender”.  Except as set forth in the preceding sentence no Borrower or Credit Party shall have any obligation or duty to any participant.  Neither Agent nor any Lender (other than the Lender selling a participation) shall have any duty to any participant and may continue to deal solely with the Lender selling a participation as if no such sale had occurred.

                            (c)          Except as expressly provided in this Section 9.1, no Lender shall, as between Borrowers and that Lender, or Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loans, the Notes or other Obligations owed to such Lender.

                            (d)          Each Credit Party executing this Agreement shall assist any Lender permitted to sell assignments or participations under this Section 9.1 as reasonably required to enable the assigning or selling Lender to effect any such assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and, if requested by Agent, the preparation of informational materials for, and the participation of management in meetings with, potential assignees or participants.  Each Credit Party executing this Agreement shall certify the correctness, completeness and accuracy of all descriptions of the Credit Parties and their respective affairs contained in any selling materials provided by them and all other information provided by them and included in such materials, except that any Projections delivered by Borrowers shall only be certified by Borrowers as having been prepared by Borrowers in compliance with the representations contained in Section 3.4(c).

                            (e)          Any Lender may furnish any information concerning Credit Parties in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants); provided, that such Lender shall obtain from assignees or participants confidentiality covenants substantially equivalent to those contained in Section 11.8.

                            (f)          So long as no Event of Default has occurred and is continuing, no Lender shall assign or sell participations in any portion of its Loans or Commitments to a potential Lender or participant, if, as of the date of the proposed assignment or sale, the assignee Lender or participant would be subject to capital adequacy or similar requirements under Section 1.16(a), increased costs under Section 1.16(b), an inability to fund LIBOR Loans under Section 1.16(c), or withholding taxes in accordance with Section 1.15(a).

                            (g)          Notwithstanding anything to the contrary contained herein, any Lender (each, a “Granting Lender”), may grant to a special purpose funding vehicle (each, an “SPC”), identified as such in writing by the Granting Lender to Agent and Borrowers, the option to provide to Borrowers all or any part of any Loans that such Granting Lender would otherwise be obligated to make to Borrowers pursuant to this Agreement; provided, that (i) nothing herein shall constitute a commitment by any SPC to make any Loan; and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if such Loan were made by such Granting Lender.  No SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  Any SPC may (i) with notice to, but without the prior written consent of, Borrowers and Agent, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by Borrower Representative and Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis (substantially equivalent to the confidentiality requirements of Section 11.8) any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.  This Section 9.1(g) may not be amended without the prior written consent of each Granting Lender, all or any of whose Loans are being funded by an SPC at the time of such amendment.  For the avoidance of doubt, the Granting Lender shall for all purposes, including without limitation, the approval of any amendment or waiver of any provision of any Loan Document or the obligation to pay any amount otherwise payable by the Granting Lender under the Loan Documents, continue to be the Lender of record hereunder.

                            (h)          Nothing contained in this Section 9 shall require the consent of any party for GE Capital to assign any of its rights in respect of any Swap Related Reimbursement Obligations.

            9.2          Appointment of Agent.  GE Capital is hereby appointed to act on behalf of all Lenders as Agent under this Agreement and the other Loan Documents.  The provisions of this Section 9.2 are solely for the benefit of Agent and Lenders and no Credit Party nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof.  In performing its functions and duties under this Agreement and the other Loan Documents, Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Credit Party or any other Person.  Agent shall have no duties or responsibilities except for those expressly set forth in this Agreement and the other Loan Documents.  The duties of Agent shall be mechanical and administrative in nature and Agent shall not have, or be deemed to have, by reason of this Agreement, any other Loan Document or otherwise a fiduciary relationship in respect of any Lender.  Except as expressly set forth in this Agreement and the other Loan Documents, Agent shall not have any duty to disclose, and shall not be liable for failure to disclose, any information relating to any Credit Party or any of their respective Subsidiaries or any Account Debtor that is communicated to or obtained by GE Capital or any of its Affiliates in any capacity.  Neither Agent nor any of its Affiliates nor any of their respective officers, directors, employees, agents or representatives shall be liable to any Lender for any action taken or omitted to be taken by it hereunder or under any other Loan Document, or in connection herewith or therewith, except for damages caused by its or their own gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction.

                            If Agent shall request instructions from Requisite Lenders or all affected Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, then Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Requisite Lenders or all affected Lenders, as the case may be, and Agent shall not incur liability to any Person by reason of so refraining.  Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document (a) if such action would, in the opinion of Agent, be contrary to law or the terms of this Agreement or any other Loan Document, (b) if such action would, in the opinion of Agent, expose Agent to Environmental Liabilities or (c) if Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of Requisite Lenders or all affected Lenders, as applicable.

            9.3          Agent’s Reliance, Etc.  Neither Agent nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for damages caused by its or their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.  Without limiting the generality of the foregoing, Agent:  (a) may treat the payee of any Note as the holder thereof until Agent receives written notice of the assignment or transfer thereof signed by such payee and in form reasonably satisfactory to Agent; (b) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Credit Party or to inspect the Collateral (including the books and records) of any Credit Party; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (f) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

            9.4          GE Capital and Affiliates.  With respect to its Commitments hereunder, GE Capital shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include GE Capital in its individual capacity.  GE Capital and its Affiliates may lend money to, invest in, and generally engage in any kind of business with, any Credit Party, any of their Affiliates and any Person who may do business with or own securities of any Credit Party or any such Affiliate, all as if GE Capital were not Agent and without any duty to account therefor to Lenders.  GE Capital and its Affiliates may accept fees and other consideration from any Credit Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders.  Each Lender acknowledges the potential conflict of interest between GE Capital as a Lender holding disproportionate interests in the Loans and GE Capital as Agent.

            9.5          Lender Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the Financial Statements referred to in Section 3.4(a) and such other documents and information as it has deemed appropriate, made its own credit and financial analysis of the Credit Parties and its own decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.  Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Loans, and expressly consents to, and waives any claim based upon, such conflict of interest.

            9.6          Indemnification.  Lenders agree to indemnify Agent (to the extent not reimbursed by Credit Parties and without limiting the obligations of Credit Parties hereunder), ratably according to their respective Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by Agent in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction.  Without limiting the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Agent is not reimbursed for such expenses by Credit Parties.

            9.7          Successor Agent.  Agent may resign at any time by giving not less than thirty (30) days’ prior written notice thereof to Lenders and Borrower Representative.  Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Agent.  If no successor Agent shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within thirty (30) days after the resigning Agent’s giving notice of resignation, then the resigning Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution is organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least $300,000,000.  If no successor Agent has been appointed pursuant to the foregoing, within thirty (30) days after the date such notice of resignation was given by the resigning Agent, such resignation shall become effective and the Requisite Lenders shall thereafter perform all the duties of Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor Agent as provided above.  Any successor Agent appointed by Requisite Lenders hereunder shall be subject to the approval of Borrower Representative, such approval not to be unreasonably withheld, conditioned or delayed; provided, that such approval shall not be required if a Default or an Event of Default has occurred and is continuing.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent.  Upon the earlier of the acceptance of any appointment as Agent hereunder by a successor Agent or the effective date of the resigning Agent’s resignation, the resigning Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that any indemnity rights or other rights in favor of such resigning Agent shall continue.  After any resigning Agent’s resignation hereunder, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting as Agent under this Agreement and the other Loan Documents.

            9.8          Setoff and Sharing of Payments.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default and subject to Section 9.9(f), each Lender is hereby authorized at any time or from time to time, without prior notice to any Credit Party or to any Person other than Agent, any such notice being hereby expressly waived, to offset and to appropriate and to apply any and all balances held by it at any of its offices for the account of any Borrower or Guarantor (regardless of whether such balances are then due to such Borrower or Guarantor) and any other properties or assets at any time held or owing by that Lender or that holder to or for the credit or for the account of any Borrower or Guarantor against and on account of any of the Obligations that are not paid when due; provided, that the Lender exercising such offset rights shall give notice thereof to the affected Credit Party promptly after exercising such rights.  Any Lender exercising a right of setoff or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender’s or holder’s Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so offset or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares (other than offset rights exercised by any Lender with respect to Sections 1.13, 1.15 or 1.16).  Each Credit Party that is a Borrower or Guarantor agrees, to the fullest extent permitted by law, that (a) any Lender may exercise its right to offset with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such amounts so offset to other Lenders and holders and (b) any Lender so purchasing a participation in the Loans made or other Obligations held by other Lenders or holders may exercise all rights of offset, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Loans and the other

Obligations in the amount of such participation.  Notwithstanding the foregoing, if all or any portion of the offset amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of offset, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.

            9.9          Advances; Payments; Non-Funding Lenders; Information; Actions in Concert.

                             (a)          Advances; Payments.

                                            (i)          Agent shall notify Lenders, promptly after receipt of a Notice of Revolving Credit Advance and in any event prior to 1:00 p.m. (New York time) on the date such Notice of Revolving Credit Advance is received, by telecopy, telephone or other similar form of transmission.  Each Lender shall make the amount of such Lender’s Pro Rata Share of such Revolving Credit Advance available to Agent in same day funds by wire transfer to Agent’s account as designated by Agent and set forth in Annex H not later than 3:00 p.m. (New York time) on the requested funding date, in the case of an Index Rate Loan, and not later than 11:00 a.m. (New York time) on the requested funding date, in the case of a LIBOR Loan.  After receipt of such wire transfers (or, in the Agent’s sole discretion, before receipt of such wire transfers), subject to the terms hereof, Agent shall make the requested Revolving Credit Advance to the Borrower designated by Borrower Representative in the Notice of Revolving Credit Advance.  All payments by each Lender shall be made without setoff, counterclaim or deduction of any kind.

                                            (ii)          Not less than once during each calendar week or more frequently at Agent’s election (each, a “Settlement Date”), Agent shall advise each Lender by telephone, or telecopy of the amount of such Lender’s Pro Rata Share of principal, interest and Fees paid for the benefit of Lenders with respect to each applicable Loan.  Provided that each Lender has funded all payments or Advances required to be made by it and has purchased all participations required to be purchased by it under this Agreement and the other Loan Documents as of such Settlement Date, Agent shall pay to each Lender such Lender’s Pro Rata Share of principal, interest and Fees paid by Borrowers since the previous Settlement Date for the benefit of such Lender on the Loans held by it.  To the extent that any Lender (a “Non-Funding Lender”) has failed to fund all such payments and Advances or failed to fund the purchase of all such participations, Agent shall be entitled to set off the funding short-fall against that Non-Funding Lender’s Pro Rata Share of all payments received from Borrowers.  Such payments shall be made by wire transfer to such Lender’s account (as specified by such Lender in Annex H or the applicable Assignment Agreement) not later than 1:00 p.m. (Chicago time) on the next Business Day following each Settlement Date.

                             (b)          Availability of Lender’s Pro Rata Share.  Agent may assume that each Lender will make its Pro Rata Share of each Revolving Credit Advance available to Agent on each funding date.  If such Pro Rata Share is not, in fact, paid to Agent by such Lender when due, Agent will be entitled to recover such amount on demand from such Lender without setoff, counterclaim or deduction of any kind.  If any Lender fails to pay the amount of its Pro Rata Share forthwith upon Agent’s demand, Agent shall promptly notify Borrower Representative and Borrowers shall immediately repay such amount to Agent.  Nothing in this Section 9.9(b) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrowers may have against any Lender as a result of any default by such Lender hereunder.  To the extent that Agent advances funds to any Borrower on behalf of any Lender and is not reimbursed therefor on the same Business Day as such Advance is made, Agent shall be entitled to retain for its account all interest accrued on such Advance until reimbursed by the applicable Lender.

                             (c)          Return of Payments.

                                            (i)          If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrowers and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

                                            (ii)          If Agent determines at any time that any amount received by Agent under this Agreement must be returned to any Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender.  In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to any Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

                             (d)          Non-Funding Lenders.  The failure of any Non-Funding Lender to make any Revolving Credit Advance or any payment required by it hereunder on the date specified therefor shall not relieve any other Lender (each such other Lender, an “Other Lender”) of its obligations to make such Advance or purchase such participation on such date, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make an Advance, purchase a participation or make any other payment required hereunder.  Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” (or be included in the calculation of “Requisite Lenders”, hereunder) for any voting or consent rights under or with respect to any Loan Document.  At Borrower Representative’s request, Agent or a Person reasonably acceptable to Agent shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from any Non-Funding Lender, and each Non-Funding Lender agrees that it shall, at Agent’s request, sell and assign to Agent or such Person, all of the Commitments of that Non-Funding Lender for an amount equal to the principal balance of all Loans held by such Non-Funding Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

                             (e)          Dissemination of Information.  Agent shall use reasonable efforts to provide Lenders with any notice of Default or Event of Default received by Agent from, or delivered by Agent to, any Credit Party, with notice of any Event of Default of which Agent has actually become aware and with notice of any action taken by Agent following any Event of Default; provided, that Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent’s gross negligence or willful misconduct as finally determined by a Court of Competent jurisdiction.  Lenders acknowledge that Borrowers are required to provide Financial Statements and Collateral Reports to Lenders in accordance with Annexes E and F hereto and agree that Agent shall have no duty to provide the same to Lenders.

                             (f)          Actions in Concert.  Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or the Notes (including exercising any rights of setoff) without first obtaining the prior written consent of Agent and Requisite Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Notes shall be taken in concert and at the direction or with the consent of Agent or Requisite Lenders.

10.        SUCCESSORS AND ASSIGNS

            10.1          Successors and Assigns.  This Agreement and the other Loan Documents shall be binding on and shall inure to the benefit of each Credit Party, Agent, Lenders and their respective successors and assigns (including, in the case of any Credit Party, a debtor-in-possession on behalf of such Credit Party), except as otherwise provided herein or therein.  No Credit Party may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of Agent and Lenders.  Any such purported assignment, transfer, hypothecation or other conveyance by any Credit Party without the prior express written consent of Agent and Lenders shall be void.  The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Credit Party, Agent and Lenders with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.

11.       MISCELLANEOUS

            11.1          Complete Agreement; Modification of Agreement.  The Loan Documents constitute the complete agreement between the parties with respect to the subject matter thereof and may not be modified, altered or amended except as set forth in Section 11.2.  Any letter of interest, commitment letter or fee letter (other than any confidentiality agreement), if any, between any Credit Party and Agent or any Lender or any of their respective Affiliates, predating this Agreement and relating to a financing of substantially similar form, purpose or effect shall be superseded by this Agreement.  Notwithstanding the foregoing, the GE Capital Fee Letter shall survive the execution and delivery of this Agreement and shall continue to be binding obligations of the parties.

            11.2          Amendments and Waivers.

                             (a)          Except for actions expressly permitted to be taken by Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Agent and Borrowers, and by Requisite Lenders or all affected Lenders, as applicable.  Except as set forth in clause (c) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Requisite Lenders. Requisite Lenders or all affected Lenders, as applicable.  Except as set forth in clause (c) below, all such amendments, mod ifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Requisite Lenders.

                             (b)          No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that increases the percentage advance rates set forth in the definition of the Borrowing Base or that makes less restrictive the nondiscretionary criteria for exclusion from Eligible Accounts and Eligible Inventory set forth in Sections 1.6 and 1.7, shall be effective unless the same shall be in writing and signed by Agent, Requisite Lenders and Borrowers.  No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that waives compliance with the conditions precedent set forth in Section 2.2 to the making of any Loan or the incurrence of any Letter of Credit Obligations shall be effective unless the same shall be in writing and signed by Agent, Requisite Lenders and Borrowers.  Notwithstanding anything contained in this Agreement to the contrary, no waiver or consent with respect to any Default or any Event of Default shall be effective for purposes of the conditions precedent to the making of Loans or the incurrence of Letter of Credit Obligations set forth in Section 2.2 unless the same shall be in writing and signed by Agent, Requisite Lenders and Borrowers.

                             (c)          No amendment, modification, termination or waiver shall, unless in writing and signed by Agent and each Lender and L/C Issuer directly affected thereby:  (i) increase the principal amount of any Lender’s Commitment (which action shall be deemed to directly affect all Lenders (ii) reduce the principal of, rate of interest on or Fees payable with respect to any Loan or Letter of Credit Obligations of any affected Lender; (iii) extend any scheduled payment date (other than payment dates of mandatory prepayments under Section 1.3(b)(iii)) or final maturity date of the principal amount of any Loan of any affected Lender; (iv) waive, forgive, defer, extend or postpone any payment of interest or Fees as to any affected Lender; (v) release or subordinate any Guaranty or, except as otherwise permitted herein or in the other Loan Documents, release, subordinate or permit any Credit Party to sell or otherwise dispose of, any Collateral with a value exceeding $5,000,000 in the aggregate (which action shall be deemed to directly affect all Lenders and the L/C Issuer); (vi) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that shall be required for Lenders or any of them to take any action hereunder; and (vii) amend or waive this Section 11.2 or the definition of the term “Requisite Lenders” insofar as such definitions affect the substance of this Section 11.2.  Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of Agent or L/C Issuer, or of GE Capital in respect of any Swap Related Reimbursement Obligations, under this Agreement or any other Loan Document, including any increase in the L/C Sublimit or any release of any Guaranty or Collateral requiring a writing signed by all Lenders, shall be effective unless in writing and signed by Agent or L/C Issuer or GE Capital, as the case may be, in addition to Lenders required hereinabove to take such action.  Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given.  No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document.  No amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the holder of that Note.  No notice to or demand on any Credit Party in any case shall entitle such Credit Party or any other Credit Party to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance wi th this Section 11.2 shall be binding upon each holder of the Notes at the time outstanding and each future holder of the Notes.

                             (d)          If, in connection with any proposed amendment, modification, waiver or termination (each, a “Proposed Change”):

                                            (i)          requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this clause (i) and in clause (ii) below being referred to as a “Non-Consenting Lender”); or

                                            (ii)          requiring the consent of Requisite Lenders, the consent of Lenders holding 51% or more of the aggregate Commitments is obtained, but the consent of Requisite Lenders is not obtained, then, so long as Agent is not a Non-Consenting Lender, at Borrower Representative’s request, Agent or a Person reasonably acceptable to Agent shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon Agent’s request, sell and assign to Agent or such Person, all of the Commitments of such Non-Consenting Lenders for an amount equal to the principal balance of all Loans held by the Non-Consenting Lenders and all accrued interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

                             (e)          Upon payment in full in cash and performance of all of the Obligations (other than indemnification Obligations), termination of the Commitments and a release of all claims against Agent and Lenders, and so long as no suits, actions, proceedings or claims are pending or threatened against any Indemnified Person asserting any damages, losses or liabilities that are Indemnified Liabilities, Agent shall deliver to Borrowers termination statements, mortgage releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations.

            11.3          Fees and Expenses.  Borrowers shall reimburse (i) Agent for all reasonable out-of-pocket fees, costs and expenses (including the reasonable fees and expenses of all of its counsel, advisors, consultants and auditors) and (ii) Agent (and, with respect to clauses (b), (c) and (d) below, all Lenders) for all fees, costs and expenses, including the reasonable fees, costs and expenses of counsel or other advisors (including environmental and management consultants and appraisers), incurred in connection with the negotiation, preparation and filing and/or recordation of the Loan Documents and incurred in connection with:

                             (a)          any amendment, modification or waiver of, consent with respect to, or termination of, any of the Loan Documents or Related Transactions Documents or advice in connection with the syndication and administration of the Loans made pursuant hereto or its rights hereunder or thereunder;

                             (b)          any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, any Lender, any Credit Party or any other Person and whether as a party, witness or otherwise) in any way relating to the Collateral, any of the Loan Documents or any other agreement to be executed or delivered in connection herewith or therewith, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against any or all of the Credit Parties or any other Person that may be obligated to Agent by virtue of the Loan Documents; including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided, that no Person shall be entitled to reimbursement under this clause (b) in respect of any litigation, contest, dispute, suit, proceeding or action to the extent any of the foregoing results from such Person’s gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction; provided, further, that in the case of reimbursement of counsel for Lenders other than Agent, such reimbursement shall be limited to one counsel for all such Lenders.

                             (c)          any attempt to enforce any remedies of Agent against any or all of the Credit Parties or any other Person that may be obligated to Agent or any Lender by virtue of any of the Loan Documents, including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided, that in the case of reimbursement of counsel for Lenders other than Agent, such reimbursement shall be limited to one counsel for all such Lenders;

                             (d)          any workout or restructuring of the Loans during the pendency of one or more Events of Default; provided, that in the case of reimbursement of counsel for Lenders other than Agent such reimbursement shall be limited to one counsel for all such Lenders; and

                             (e)          efforts to (i) monitor the Loans or any of the other Obligations, (ii) evaluate, observe or assess any of the Credit Parties or their respective affairs, and (iii) verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral;

including, as to each of clauses (a) through (e) above and as limited in those clauses, all reasonable attorneys’ and other professional and service providers’ fees arising from such services and other advice, assistance or other representation, including those in connection with any appellate proceedings, and all expenses, costs, charges and other fees incurred by such counsel and others in connection with or relating to any of the events or actions described in this Section 11.3, all of which shall be payable, on demand, by Borrowers to Agent.  Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include:  fees, costs and expenses of accountants, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or telecopy charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services.

            11.4          No Waiver.  Agent’s or any Lender’s failure, at any time or times, to require strict performance by the Credit Parties of any provision of this Agreement or any other Loan Document shall not waive, affect or diminish any right of Agent or such Lender thereafter to demand strict compliance and performance herewith or therewith.  Any suspension or waiver of an Event of Default shall not suspend, waive or affect any other Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type.  Subject to the provisions of Section 11.2, none of the undertakings, agreements, warranties, covenants and representations of any Credit Party contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by any Credit Party shall be deemed to have been suspended or waived by Agent or any Lender, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of Agent and the applicable required Lenders, and directed to Borrowers specifying such suspension or waiver.

            11.5          Remedies.  Agent’s and Lenders’ rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that Agent or any Lender may have under any other agreement, including the other Loan Documents, by operation of law or otherwise.  Recourse to the Collateral shall not be required.

            11.6          Severability.  Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement or any other Loan Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement or such other Loan Document.

            11.7          Conflict of Terms.  Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement conflicts with any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

            11.8          Confidentiality.  Agent and each Lender agree to use commercially reasonable efforts (equivalent to the efforts Agent or such Lender applies to maintaining the confidentiality of its own confidential information) to maintain as confidential all confidential information provided to them by the Credit Parties and designated as confidential for a period from the date of receipt thereof through and including the date which is two (2) years following the Commitment Termination Date, except that Agent and any Lender may disclose such information (a) to Persons employed or engaged by Agent or such Lender; (b) to any bona fide assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 11.8 (and any such bona fide assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any Governmental Authority or reasonably believed by Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of Agent’s or such Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any Litigation to which Agent or such Lender is a party; or (f) that ceases to be confidential through no fault of Agent or any Lender; provided, that unless prohibited by applicable law or court order, any disclosure pursuant to clauses (c) or (d) will be preceded by notice from Agent or the applicable Lender to Borrower Representative of such pending disclosure.

            11.9          GOVERNING LAW.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THE LOAN DOCUMENTS AND THE OBLIGATIONS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF ILLINOIS APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.  EACH CREDIT PARTY HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN COOK COUNTY, CITY OF CHICAGO, ILLINOIS SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE CREDIT PARTIES, AGENT AND LENDERS PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS; PROVIDED, THAT AGENT, LENDERS AND THE CREDIT PARTIES ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF COOK COUNTY; PROVIDED, FURTHER, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF AGENT.  EACH CREDIT PARTY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH CREDIT PARTY HEREBY WAIVES ANY OBJECTION THAT SUCH CREDIT PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.  EACH CREDIT PARTY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH CREDIT PARTY AT THE ADDRESS SET FORTH IN ANNEX I OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH CREDIT PARTY’S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID.

            11.10        Notices.

                             (a)          Addresses.  All notices, demands, requests, directions and other communications required or expressly authorized to be made by this Agreement shall, whether or not specified to be in writing but unless otherwise expressly specified to be given by any other means, be given in writing and (i) addressed to (A) the party to be notified and sent to the address or facsimile number indicated in Annex I, or (B) otherwise to the party to be notified at its address specified on the signature page of any applicable Assignment Agreement, (ii) posted to Intralinks® (to the extent such system is available and set up by or at the direction of the Agent prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to www.intralinks.com, faxing it to 866-545-6600 with an appropriate bar-coded fax coversheet or using such other means of posting to Intralinks® as may be available and reasonably acceptable to the Agent prior to such posting, (iii) posted to any other E-System set up by or at the direction of Agent in an appropriate location or (iv) addressed to such other address as shall be notified in writing (A) in the case of Borrower Representative and Agent, to the other parties hereto and (B) in the case of all other parties, to Borrower Representative and Agent.  Transmission by electronic mail (including E-Fax, even if transmitted to the fax numbers set forth in clause (i) above) shall not be sufficient or effective to transmit any such notice under this clause (a) unless such transmission is an available means to post to any E-System.

                             (b)          Effectiveness.  All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one Business Day after delivery to such courier service, (iii) if delivered by mail, when deposited in the mails, (iv) if delivered by facsimile (other than to post to an E-System pursuant to clause (a)(ii) or (a)(iii) above), upon sender’s receipt of confirmation of proper transmission, and (v) if delivered by posting to any E-System, on the later of the date of such posting in an appropriate location and the date access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System.  Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Borrower Representative or Agent) designated in Annex I to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.  The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice.

            11.11          Section Titles.  The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

            11.12          Counterparts.  This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

            11.13          WAIVER OF JURY TRIAL.  BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS.  THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG AGENT, LENDERS AND ANY CREDIT PARTY ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

            11.14          Press Releases and Related Matters.  Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of GE Capital or its affiliates or referring to this Agreement, the other Loan Documents or the Related Transactions Documents without at least two (2) Business Days’ prior notice to GE Capital and without the prior written consent of GE Capital unless (and only to the extent that) such Credit Party or Affiliate is required to do so under law and then, in any event, such Credit Party or Affiliate will consult with GE Capital before issuing such press release or other public disclosure.  Each Credit Party consents to the publication by Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement and, with the consent of Borrower Representative, using Borrowers’ names, product photographs, logos or trademarks.  Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

            11.15          Reinstatement.  This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Credit Party for liquidation or reorganization, should any Credit Party become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Credit Party’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

            11.16          Advice of Counsel.  Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Sections 11.9 and 11.13, with its counsel.

            11.17          No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

12.       CROSS-GUARANTY

            12.1          Cross-Guaranty.  Each Borrower hereby agrees that such Borrower is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to Agent and Lenders and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to Agent and Lenders by each other Borrower.  Each Borrower agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section 12 shall not be discharged until payment and performance, in full, of the Obligations has occurred, and that its obligations under this Section 12 shall be absolute and unconditional, irrespective of, and unaffected by,

                             (a)          the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Borrower is or may become a party;

                             (b)          the absence of any action to enforce this Agreement (including this Section 12) or any other Loan Document or the waiver or consent by Agent and Lenders with respect to any of the provisions thereof;

                             (c)          the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by Agent and Lenders in respect thereof (including the release of any such security);

                             (d)          the insolvency of any Credit Party; or

                             (e)          any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

Each Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guaranteed hereunder.

            12.2          Waivers by Borrowers.  Each Borrower expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel Agent or Lenders to marshal assets or to proceed in respect of the Obligations guaranteed hereunder against any other Credit Party, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Borrower.  It is agreed among each Borrower, Agent and Lenders that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Section 12 and such waivers, Agent and Lenders would decline to enter into this Agreement.

            12.3          Benefit of Guaranty.  Each Borrower agrees that the provisions of this Section 12 are for the benefit of Agent and Lenders and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Borrower and Agent or Lenders, the obligations of such other Borrower under the Loan Documents.

            12.4          Subordination of Subrogation, Etc.  Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth in Section 12.7, each Borrower hereby expressly and irrevocably subordinates to the payment in full in cash of the Obligations any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor until the Obligations are indefeasibly paid in full in cash and the Commitments are terminated.  Each Borrower acknowledges and agrees that this waiver is intended to benefit Agent and Lenders and shall not limit or otherwise affect such Borrower’s liability hereunder or the enforceability of this Section 12, and that Agent, Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 12.4.

            12.5          Election of Remedies.  If Agent or any Lender may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving Agent or such Lender a Lien upon any Collateral, whether owned by any Borrower or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, Agent or any Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 12.  If, in the exercise of any of its rights and remedies, Agent or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Borrower hereby consents to such action by Agent or such Lender and waives any claim based upon such action, even if such action by Agent or such Lender shall result in a full or partial loss of any rights of subrogation that each Borrower might otherwise have had but for such action by Agent or such Lender.  Any election of remedies that results in the denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations.  In the event Agent or any Lender shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, Agent or such Lender may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by Agent or such Lender but shall be credited against the Obligations.  The amount of the successful bid at any such sale, whether Agent, Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 12, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

            12.6          Limitation.  Notwithstanding any provision herein contained to the contrary, each Borrower’s liability under this Section 12 (which liability is in any event in addition to amounts for which such Borrower is primarily liable under Section 1) shall be limited to an amount not to exceed as of any date of determination the greater of:

                             (a)          the net amount of all Loans advanced to any other Borrower under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower; and

                             (b)          the amount that could be claimed by Agent and Lenders from such Borrower under this Section 12 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Borrower’s right of contribution and indemnification from each other Borrower under Section 12.7.

            12.7          Contribution with Respect to Guaranty Obligations.

                             (a)          To the extent that any Borrower shall make a payment under this Section 12 of all or any of the Obligations (other than Loans made to that Borrower for which it is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor

Payments then previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Borrower’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Borrowers as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Obligations and termination of the Commitments, such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

                             (b)          As of any date of determination, the “Allocable Amount” of any Borrower shall be equal to the maximum amount of the claim that could then be recovered from such Borrower under this Section 12 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

                             (c)          This Section 12.7 is intended only to define the relative rights of Borrowers and nothing set forth in this Section 12.7 is intended to or shall impair the obligations of Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 12.1.  Nothing contained in this Section 12.7 shall limit the liability of any Borrower to pay the Loans made directly or indirectly to that Borrower and accrued interest, Fees and expenses with respect thereto for which such Borrower shall be primarily liable.

                             (d)          The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Borrower to which such contribution and indemnification is owing.

                             (e)          The rights of the indemnifying Borrowers against other Credit Parties under this Section 12.7 shall be exercisable upon the full and indefeasible payment of the Obligations and the termination of the Commitments.

            12.8          Liability Cumulative.  The liability of Borrowers under this Section 12 is in addition to and shall be cumulative with all liabilities of each Borrower to Agent and Lenders under this Agreement and the other Loan Documents to which such Borrower is a party or in respect of any Obligations or obligation of the other Borrower, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

[Signature Pages Follow]

                    IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

BORROWERS:

OREGON STEEL MILLS, INC.

By:	/s/ L. Ray Adams

Name:	L. Ray Adams
Title:	Chief Financial Officer

NEW CF&I, INC.

By:	/s/ L. Ray Adams

Name:	L. Ray Adams
Title:	Chief Financial Officer

CF&I STEEL, L.P.

By:	New CF&I, Inc., its general partner

By:	/s/ L. Ray Adams

Name:	L. Ray Adams
Title:	Chief Financial Officer

COLORADO AND WYOMING RAILWAY COMPANY

By:	/s/ L. Ray Adams

Name:	L. Ray Adams
Title:	Chief Financial Officer

AGENT AND LENDERS:

GENERAL ELECTRIC CAPITAL
CORPORATION,
as Agent and Lender

By:	/s/ Matthew N. McAlpine

Duly Authorized Signatory

L/C ISSUER:

GE CAPITAL FINANCIAL, INC.,
as L/C Issuer

By:	/s/ Craig Winslow

Duly Authorized Signatory

                             The following Persons are signatories to this Agreement in their capacity as Credit Parties and not as Borrowers.

OREGON STEEL DE GUAYANA, INC.

By:	/s/ L. Ray Adams

Name:	L. Ray Adams
Title:	Chief Financial Officer

ANNEX A (Recitals)
to
CREDIT AGREEMENT

DEFINITIONS

                    Capitalized terms used in the Loan Documents shall have (unless otherwise provided elsewhere in the Loan Documents) the following respective meanings, and all references to Sections, Exhibits, Schedules or Annexes in the following definitions shall refer to Sections, Exhibits, Schedules or Annexes of or to the Agreement:

                    “Account Debtor” means any Person who may become obligated to any Credit Party under, with respect to, or on account of, an Account, Chattel Paper or General Intangibles (including a payment intangible).

                    “Accounting Changes” has the meaning ascribed thereto in Annex G.

                    “Accounts” means all “accounts,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including (a) all rights to payment of a monetary obligation, whether or not earned by performance, due to any Credit Party for property that has been or is to be sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Credit Party, and (b) all health care insurance receivables.

                    “Activation Event” and “Activation Notice” have the meanings ascribed thereto in Annex C.

                    “Advance” means any Revolving Credit Advance.

                    “Affiliate” means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 5% or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, (c) each of such Person’s officers, directors, joint venturers and partners and (d) in the case of Borrowers, the immediate family members, spouses and lineal descendants of individuals who are Affiliates of any Borrower.  For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term “Affiliate” shall specifically exclude Agent and each Lender; provided, further, however, that the term “Affiliate” shall specifically include (without limitation) the Camrose Entities and the Joint Ventures.

                    “Agent” means GE Capital in its capacity as Agent for Lenders or its successor appointed pursuant to Section 9.7.

                    “Agreement” means the Credit Agreement by and among Borrowers, the other Credit Parties party thereto, GE Capital, as Agent and Lender and the other Lenders from time to time party thereto, as the same may be amended, supplemented, restated or otherwise modified from time to time.

                    “Anti-Terrorism Laws” means, collectively, any laws relating to terrorism or money laundering, including the Patriot Act.

                    “Appendices” has the meaning ascribed to it in the Recitals to the Agreement.

                    “Applicable Margins” means collectively the Applicable Revolver Index Margin and the Applicable Revolver LIBOR Margin.

                    “Applicable Revolver Index Margin” means the per annum interest rate margin from time to time in effect and payable in addition to the Index Rate applicable to the Revolving Loan, as determined by reference to Section 1.5(a).

                    “Applicable Revolver LIBOR Margin” means the per annum interest rate from time to time in effect and payable in addition to the LIBOR Rate applicable to the Revolving Loan, as determined by reference to Section 1.5(a).

                    “Assignment Agreement” has the meaning ascribed to it in Section 9.1(a).

                    “Bankruptcy Code” means the provisions of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq.

                    “Blocked Accounts” has the meaning ascribed to it in Annex C.

                    “Borrower Representative” means OSM in its capacity as Borrower Representative pursuant to the provisions of Section 1.1(d).

                    “Borrowers” and “Borrower” have the respective meanings ascribed thereto in the Preamble to the Agreement.

                    “Borrowing Availability” means, as of any date of determination, the lesser of (i) the Maximum Amount and (ii) the Borrowing Base, in each case, less the sum of the aggregate Revolving Loan then outstanding.

                    “Borrowing Base” means, as of any date of determination by Agent, from time to time, an amount equal to the sum at such time of:

                    (a)       up to 85% of the book value of Borrowers’ Eligible Accounts; and

                    (b)       up to 60% of the book value of Borrowers’ Eligible Inventory valued in accordance with GAAP at the lower of cost, calculated on an average basis, or market, adjusted on a monthly basis;

in each case, less any Reserves established by Agent at such time.

                    “Borrowing Base Certificate” means a certificate to be executed and delivered from time to time by Borrower Representative in the form attached to the Agreement as Exhibit 4.1(b).

                    “Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the States of Illinois and/or New York and in reference to LIBOR Loans shall mean any such day that is also a LIBOR Business Day.

                    “Camrose Entities” means, collectively, Camrose Pipe Corporation, a Delaware corporation, Canadian National Steel Corporation, an Alberta corporation, d/b/a Camrose Pipe Company, and each of their respective Subsidiaries.

                    “Capital Expenditures” means, with respect to any Person, all expenditures (by the expenditure of cash or the incurrence of Indebtedness) by such Person during any measuring period for any fixed assets or improvements or for replacements, substitutions or additions thereto that have a useful life of more than one year and that are required to be capitalized under GAAP.

                    “Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

                    “Capital Lease Obligation” means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

                    “C&W” has the meaning ascribed to such term in the Preamble to the Agreement.

                    “Cash Collateral” has the meaning ascribed to it Annex B.

                    “Cash Dominion Trigger” means Borrowing Availability is at any time less than $10,000,000.

                    “Cash Equivalents” means any of the following, to the extent owned by the Credit Parties free and clear of all Liens other than Liens created under the Collateral Documents and having a maturity or auction re-set date of not greater than one hundred eighty (180) days from the date of acquisition thereof:  (a) readily marketable direct obligations of the government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the government of the United States, (b) certificates of deposit of or time deposits with any commercial bank that is a Lender or a member of the Federal Reserve Systems, issues (or the parent of which issues) commercial paper rated as described in clause (c) below, is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $1 billion, (c) commercial paper in an aggregate amount of no more than $15,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any State of the United States and rated at least “Prime-2” (or the then equivalent grade) by Moody’s Investors Service, Inc. or “A-2” (or the then equivalent grade) by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. or (d) other investments, classified in accordance with GAAP as current assets of the Borrowers (including money market investment programs registered under the Investment Company Act of 1940, as amended), which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

                    “Cash Management Systems” has the meaning ascribed to it in Section 1.8.

                    “CF&I” has the meaning ascribed to such term in the Preamble to the Agreement.

                    “Change of Control” means any of the following:  (a) any person or group of persons (within the meaning of the Securities Exchange Act of 1934) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 30% or more of the issued and outstanding shares of capital Stock of OSM having the right to vote for the election of directors of OSM under ordinary circumstances; (b) at any time during any consecutive two-year period, individuals who at the beginning of such period constituted the board of directors of OSM (together with any new directors whose election by the board of directors of OSM or whose nomination for election by the Stockholders of OSM was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office; (c) OSM ceases to own and control all of the economic and voting rights associated with at least fifty-one percent (51%) of the outstanding capital Stock of its Subsidiaries; (d) any other Credit Party ceases to own and control all of the economic and voting rights associated with at least fifty-one percent (51%) of the outstanding capital Stock of any of its Subsidiaries; (e) OSM is liquidated or dissolved or adopts a plan of liquidation; or (f) New CF&I ceases to be the general partner of CF&I.

                    “Charges” means all federal, state, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of any Credit Party, (d) any Credit Party’s ownership or use of any properties or other assets, or (e) any other aspect of any Credit Party’s business.

                    “Chattel Paper” means any “chattel paper,” as such term is defined in the Code, including electronic chattel paper, now owned or hereafter acquired by any Credit Party.

                    “Closing Date” means June 6, 2006.

                    “Closing Checklist” means the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Agreement, the other Loan Documents and the transactions contemplated thereunder, substantially in the form attached hereto as Annex D.

                    “Code” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s or any Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

                    “Collateral” means the property covered by the Security Agreement and the other Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Agent, on behalf of itself and Lenders, to secure the Obligations.

                    “Collateral Documents” means the Security Agreement, the Pledge Agreements, the Guaranties, the Patent Security Agreement, the Trademark Security Agreement, the Copyright Security Agreement and all similar agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Obligations.

                    “Collateral Reports” means the reports with respect to the Collateral referred to in Annex F.

                    “Collection Account” means that certain account of Agent, account number  502-328-54 in the name of Agent at DeutscheBank Trust Company Americas in New York, New York ABA No. 021 001 033, or such other account as may be specified in writing by Agent as the “Collection Account.”

                    “Commercial Tort Claims” means any “commercial tort claim” as such term is defined in the Code now owned or hereafter acquired by any Credit Party.

                    “Commitment Termination Date” means the earliest of (a) June 5, 2011, (b) the date of termination of Lenders’ obligations to make Advances and to incur Letter of Credit Obligations or permit existing Loans to remain outstanding pursuant to Section 8.2(b), and (c) the date of indefeasible prepayment in full by Borrowers of the Loans and the cancellation and return (or stand-by guarantee) of all Letters of Credit or the cash collateralization of all Letter of Credit Obligations pursuant to Annex B, and the permanent reduction of all Commitments to zero dollars ($0).

                    “Commitments” means (a) as to any Lender, such Lender’s Revolving Loan Commitment and (b) as to all Lenders, the aggregate of all Lenders’ Revolving Loan Commitments.

                    “Compliance Certificate” has the meaning ascribed to it in Annex E.

                    “Concentration Accounts” has the meaning ascribed to it in Annex C.

                    “Control Letter” means a letter agreement between Agent and (i) the issuer of uncertificated securities with respect to uncertificated securities in the name of any Credit Party, (ii) a securities intermediary with respect to securities, whether certificated or uncertificated, securities entitlements and other financial assets held in a securities account in the name of any Credit Party, (iii) a futures commission merchant or clearing house, as applicable, with respect to commodity accounts and commodity contracts held by any Credit Party, whereby, among other things, the issuer, securities intermediary or futures commission merchant limits any security interest in the applicable financial assets in a manner reasonably satisfactory to Agent, acknowledges the Lien of Agent, on behalf of itself and Lenders, on such financial assets, and agrees to follow the instructions or entitlement orders of Agent without further consent by the affected Credit Party.

                    “Copyright License” means any and all rights now owned or hereafter acquired by any Credit Party under any written agreement granting any right to use any Copyright or Copyright registration.

                    “Copyright Security Agreements” means the Copyright Security Agreements made in favor of Agent, on behalf of itself and Lenders, by each applicable Credit Party.

                    “Copyrights” means all of the following now owned or hereafter adopted or acquired by any Credit Party:  (a) all copyrights and General Intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.

                    “Credit Parties” means each Borrower, and each of their respective Subsidiaries, except the terms “Credit Party” and “Credit Parties” shall specifically exclude the Camrose Entities and the Joint Ventures.

                    “Default” means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

                    “Default Rate” has the meaning ascribed to it in Section 1.5(d).

                    “Deposit Accounts” means all “deposit accounts” as such term is defined in the Code, now or hereafter held in the name of any Credit Party.

                    “Disbursement Accounts” has the meaning ascribed to it in Annex C.

                    “Disclosure Schedules” means the Schedules prepared by Borrowers and denominated as Disclosure Schedules (1.4) through (6.7) in the Index to the Agreement.

                    “Documents” means all “documents,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located.

                    “Dollars” or “$” means lawful currency of the United States of America.

                    “EBITDA” means, with respect to any Person for any fiscal period, without duplication, an amount equal to (a) consolidated net income of such Person for such period determined in accordance with GAAP, minus (b) the sum of (i) income tax credits, (ii) interest income, (iii) gain from extraordinary items for such period, (iv) any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, exchange or other disposition of capital assets by such Person (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), and (v) any other non-cash gains that have been added in determining consolidated net income, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication, plus (c) the sum of (i) any provision for income taxes, (ii) Interest Expense, (iii) loss from extraordinary items for such period, (iv) depreciation and amortization for such period, (v) amortized debt discount for such period, and (vi) the amount of any deduction to consolidated net income as the result of any grant to any members of the management of such Person of any Stock, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication.  For purposes of this definition, the following items shall be excluded in determining consolidated net income of a Person:  (1) the income (or deficit) of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, such Person or any of such Person’s Subsidiaries; (2) the income (or deficit) of any other Person (other than a Subsidiary) in which such Person has an ownership interest, except to the extent any such income has actually been received by such Person in the form of cash dividends or distributions; (3) the undistributed earnings of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary; (4) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period; (5) any write-up of any asset; (6) any net gain from the collection of the proceeds of life insurance policies; (7) any net gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of such Person; (8) in the case of a successor to such Person by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets; and (9) any deferred credit representing the excess of equity in any Subsidiary of such Person at the date of acquisition of such Subsidiary over the cost to such Person of the investment in such Subsidiary.

                    “E-Fax” means any system used to receive or transmit faxes electronically.

                    “Eligible Accounts” has the meaning ascribed to it in Section 1.6.

                    “Eligible Inventory” has the meaning ascribed to it in Section 1.7.

                    “Environmental Laws” means all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation).  Environmental Laws include the

Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) (“CERCLA”); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes relating to the protection of human health, safety or the environment.

                    “Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

                    “Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

                    “Equipment” means all “equipment,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located and, in any event, including all such Credit Party’s machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

                    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

                    “ERISA Affiliate” means, with respect to any Credit Party, any trade or business (whether or not incorporated) that, together with such Credit Party, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.

                    “ERISA Event” means, with respect to any Credit Party or any ERISA Affiliate, (a) with respect to a Title IV Plan, any event described in Section 4043(c) of ERISA for which notice to the PBGC has not been waived; (b) the withdrawal of any Credit Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Credit Party or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan in a distress termination described in Section 4041(c) of ERISA or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) with respect to a Title IV Plan, the existence of an “accumulated funding deficiency” (as defined in Section 412 of the IRC or Section 302 of ERISA) whether or not waived, or the failure to make by its due date a required installment under Section 412(m) of the Code or Section 302 of ERISA or the failure to make by its due date any required contribution to a Multiemployer Plan; (g) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to a Title IV Plan; (h) the making of any amendment to any Title IV Plan which could result in the imposition of a lien or the posting of a bond or other security; (i) with respect to a Title IV Plan an event described in Section 4062(e) of ERISA; (j) any other event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (k) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; (l) the loss of a Qualified Plan’s qualification or tax exempt status or the occurrence of any event that might result in such loss; or (m) the termination of a Plan described in Section 4064 of ERISA.

                    “E-System” means any electronic system, including Intralinks® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by Agent, any of its Affiliates, or any of such Person’s respective officers, directors, employees, attorneys, agents and representatives or any other Person, providing for access to data protected by passcodes or other security system.

                    “Event of Default” has the meaning ascribed to it in Section 8.1.

                    “Fair Labor Standards Act” means the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.

                    “Federal Funds Rate” means, for any day, a floating rate equal to the weighted average of the rates on overnight Federal funds transactions among members of the Federal Reserve System, as determined by Agent in its sole discretion, which determination shall be final, binding and conclusive (absent manifest error).

                    “Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

                    “Fees” means any and all fees payable to Agent or any Lender pursuant to the Agreement, the GE Capital Fee Letter or any of the other Loan Documents.

                    “Financial Covenants” means the financial covenants set forth in Annex G.

                    “Financial Statements” means the consolidated and consolidating income statements, statements of cash flows and balance sheets of OSM and its Subsidiaries delivered in accordance with Section 3.4 and Annex E.

                    “Fiscal Month” means any of the monthly accounting periods of the Credit Parties.

                    “Fiscal Quarter” means any of the quarterly accounting periods of the Credit Parties ending on March 31, June 30, September 30 and December 31 of each year.

                    “Fiscal Year” means any of the annual accounting periods of the Credit Parties ending on December 31 of each year.

                    “Fixed Charge Coverage Ratio” means, with respect to any Person for any fiscal period, the ratio of (i) EBITDA to (ii) Fixed Charges.

                    “Fixed Charges” means, with respect to any Person for any fiscal period, an amount equal to the sum of (a) the aggregate of all Interest Expense paid or accrued during such period (which shall exclude amortization of bond debt issue costs and amortization of bond discount costs), plus (b) payments or prepayments of principal actually made and/or scheduled payments of principal, in any case, with respect to Indebtedness (excluding the Revolving Loan where no permanent reduction of the Revolving Loan Commitments has occurred) during such period (excluding payments or prepayments of the Noteholder Debt, as long as the Noteholder Debt is paid and satisfied in full in connection with such payments or prepayments), plus (c) Capital Expenditures during such period (other than that portion of such Capital Expenditures financed by lenders other than the Lenders hereunder), plus (d) income taxes paid or payable in cash with respect to such fiscal period, plus (e) Restricted Payments paid or payable during such period (excluding Restricted Payments paid or payable by one Credit Party to another Credit Party in accordance with the terms hereof).  In the event the Noteholder Debt is paid and satisfied in full during any applicable period, the Interest Expense associated therewith may thereafter be eliminated from the foregoing calculation, as long as, if such satisfaction in full of the Noteholder Debt occurs within the first twelve (12) months following the Closing Date, the annualized Interest Expense with respect to the Obligations is included in such calculation.

                    “Fixtures” means all “fixtures” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party.

                    “Funded Debt” means, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person’s option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including Capital Lease Obligations, current maturities of long-term debt, revolving credit and short-term debt extendible beyond one year at the option of the debtor, and also including, in the case of Borrowers, the Obligations and, without duplication, Guaranteed Indebtedness consisting of guaranties of Funded Debt of other Persons.

                    “GAAP” means generally accepted accounting principles in the United States of America consistently applied, as such term is further defined in Annex G to the Agreement.

                    “GE Capital” means General Electric Capital Corporation, a Delaware corporation.

                    “GE Capital Fee Letter” means that certain letter, dated as of the date hereof, between GE Capital and Borrower Representative with respect to certain Fees to be paid from time to time by Borrowers to GE Capital.

                    “General Intangibles” means all “general intangibles,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party.

                    “Goods” means all “goods” as defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, including embedded software to the extent included in “goods” as defined in the Code, manufactured homes, standing timber that is cut and removed for sale and unborn young of animals.

                    “Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                    “Gross Availability” means, as of any date of determination, (i) the Borrowing Base less (ii) the sum of the aggregate Revolving Loan then outstanding.

                    “Gross Availability Shortfall” means Gross Availability is at any time less than $50,000,000.

                    “Guaranteed Indebtedness” means as to any Person, any obligation of such Person guaranteeing, providing comfort or otherwise supporting any Indebtedness, lease, dividend, or other obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business) or (e) indemnify the owner of such primary obligation against loss in respect thereof.  The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

                    “Guaranties” means, collectively, each Subsidiary Guaranty and any other guaranty executed by any Guarantor in favor of Agent and Lenders in respect of the Obligations.

                    “Guarantors” means OSG and each other Person (including those Persons party to the Subsidiary Guaranty) that executes a guaranty or other similar agreement in favor of Agent, for itself and the ratable benefit of Lenders, in connection with the transactions contemplated by the Agreement and the other Loan Documents.

                    “Hazardous Material” means any substance, material or waste that is regulated by, or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance that is (a) defined as a “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “toxic substance” or other similar term or phrase under any Environmental Laws, or (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCB’s), or any radioactive substance.

                    “Hedge Agreements” means interest rate swap, cap or collar arrangements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements.

                    “Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred 6 months or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are unsecured and not overdue by more than 6 months unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and the present value (discounted at the Index Rate as in effect on the Closing Date) of future rental payments under all synthetic leases, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (i) the Obligations, and (j) without duplication, all Guaranteed Indebtedness of such Person.

                    “Indemnified Liabilities” has the meaning ascribed to it in Section 1.13.

                    “Indemnified Person” has the meaning ascribed to in Section 1.13.

                    “Index Rate” means, for any day, a floating rate equal to the higher of (i) the rate publicly quoted from time to time by The Wall Street Journal as the “prime rate” (or, if The Wall Street Journal ceases quoting a prime rate, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the Bank prime loan rate or its equivalent), and (ii) the Federal Funds Rate plus 50 basis points per annum.  Each change in any interest rate provided for in the Agreement based upon the Index Rate shall take effect at the time of such change in the Index Rate.

                    “Index Rate Loan” means a Loan or portion thereof bearing interest by reference to the Index Rate.

                    “Instruments” means all “instruments,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located.

                    “Intellectual Property” means any and all domain names, Licenses, Patents, Copyrights, Trademarks, and the goodwill associated with such Trademarks.

                    “Intercreditor Agreement” means that certain Intercreditor Agreement, dated July 15, 2002, by and among OSM, U.S. Bank National Association, as trustee for certain Noteholders, and Agent, as the “Revolving Lender” thereunder, as the same is in effect on the Closing Date.

                    “Interest Expense” means, with respect to any Person for any fiscal period, interest expense (whether cash or non-cash) of such Person determined in accordance with GAAP for the relevant period ended on such date, including, interest expense with respect to any Funded Debt of such Person and interest expense for the relevant period that has been capitalized on the balance sheet of such Person.

                    “Interest Payment Date” means (a) as to any Index Rate Loan, the first Business Day of each Fiscal Month to occur while such Loan is outstanding, and (b) as to any LIBOR Loan, the last day of the applicable LIBOR Period; provided, that, in addition to the foregoing, each of (x) the date upon which all of the Commitments have been terminated and the Loans have been paid in full and (y) the Commitment Termination Date shall be deemed to be an “Interest Payment Date” with respect to any interest that has then accrued under the Agreement.

                    “Inventory” means all “inventory,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, and in any event including goods that are held by or on behalf of any Credit Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, Semi-Finished Goods, finished goods, returned goods, or materials used or consumed in such Credit Party’s business.

                    “Investment Property” means all “investment property” as such term is defined in the Code now owned or hereafter acquired by any Credit Party, wherever located, including (i) all securities, whether certificated or uncertificated; (ii) all securities entitlements of any Credit Party; (iii) all securities accounts of any Credit Party; (iv) all commodity contracts of any Credit Party; and (v) all commodity accounts held by any Credit Party.

                    “IRC” means the Internal Revenue Code of 1986 and all regulations promulgated thereunder.

                    “IRS” means the Internal Revenue Service.

                    “Joint Ventures” means, collectively, Oregon Feralloy Partners, an Oregon general partnership, LSI Plate, an Oregon general partnership, The Union Ditch and Water Co., a Colorado corporation, Oregon Steel Mills Processing, Inc., a Delaware corporation, OSM Distribution, Inc., a Delaware corporation, and each of their respective Subsidiaries.

                    “Key Contract” means any contract or other arrangement to which any Credit Party is party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

                    “L/C Issuer” means issuers of Letters of Credit to Borrowers as contemplated by the Agreement, including with respect to certain stand-by Letters of Credit, GE Capital Financial, Inc.

                    “L/C Sublimit” has the meaning ascribed to it in Annex B.

                    “Lenders” means GE Capital, the other Lenders named on the signature pages of the Agreement, and, if any such Lender shall decide to assign all or any portion of the Obligations, such term shall include any assignee of such Lender.

                    “Letter of Credit Fee” has the meaning ascribed to it in Annex B.

                    “Letter of Credit Obligations” means all outstanding obligations incurred by Agent, Lenders and L/C Issuer at the request of Borrower Representative, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Letters of Credit by the L/C Issuer or the purchase of a participation as set forth in Annex B with respect to any Letter of Credit.  The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable at such time or at any time thereafter by the L/C Issuer, Agent or Lenders thereupon or pursuant thereto.

                    “Letter-of-Credit Rights” means “letter-of-credit rights” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including rights to payment or performance under a letter of credit, whether or not such Credit Party, as beneficiary, has demanded or is entitled to demand payment or performance.

                    “Letters of Credit” means documentary or standby letters of credit issued for the account of any Borrower by any L/C Issuer, and bankers’ acceptances issued by any Borrower, for which Agent and Lenders have incurred Letter of Credit Obligations.  The term does not include a Swap Related L/C.

                    “LIBOR Business Day” means a Business Day on which banks in the City of London are generally open for interbank or foreign exchange transactions.

                    “LIBOR Loan” means a Loan or any portion thereof bearing interest by reference to the LIBOR Rate.

                    “LIBOR Period” means, with respect to any LIBOR Loan, each period commencing on a LIBOR Business Day selected by Borrower Representative pursuant to the Agreement and ending one, two or three months thereafter, as selected by Borrower Representative’s irrevocable notice to Agent as set forth in Section 1.5(e); provided, that the foregoing provision relating to LIBOR Periods is subject to the following:

          (a)          if any LIBOR Period would otherwise end on a day that is not a LIBOR Business Day, such LIBOR Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such LIBOR Period into another calendar month in which event such LIBOR Period shall end on the immediately preceding LIBOR Business Day;

(b) any LIBOR Period that would otherwise extend beyond the Commitment Termination Date shall end two (2) LIBOR Business Days prior to such date;

          (c)          any LIBOR Period that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period) shall end on the last LIBOR Business Day of a calendar month;

(d) Borrower Representative shall select LIBOR Periods so as not to require a payment or prepayment of any LIBOR Loan during a LIBOR Period for such Loan; and

(e) Borrower Representative shall select LIBOR Periods so that there shall be no more than 10 separate LIBOR Loans in existence at any one time.

                    “LIBOR Rate” means for each LIBOR Period, a rate of interest determined by Agent equal to:

           (a)          the offered rate for deposits in United States Dollars for the applicable LIBOR Period that appears on Telerate Page 3750 as of 11:00 a.m. (London time), on the second full LIBOR Business Day next preceding the first day of such LIBOR Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used); divided by

          (b)          a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day that is two (2) LIBOR Business Days prior to the beginning of such LIBOR Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board) that are required to be maintained by a member bank of the Federal Reserve System.

                    If such interest rates shall cease to be available from Telerate News Service (or its successor satisfactory to Agent), the LIBOR Rate shall be determined from such financial reporting service or other information as shall be mutually acceptable to Agent and Borrower Representative.

                    “License” means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by any Credit Party.

                    “Lien” means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

                    “Litigation” has the meaning ascribed to it in Section 3.13.

                    “Loan Account” has the meaning ascribed to it in Section 1.12.

                    “Loan Documents” means the Agreement, the Notes, the Collateral Documents, each Master Standby Agreement, the Master Documentary Agreement, the GE Capital Fee Letter, and all other agreements, instruments, documents and certificates identified in the Closing Checklist executed and delivered to, or in favor of, Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Credit Party and delivered to Agent or any Lender in connection with the Agreement or the transactions contemplated thereby.  Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

                    “Loans” means the Revolving Loan and each Revolving Credit Advance, as the context may require.

                    “Lock Boxes” has the meaning ascribed to it in Annex C.

                    “Margin Stock” has the meaning ascribed to in Section 3.10.

                    “Master Documentary Agreement” means the Master Agreement for Documentary Letters of Credit dated as of the Closing Date among Borrowers, as Applicant(s), and L/C Issuer.

                    “Master Standby Agreement” means each Master Agreement for Standby Letters of Credit dated as of the Closing Date among Borrowers, as Applicant(s), and an L/C Issuer.

                    “Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects, property or financial condition of OSM and its Subsidiaries taken as a whole, (b) the Credit Parties’ ability, taken as a whole, to pay any of the Loans or any of the other Obligations in accordance with the terms of the Agreement, (c) the Collateral or Agent’s Liens, on behalf of itself and Lenders, on the Collateral or the priority of such Liens, or (d) Agent’s or any Lender’s rights and remedies under the Agreement and the other Loan Documents.

                    “Maximum Amount” means, as of any date of determination, an amount equal to the Revolving Loan Commitment of all Lenders as of that date.

                    “Multiemployer Plan” means a “multiemployer plan” as defined in Sections 3(37) or 4001(a)(3) of ERISA, and to which any Credit Party or ERISA Affiliate is making, is obligated to make or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them or for which any Credit Party or ERISA Affiliate has any liability.

                    “New CF&I” has the meaning ascribed to such term in the Preamble to the Agreement.

                    “Non-Funding Lender” has the meaning ascribed to it in Section 9.9(a)(ii).

                    “Noteholder Debt” means, collectively, the Indebtedness of certain of the Credit Parties in connection with that certain Indenture, dated July 15, 2002, among such Credit Parties and U.S. Bank National Association, as Trustee, pursuant to which such Credit Parties issued those certain 10% First Mortgage Notes due 2009, as the same are in effect on the Closing Date.

                    “Notes” means, collectively, the Revolving Notes.

                    “Notice of Conversion/Continuation” has the meaning ascribed to it in Section 1.5(e).

                    “Notice of Revolving Credit Advance” has the meaning ascribed to it in Section 1.1(a).

                    “OSG” has the meaning ascribed thereto in the Preamble to the Agreement.

                    “OSM” has the meaning ascribed thereto in the Recitals to the Agreement.

                    “Obligations” means all loans, advances, debts, liabilities and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Credit Party to Agent or any Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement, letter of credit agreement or other instrument, arising under the Agreement or any of the other Loan Documents.  This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against any Credit Party in bankruptcy, whether or not allowed in such case or proceeding), Fees, the Letter of Credit Obligations, Swap Related Reimbursement Obligations, expenses, attorneys’ fees and any other sum chargeable to any Credit Party under the Agreement or any of the other Loan Documents.

                    “Patent License” means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right with respect to any invention on which a Patent is in existence.

                    “Patent Security Agreements” means the Patent Security Agreements made in favor of Agent, on behalf of itself and Lenders, by each applicable Credit Party.

                    “Patents” means all of the following in which any Credit Party now holds or hereafter acquires any interest:  (a) all letters patent of the United States or of any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State, or any other country, and (b) all reissues, continuations, continuations-in-part or extensions thereof.

                    “Patriot Act” means the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001), as amended, and any successor statute.

                    “PBGC” means the Pension Benefit Guaranty Corporation.

                    “Pension Plan” means a Plan described in Section 3(2) of ERISA.

                    “Permitted Encumbrances” means the following encumbrances:  (a) Liens for taxes or assessments or other governmental Charges not yet due and payable or which are being contested in accordance with Section 5.2(b); (b) pledges or deposits of money securing statutory obligations under workmen’s compensation, unemployment insurance, social security or public liability laws or similar legislation (excluding Liens under ERISA); (c) pledges or deposits of money securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Credit Party is a party as lessee made in the ordinary course of business; (d) inchoate and unperfected workers’, mechanics’ or similar liens arising in the ordinary course of business, so long as such Liens attach only to Equipment, Fixtures and/or Real Estate; (e) carriers’, warehousemen’s, suppliers’ or other similar possessory liens arising in the ordinary course of business and securing liabilities not yet due and payable or which are being contested in accordance with Section 5.2(b), so long as such Liens attach only to Inventory; (f) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Credit Party is a party; (g) any attachment or judgment lien not constituting an Event of Default under Section 8.1(j); (h) zoning restrictions, easements, licenses, or other restrictions on the use of any Real Estate or other irregularities in title (including leasehold title) thereto, so long as the same do not interfere in any material respect with the ordinary conduct of the business of any Credit Party or do not materially detract from the value of such Real Estate; (i) presently existing or hereafter created Liens in favor of Agent, on behalf of Lenders; and (j) Liens expressly permitted under Section 6.7(iii) of the Agreement.

                    “Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

                    “Plan” means, at any time, an “employee benefit plan”, as defined in Section 3(3) of ERISA, that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to or has maintained, contributed to or had an obligation to contribute to at any time within the past 7 years on behalf of participants who are or were employed by any Credit Party or ERISA Affiliate or for which any Credit Party or ERISA Affiliate has any liability.

                    “Pledge Agreements” means, collectively, any pledge agreements entered into after the Closing Date by any Credit Party (as required by the Agreement or any other Loan Document).

                    “Pledged Debt” means intercompany Indebtedness among the Credit Parties pledged to Agent, for the benefit of Lenders, under the Collateral Documents.

                    “Prior Lender” means U.S. Bank National Association.

                    “Prior Lender Obligations” means letter of credit obligations under the Letter of Credit Facility between OSM and Prior Lender.

                    “Proceeds” means “proceeds,” as such term is defined in the Code.

                    “Pro Forma” means the unaudited consolidated and consolidating balance sheet of OSM and its Subsidiaries as of December 31, 2005 after giving pro forma effect to the Related Transactions.

                    “Projections” means OSM’s forecasted consolidated and consolidating:  (a) balance sheets; (b) profit and loss statements; (c) cash flow statements; and (d) capitalization statements, all prepared on a Subsidiary by Subsidiary or division-by-division basis, if applicable, and otherwise consistent with the historical Financial Statements of the Borrowers, together with appropriate supporting details and a statement of underlying assumptions.

                    “Pro Rata Share” means with respect to all matters relating to any Lender, (a) with respect to the Revolving Loan, the percentage obtained by dividing (i) the Revolving Loan Commitment of that Lender by (ii) the aggregate Revolving Loan Commitments of all Lenders, and (b) with respect to all Loans on and after the Commitment Termination Date, the percentage obtained by dividing (i) the aggregate outstanding principal balance of the Loans held by that Lender, by (ii) the outstanding principal balance of the Loans held by all Lenders, in each case, as such percentages may be adjusted by assignments permitted pursuant to Section 9.1.

                    “Qualified Plan” means a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC.

                    “Qualified Assignee” means (a) any Lender, any Affiliate of any Lender and, with respect to any Lender that is an investment fund that invests in commercial loans, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and (b) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933) which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which has a rating of BBB or higher from S&P and a rating of Baa2 or higher from Moody’s at the date that it becomes a Lender and which, through its applicable lending office, is capable of lending to Borrowers without the imposition of any withholding or similar taxes; provided, that no Person proposed to become a Lender after the Closing Date and determined by Agent to be acting in the capacity of a vulture fund or distressed debt purchaser shall be a Qualified Assignee, and no Person or Affiliate of such Person proposed to become a Lender after the Closing Date and that holds Subordinated Debt or Stock issued by any Credit Party shall be a Qualified Assignee.

                    “Real Estate” has the meaning ascribed to it in Section 3.6.

                    “Refinancing” means the repayment in full by Borrowers of the Prior Lender Obligations on or before July 7, 2006 in accordance with Section 5.16.

                    “Related Transactions” means the initial borrowing under the Revolving Loan on the Closing Date, the Refinancing, the payment of all fees, costs and expenses associated with all of the foregoing and the execution and delivery of all of the Related Transactions Documents.

                    “Related Transactions Documents” means the Loan Documents and all other agreements or instruments executed in connection with the Related Transactions.

                    “Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

                    “Requisite Lenders” means Lenders having (a) more than 66 2/3% of the Commitments of all Lenders, or (b) if the Commitments have been terminated, more than 66 2/3% of the aggregate outstanding amount of all Loans.

                    “Reserves” means (a) reserves established by Agent from time to time against Eligible Inventory pursuant to Section 5.9, (b) reserves established pursuant to Section 5.4(c), and (c) such other reserves against Eligible Accounts, Eligible Inventory or Borrowing Availability of any Borrower that Agent may, in its reasonable credit judgment, establish from time to time.  Without limiting the generality of the foregoing, Reserves established to ensure the payment of accrued Interest Expenses or Indebtedness shall be deemed to be a reasonable exercise of Agent’s credit judgment.

                    “Restricted Payment” means, with respect to any Credit Party (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of Stock; (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of such Credit Party’s Stock or any other payment or distribution made in respect thereof, either directly or indirectly; (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Subordinated Debt; (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of such Credit Party now or hereafter outstanding; (e) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Credit Party’s Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (f) any payment, loan, contribution, or other transfer of funds or other property to any Stockholder of such Credit Party other than payment of compensation in the ordinary course of business to Stockholders who are employees of such Person; and (g) any payment of management fees (or other fees of a similar nature) by such Credit Party to any Stockholder of such Credit Party or its Affiliates.

                    “Retiree Welfare Plan” means, at any time, a welfare plan (within the meaning of Section 3(1) of ERISA) that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant’s termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC, Part 6 of Subtitle B of Title I of ERISA or other similar state or other law and at the sole expense of the participant or the beneficiary of the participant.

                    “Revolving Credit Advance” has the meaning ascribed to it in Section 1.1(a)(i).

                    “Revolving Loan” means, at any time, the sum of (i) the aggregate amount of Revolving Credit Advances outstanding to Borrower plus (ii) the aggregate Letter of Credit Obligations incurred on behalf of Borrower.  Unless the context otherwise requires, references to the outstanding principal balance of the Revolving Loan shall include the outstanding balance of Letter of Credit Obligations.

                    “Revolving Loan Commitment” means (a) as to any Lender, the aggregate commitment of such Lender to make Revolving Credit Advances or incur Letter of Credit Obligations as set forth on Annex J to the Agreement or in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make Revolving Credit Advances or incur Letter of Credit Obligations, which aggregate commitment shall be ONE HUNDRED SEVENTY-FIVE MILLION DOLLARS ($175,000,000) on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.

                    “Revolving Note” has the meaning ascribed to it in Section 1.1(a)(ii).

                    “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 (Pub. L. No. 107-204, 116 Stat. 745), as amended, and any successor statute thereto.

                    “Security Agreement” means, individually and collectively, those Security Agreements of even date herewith entered into by and among Agent, on behalf of itself and Lenders, and each Credit Party that is a signatory thereto.

                    “Semi-Finished Goods” means the portion of a Borrower’s Inventory consisting of semi-finished billets, blooms and slabs which are, in Agent’s reasonable credit judgment, saleable in their current state or usable to produce finished goods.

                    “Software” means all “software” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, other than software embedded in any category of Goods, including all computer programs and all supporting information provided in connection with a transaction related to any program.

                    “Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

                    “Stock” means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

                    “Stockholder” means, with respect to any Person, each holder of Stock of such Person.

                    “Subordinated Debt” means any Indebtedness of any Credit Party subordinated to the Obligations in a manner and form satisfactory to Agent and Lenders in their sole discretion, as to right and time of payment and as to any other rights and remedies thereunder.

                    “Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of 50% or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner.  Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of a Borrower.  For purposes of this Agreement and the other Loan Documents, the term “Subsidiary” shall include the Camrose Entities and the Joint Ventures solely with respect to preparation of the Financial Statements and the calculation of the Financial Covenants.

                    “Subsidiary Guaranty” means the Subsidiary Guaranty of even date herewith executed by OSG in favor of Agent, on behalf of itself and Lenders.

                    “Supporting Obligations” means all “supporting obligations” as such term is defined in the Code, including letter of credit rights or secondary obligations that support the payment or performance of Accounts, Chattel Paper, Documents, General Intangibles, Instruments, or Investment Property.

                    “Swap Related L/C” means a letter of credit or other credit enhancement provided by GE Capital to the extent supporting the payment obligations of Borrowers under an interest rate protection or hedging agreement or transaction (including, but not limited to, interest rate swaps, caps, collars, floors and similar transactions) designed to protect or manage exposure to the fluctuations in the interest rates applicable to the Loans, and which agreement or transaction Borrowers entered into as a result of a specific referral pursuant to which GE Capital, GE Corporate Financial Services, Inc. or any other Affiliate of GE Capital had arranged for Borrowers to enter into such agreement or transaction.  The term includes a Swap Related L/C as it may be increased from time to time to fully support Borrowers’ payment obligations under any and all such interest rate protection or hedging agreements or transactions.

                    “Swap Related Reimbursement Obligation” has the meaning ascribed to such term in Section 1.2A.

                    “Taxes” means taxes, levies, imposts, deductions, Charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income of Agent or a Lender by the jurisdictions under the laws of which Agent and Lenders are organized or conduct business or any political subdivision thereof.

                    “Termination Date” means the date on which (a) the Loans have been indefeasibly repaid in full, (b) all other Obligations under the Agreement and the other Loan Documents have been completely discharged (c) all Letter of Credit Obligations have been cash collateralized, canceled or backed by standby letters of credit in accordance with Annex B, and (d) none of Borrowers shall have any further right to borrow any monies under the Agreement.

                    “Title IV Plan” means a Pension Plan (other than a Multiemployer Plan), that is subject to Title IV of ERISA or Section 412 of the IRC or Section 302 of ERISA, and that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them or for which any Credit Party or ERISA Affiliate has any liability.

                    “Trademark Security Agreements” means the Trademark Security Agreements made in favor of Agent, on behalf of Lenders, by each applicable Credit Party.

                    “Trademark License” means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right to use any Trademark.

                    “Trademarks” means all of the following now owned or hereafter existing or adopted or acquired by any Credit Party:  (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

                    “Unfunded Pension Liability” means, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan on a termination basis, and (b) for a period of seven (7) years following a transaction which might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any Credit Party or any ERISA Affiliate as a result of such transaction.

                    Rules of construction with respect to accounting terms used in the Agreement or the other Loan Documents shall be as set forth in Annex G.  All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code to the extent the same are used or defined therein; in the event that any term is defined differently in different Articles or Divisions of the Code, the definition contained in Article or Division 9 shall control.  Unless otherwise specified, references in the Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in the Agreement.  The words “herein,” “hereof” and “hereunder” and other words of similar import refer to the Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular Section, subsection or clause contained in the Agreement or any such Annex, Exhibit or Schedule.

                    Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders.  The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations.  Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Credit Party, such words are intended to signify that such Credit Party has actual knowledge or awareness of a particular fact or circumstance or that such Credit Party, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance.

ANNEX B (Section 1.2)
to
CREDIT AGREEMENT

LETTERS OF CREDIT

                    (a)          Issuance.  Subject to the terms and conditions of the Agreement, Agent and Lenders agree to incur, from time to time prior to the Commitment Termination Date, upon the request of Borrower Representative on behalf of the applicable Borrower and for such Borrower’s account, Letter of Credit Obligations with respect to Letters of Credit issued by L/C Issuer for such Borrower’s account.  Each Lender shall, subject to the terms and conditions hereinafter set forth, purchase (or be deemed to have purchased) risk participations in all such Letters of Credit issued with the written consent of Agent, as more fully described in paragraph (b)(ii) below.  The aggregate amount of all such Letter of Credit Obligations shall not at any time exceed the least of (i) THIRTY-FIVE MILLION DOLLARS ($35,000,000) (the “L/C Sublimit”), (ii) the Maximum Amount less the aggregate outstanding principal balance of the Revolving Credit Advances, and (iii) the Borrowing Base less the aggregate outstanding principal balance of the Revolving Credit Advances.  No such Letter of Credit shall have an expiry date that is more than one year following the date of issuance thereof, unless otherwise determined by the Agent and L/C Issuer, in their respective sole discretion (including with respect to customary evergreen provisions), and neither Agent nor Lenders shall be under any obligation to incur Letter of Credit Obligations in respect of, or purchase risk participations in, any Letter of Credit having an expiry date that is later than the Commitment Termination Date.

                    (b)          (i)          Advances Automatic; Participations.  In the event that the L/C Issuer makes or is required to make any payment on or pursuant to any Letter of Credit, (1) it shall promptly notify Agent and Borrower Representative thereof, (2) Agent shall pay the L/C Issuer the amount of such payment within one Business Day after receipt of such notice, (3) such payment shall be deemed to be a Revolving Credit Advance to the applicable Borrower under Section 1.1(a) of the Agreement, regardless of whether a Default or Event of Default has occurred and is continuing and notwithstanding any Borrower’s failure to satisfy the conditions precedent set forth in Section 2, and each Lender shall be obligated to pay its Pro Rata Share thereof in accordance with the Agreement.  The failure of any Lender to make available to Agent for Agent’s own account its Pro Rata Share of any such Revolving Credit Advance or payment by Agent to the L/C Issuer shall not relieve any other Lender of its obligation hereunder to make available to Agent its Pro Rata Share thereof, but no Lender shall be responsible for the failure of any other Lender to make available such other Lender’s Pro Rata Share of any such payment.

                                   (ii)          If any Borrower shall be unable to incur Revolving Credit Advances as contemplated by paragraph (b)(i) above because of an Event of Default described in Sections 8.1(h) or (i) or otherwise or if it shall be illegal or unlawful for any Lender to be deemed to have assumed a ratable share of the reimbursement obligations owed to the L/C Issuer, then (A) immediately and without further action whatsoever, each Lender shall be deemed to have irrevocably and unconditionally purchased from the L/C Issuer an undivided interest and participation equal to such Lender’s Pro Rata Share (based on its Revolving Loan Commitment) of the Letter of Credit Obligations in respect of all Letters of Credit then outstanding and (B) thereafter, immediately upon issuance of any Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased from the L/C Issuer) an undivided interest and participation in such Lender’s Pro Rata Share (based on its Revolving Loan Commitment) of the Letter of Credit Obligations with respect to such Letter of Credit on the date of such issuance.  Each Lender shall fund its participation in all payments or disbursements made under the Letters of Credit in the same manner as provided in the Agreement with respect to Revolving Credit Advances, and Agent shall reimburse the L/C Issuer for such payment and disbursements as set forth in clause (i) above.

                                    (iii)          The obligations of Lenders under clauses (i) and (ii) above shall be for the benefit of Agent and L/C Issuer and may be enforced by L/C Issuer.

                    (c)          Cash Collateral.

                                    (i)          If Borrowers are required to provide cash collateral for any Letter of Credit Obligations pursuant to the Agreement, including Section 8.2 of the Agreement, prior to the Commitment Termination Date, each Borrower will pay to Agent for the ratable benefit of itself and Lenders cash or cash equivalents acceptable to Agent (“Cash Collateral”) in an amount equal to 103% of the maximum amount then available to be drawn under each applicable Letter of Credit outstanding for the benefit of such Borrower.  Such Cash Collateral shall be held by Agent and pledged to, and subject to the control of, Agent, for the benefit of Agent, Lenders and L/C Issuer.  Each Borrower hereby pledges and grants to Agent, on behalf of itself and Lenders, a security interest in all such Cash Collateral and all proceeds thereof, as security for the payment of all amounts due in respect of the Letter of Credit Obligations and other Obligations, whether or not then due.  The Agreement, including this Annex B, shall constitute a security agreement under applicable law.

                                    (ii)          If any Letter of Credit Obligations, whether or not then due and payable, shall for any reason be outstanding on the Commitment Termination Date, Borrowers shall either (A) provide Cash Collateral therefor in the manner described above, or (B) cause all such Letters of Credit and guaranties thereof, if any, to be canceled and returned, or (C) deliver to L/C Issuer a stand-by letter (or letters) of credit in guaranty of such Letter of Credit Obligations, which stand-by letter (or letters) of credit shall be of like tenor and duration (plus thirty (30) additional days) as, and in an amount equal to 103% of, the aggregate maximum amount then available to be drawn under, the Letters of Credit to which such outstanding Letter of Credit Obligations relate and shall be issued by a Person, and shall be subject to such terms and conditions, as are satisfactory to Agent and L/C Issuer in their respective sole discretion.

                                    (iii)          From time to time after funds are deposited as Cash Collateral by any Borrower, whether before or after the Commitment Termination Date, Agent may apply such funds then held by it to the payment of any amounts, and in such order as Agent may elect, as shall be or shall become due and payable by such Borrower to Agent and Lenders with respect to such Letter of Credit Obligations of such Borrower and, upon the satisfaction in full of all Letter of Credit Obligations of such Borrower, to any other Obligations of any Borrower then due and payable.

                                    (iv)          No Borrower nor any Person claiming on behalf of or through any Borrower shall have any right to withdraw any of the Cash Collateral, except that upon the termination of all Letter of Credit Obligations and the payment of all amounts payable by Borrowers to Agent and Lenders in respect thereof, any remaining Cash Collateral shall be applied to other Obligations then due and owing and upon payment in full of such Obligations, any remaining amount shall be paid to Borrowers or as otherwise required by law.  Interest earned on Cash Collateral shall be held as additional collateral.

                    (d)          Fees and Expenses.  Borrowers agree to pay to Agent for the benefit of Lenders, as compensation to such Lenders for Letter of Credit Obligations incurred hereunder, (i) all costs and expenses incurred by Agent or any Lender on account of such Letter of Credit Obligations, and (ii) for each month during which any Letter of Credit Obligation shall remain outstanding, a fee (the “Letter of Credit Fee”) in an amount equal to the Applicable Revolver LIBOR Margin from time to time in effect multiplied by the maximum amount available from time to time to be drawn under the applicable Letter of Credit.  Such fee shall be paid to Agent for the benefit of the Lenders in arrears, on the first day of each month and on the Commitment Termination Date.  In addition, Borrowers shall pay to the L/C Issuer, on demand, such fees (including all per annum fees), charges and expenses of the L/C Issuer in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued.

                    (e)          Request for Incurrence of Letter of Credit Obligations.  Borrower Representative shall give Agent at least two (2) Business Days’ prior written notice requesting the incurrence of any Letter of Credit Obligation.  The notice shall be accompanied by the form of the Letter of Credit (which shall be acceptable to the L/C Issuer) and a completed Application for Standby Letter of Credit or Application for Documentary Letter of Credit (as applicable).  Notwithstanding anything contained herein to the contrary, Letter of Credit applications by Borrower Representative and approvals by Agent and the L/C Issuer may be made and transmitted pursuant to electronic codes and security measures mutually agreed upon and established by and among Borrower Representative, Agent and the L/C Issuer.

                    (f)          Obligation Absolute.  The obligation of Borrowers to reimburse Agent and Lenders for payments made with respect to any Letter of Credit Obligation shall be absolute, unconditional and irrevocable, without necessity of presentment, demand, protest or other formalities, and the obligations of each Lender to make payments to Agent with respect to Letters of Credit shall be unconditional and irrevocable.  Such obligations of Borrowers and Lenders shall be paid strictly in accordance with the terms hereof under all circumstances including the following:

(i) any lack of validity or enforceability of any Letter of Credit or the Agreement or the other Loan Documents or any other agreement;

             (ii)          the existence of any claim, setoff, defense or other right that any Borrower or any of their respective Affiliates or any Lender may at any time have against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such transferee may be acting), Agent, any Lender, or any other Person, whether in connection with the Agreement, the Letter of Credit, the transactions contemplated herein or therein or any unrelated transaction (including any underlying transaction between any Borrower or any of their respective Affiliates and the beneficiary for which the Letter of Credit was procured);

             (iii)          any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

             (iv)          payment by Agent (except as otherwise expressly provided in paragraph (g)(ii)(C) below) or the L/C Issuer under any Letter of Credit or guaranty thereof against presentation of a demand, draft or certificate or other document that does not comply with the terms of such Letter of Credit or such guaranty;

(v) any other circumstance or event whatsoever, that is similar to any of the foregoing; or

(vi) the fact that a Default or an Event of Default hasoccurred and is continuing.

                    (g)          Indemnification; Nature of Lenders’ Duties.

                                    (i)          In addition to amounts payable as elsewhere provided in the Agreement, Borrowers hereby agree to pay and to indemnify and save harmless Agent and each Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees and allocated costs of internal counsel) that Agent or any Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or guaranty thereof, or (B) the failure of Agent or any Lender seeking indemnification or of the L/C Issuer to honor a demand for payment under any Letter of Credit or guaranty thereof as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, in each case other than to the extent solely as a result of the gross negligence or willful misconduct of Agent or such Lender (as finally determined by a court of competent jurisdiction).

                                    (ii)          As between Agent and any Lender and Borrowers, Borrowers assume all risks of the acts and omissions of, or misuse of any Letter of Credit by beneficiaries, of any Letter of Credit.  In furtherance and not in limitation of the foregoing, to the fullest extent permitted by law, neither Agent nor any Lender shall be responsible for:  (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document issued by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to demand payment under such Letter of Credit; provided, that in the case of any payment by Agent under any Letter of Credit or guaranty thereof, Agent shall be liable to the extent such payment was made solely as a result of its gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction) in determining that the demand for payment under such Letter of Credit or guaranty thereof complies on its face with any applicable requirements for a demand for payment under such Letter of Credit or guaranty thereof; (D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they may be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a payment under any Letter of Credit or guaranty thereof or of the proceeds thereof; (G) the credit of the proceeds of any drawing under any Letter of Credit or guaranty thereof; and (H) any consequences arising from causes beyond the control of Agent or any Lender.  None of the above shall affect, impair, or prevent the vesting of any of Agent’s or any Lender’s rights or powers hereunder or under the Agreement.

                                    (iii)          Nothing contained herein shall be deemed to limit or to expand any waivers, covenants or indemnities made by Borrowers in favor of the L/C Issuer in any letter of credit application, reimbursement agreement or similar document, instrument or agreement between or among Borrowers and the L/C Issuer, including a Master Documentary Agreement entered into with GE Capital, as L/C Issuer, a Master Standby Agreement entered into with GE Capital Financial, Inc., as L/C Issuer and a Master Standby Agreement entered into with GE Capital, as L/C Issuer.

ANNEX C (Section 1.8)
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CREDIT AGREEMENT

CASH MANAGEMENT SYSTEM

                    Each Credit Party shall, and shall cause its Subsidiaries to, establish and maintain the Cash Management Systems described below:

                    (a)          On or before the Closing Date and until the Termination Date, each Credit Party shall (i) establish lock boxes (“Lock Boxes”) or at Agent’s discretion, blocked accounts (“Blocked Accounts”) at one or more of the banks set forth in Disclosure Schedule (3.19), and shall request in writing and otherwise take such reasonable steps to ensure that all Account Debtors forward payment directly to such Lock Boxes, and (ii) deposit and cause its Subsidiaries to deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all Collateral (whether or not otherwise delivered to a Lock Box) into one or more Blocked Accounts in such Credit Party’s name or any such Subsidiary’s name and at a bank identified in Disclosure Schedule (3.19) (each, a “Relationship Bank”).  On or before the Closing Date, each Credit Party shall have established a concentration account in its name (each, a “Concentration Account” and, collectively, the “Concentration Accounts”) at the bank or banks that shall be designated as the Concentration Account bank for each such Credit Party in Disclosure Schedule (3.19) (each, a “Concentration Account Bank” and, collectively, the “Concentration Account Banks”), which banks shall be reasonably satisfactory to Agent.

                    (b)          Each Borrower may maintain, in its name, an account (each, a “Disbursement Account” and, collectively, the “Disbursement Accounts”) at a bank reasonably acceptable to Agent into which Agent shall, from time to time, deposit proceeds of Revolving Credit Advances made to such Borrower pursuant to Section 1.1 for use by such Borrower solely in accordance with the provisions of Section 1.4.

                    (c)          On or before the Closing Date (or such later date as Agent shall consent to in writing), each Concentration Account Bank, each bank where a Disbursement Account is maintained and all other Relationship Banks, shall have entered into tri-party blocked account agreements with Agent, for the benefit of itself and Lenders, and the applicable Credit Party and Subsidiaries thereof, as applicable, in form and substance reasonably acceptable to Agent, which shall become operative on or prior to the Closing Date.  Each such blocked account agreement shall provide, among other things, that (i) all items of payment deposited in such account and proceeds thereof deposited in the applicable Concentration Account are held by such bank as agent or bailee-in-possession for Agent, on behalf of itself and Lenders, (ii) the bank executing such agreement has no rights of setoff or recoupment or any other claim against such account, as the case may be, other than for payment of its service fees and other charges directly related to the administration of such account and for returned checks or other items of payment, (iii) the bank executing such agreement shall follow the instructions of Agent without further consent of any Credit Party, and (iv) from and after the Closing Date (A) with respect to banks at which a Blocked Account is maintained, such bank agrees, from and after the receipt of a notice (an

“Activation Notice”) from Agent (which Activation Notice may be given by Agent at any time at which (1) an Event of Default has occurred and is continuing under any of Sections 8.1(a), (b), (f), (h), (i), (k) or (l), or (2) a Cash Dominion Trigger has occurred (either of the foregoing being referred to herein as an “Activation Event”)), to forward immediately all amounts in each Blocked Account to such Credit Party’s Concentration Account Bank and to commence the process of daily sweeps from such Blocked Account into the applicable Concentration Account and (B) with respect to each Concentration Account Bank, such bank agrees from and after the receipt of an Activation Notice from Agent upon the occurrence of an Activation Event, to immediately forward all amounts received in the applicable Concentration Account to the Collection Account through daily sweeps from such Concentration Account into the Collection Account.  From and after the date Agent has delivered an Activation Notice to any bank with respect to any Blocked Account(s), no Credit Party shall, or shall cause or permit any Subsidiary thereof to, accumulate or maintain cash in Disbursement Accounts or payroll accounts as of any date of determination in excess of checks outstanding against such accounts as of that date and amounts necessary to meet minimum balance requirements.  Notwithstanding the foregoing, no tri-party blocked account agreement shall be required to be delivered hereunder with respect to (i) the so-called “Car Hire” Deposit Account of C&W at Bank of America, National Association, as long as at any time the balance in such Deposit Account exceeds $350,000 in the aggregate such balance is transferred by the Credit Parties to a Deposit Account of the Credit Parties in which Agent has a valid and perfected, first-priority Lien, or (ii) other than any Deposit Account associated with any Lock Box of a Credit Party (which Deposit Accounts shall at all times be subject to a valid and perfected, first-priority Lien in favor of Agent), any Deposit Account of the Credit Parties existing on the Closing Date the balances of which are swept daily into OSM’s so called “Concentration/Funding Account” at U.S. Bank, National Association (which Deposit Account shall at all times be subject to a valid and perfected, first-priority Lien in favor of Agent in accordance with the terms hereof), as long as no Activation Event has occurred and is continuing (at which time Agent shall have the right to require that such Deposit Accounts become subject to the valid and perfected, first-priority Lien in favor of Agent in accordance with the terms hereof).

                    (d)          So long as no Default or Event of Default has occurred and is continuing, Borrowers may amend Disclosure Schedule (3.19) to add or replace a Relationship Bank, Lock Box or Blocked Account or to replace any Concentration Account or any Disbursement Account; provided, that (i) Agent shall have consented in writing in advance to the opening of such account or Lock Box with the relevant bank and (ii) prior to the time of the opening of such account or Lock Box, the applicable Credit Party or its Subsidiaries, as applicable, and such bank shall have executed and delivered to Agent a tri-party blocked account agreement, in form and substance reasonably satisfactory to Agent.  The Credit Parties shall close any of their accounts (and establish replacement accounts in accordance with the foregoing sentence) promptly and in any event within thirty (30) days following notice from Agent that the creditworthiness of any bank holding an account is no longer acceptable in Agent’s reasonable judgment, or as promptly as practicable and in any event within sixty (60) days following notice from Agent that the operating performance, funds transfer or availability procedures or performance with respect to accounts or Lock Boxes of the bank holding such accounts or Agent’s liability under any tri-party blocked account agreement with such bank is no longer acceptable in Agent’s reasonable judgment.

                    (e)          The Lock Boxes, Blocked Accounts, Disbursement Accounts and the Concentration Accounts shall be cash collateral accounts, with all cash, checks and other similar items of payment in such accounts securing payment of the Loans and all other Obligations, and in which each Credit Party and each Subsidiary thereof shall have granted a Lien to Agent, on behalf of itself and Lenders, pursuant to the Security Agreement.

                    (f)          All amounts deposited in the Collection Account shall be deemed received by Agent in accordance with Section 1.10 and shall be applied (and allocated) by Agent in accordance with Section 1.11.  In no event shall any amount be so applied unless and until such amount shall have been credited in immediately available funds to the Collection Account.

                    (g)          Each Credit Party shall and shall cause its Affiliates, officers, employees, agents, directors or other Persons acting for or in concert with such Credit Party (each a “Related Person”) to (i) hold in trust for Agent, for the benefit of itself and Lenders, all checks, cash and other items of payment received by such Credit Party or any such Related Person for such Credit Party, and (ii) within three (3) Business Days after receipt by such Credit Party or any such Related Person of any checks, cash or other items of payment, deposit the same into a Blocked Account of such Credit Party.  Each Credit Party on behalf of itself and each Related Person thereof acknowledges and agrees that all cash, checks or other items of payment constituting proceeds of Collateral are part of the Collateral.  All proceeds of the sale or other disposition of any Collateral, shall be deposited directly into the applicable Blocked Accounts.

ANNEX D (Section 2.1(a))
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CREDIT AGREEMENT

CLOSING CHECKLIST

In addition to, and not in limitation of, the conditions described in Section 2.1 of the Agreement, pursuant to Section 2.1(a), the following items must be received by Agent in form and substance satisfactory to Agent on or prior to the Closing Date (each capitalized term used but not otherwise defined herein shall have the meaning ascribed thereto in Annex A to the Agreement):

                    A.          Appendices.  All Appendices to the Agreement, in form and substance satisfactory to Agent.

                    B.          Revolving Notes.  Duly executed originals of the Revolving Notes for each applicable Lender, dated the Closing Date.

                    C.          Security Agreement.  Duly executed originals of the Security Agreement, dated the Closing Date, and all instruments, documents and agreements executed pursuant thereto.

                    D.          Insurance.  Satisfactory evidence that the insurance policies required by Section 5.4 are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements, as reasonably requested by Agent, in favor of Agent, on behalf of Lenders.

                    E.          Security Interests and Code Filings.

                    (a)          Evidence satisfactory to Agent that Agent (for the benefit of itself and Lenders) has a valid and perfected first priority security interest in the Collateral, including (i) such documents duly executed by each Credit Party (including financing statements under the Code and other applicable documents under the laws of any jurisdiction with respect to the perfection of Liens) as Agent may request in order to perfect its security interests in the Collateral and (ii) copies of Code search reports listing all effective financing statements that name any Credit Party as debtor, together with copies of such financing statements, none of which shall cover the Collateral, except for those relating to the Prior Lender Obligations (all of which shall be terminated in accordance with Section 5.16) and Permitted Encumbrances.

                    (b)          Evidence reasonably satisfactory to Agent, including copies, of all UCC-1 and other financing statements filed in favor of any Credit Party with respect to each location, if any, at which Inventory may be consigned.

                    F.          [Intentionally Reserved.]

                    G.          [Intentionally Reserved.]

                    H.          [Intentionally Reserved.]

                    I.          Subsidiary Guaranty.  Guaranty executed by OSG, for the benefit of Lenders.

                    J.          Initial Borrowing Base Certificate.  Duly executed originals of an initial Borrowing Base Certificate from Borrower Representative, dated the Closing Date, reflecting information concerning Eligible Accounts and Eligible Inventory of Borrowers as of April 30, 2006.

                    K.          [Intentionally Reserved.]

                    L.          Letters of Credit.  Duly executed originals of all applicable letter of credit applications and related documents and instruments with respect to the Letters of Credit to be issued at the request of Borrowers on the Closing Date.

                    M.          Cash Management System; Blocked Account Agreements.  Evidence satisfactory to Agent that, as of the Closing Date, Cash Management Systems complying with Annex C to the Agreement have been established and are currently being maintained in the manner set forth in such Annex C, together with copies of duly executed tri-party blocked account and lock box agreements, reasonably satisfactory to Agent, with the banks as required by Annex C.

                    N.          Charter and Good Standing.  For each Credit Party, such Person’s (a) charter and all amendments thereto, (b) good standing certificates (including verification of tax status) in its state of incorporation and (c) good standing certificates (including verification of tax status) and certificates of qualification to conduct business in each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, each dated a recent date prior to the Closing Date and certified by the applicable Secretary of State or other authorized Governmental Authority.

                    O.          Bylaws and Resolutions.  For each Credit Party, (a) such Person’s bylaws, together with all amendments thereto and (b) resolutions of such Person’s Board of Directors and stockholders, if applicable, approving and authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and the transactions to be consummated in connection therewith, each certified as of the Closing Date by such Person’s corporate secretary or an assistant secretary as being in full force and effect without any modification or amendment.

                    P.          Incumbency Certificates.  For each Credit Party, signature and incumbency certificates of the officers of each such Person executing any of the Loan Documents, certified as of the Closing Date by such Person’s corporate secretary or an assistant secretary as being true, accurate, correct and complete.

                    Q.          Opinions of Counsel.  Duly executed originals of opinions of Schwabe, Williamson & Wyatt, counsel for the Credit Parties, together with any local counsel opinions reasonably requested by Agent, each in form and substance reasonably satisfactory to Agent and its counsel, dated the Closing Date, and each accompanied by a letter addressed to such counsel from the Credit Parties, authorizing and directing such counsel to address its opinion to Agent, on behalf of Lenders, and to include in such opinion an express statement to the effect that Agent and Lenders are authorized to rely on such opinion.

                    R.          [Intentionally Reserved.]

                    S.          [Intentionally Reserved.]

                    T.          Appointment of Agent for Service.  An appointment of CT Corporation as each Credit Party’s agent for service of process.

                    U.          Fee Letter.  Duly executed originals of the GE Capital Fee Letter.

                    V.          Officer’s Certificate.  Agent shall have received duly executed originals of a certificate of the Chief Financial Officer of Borrower Representative, dated the Closing Date, stating that, since December 31, 2005 (a) no event or condition has occurred or is existing which could reasonably be expected to have a Material Adverse Effect; (b) there has been no material adverse change in the industry in which any Borrower operates; (c) no Litigation has been commenced which, if successful, would have a Material Adverse Effect or could challenge any of the transactions contemplated by the Agreement and the other Loan Documents; (d) there have been no Restricted Payments made by any Credit Party, except as permitted under Section 6.13; (e) before and after giving effect to the transactions contemplated by the Credit Agreement, each Credit Party will be Solvent, and (f) there has been no material increase in liabilities, liquidated or contingent, and no material decrease in assets of any Borrower or any of its Subsidiaries.

                    W.          Waivers.  Agent, on behalf of Lenders, shall have received landlord waivers and consents, bailee letters and mortgagee agreements in form and substance reasonably satisfactory to Agent, in each case as required pursuant to Section 5.9.

                    X.          Subordination and Intercreditor Agreements.  Agent and Lenders shall have received any and all subordination and/or intercreditor agreements, all in form and substance reasonably satisfactory to Agent, in its sole discretion, as Agent shall have deemed necessary or appropriate with respect to any Indebtedness of any Credit Party.

                    Y.          Audited Financials; Financial Condition.  Agent shall have received the Financial Statements, Projections and other materials set forth in Section 3.4, certified by Borrower Representative’s Chief Financial Officer, in each case in form and substance reasonably satisfactory to Agent, and Agent shall be satisfied, in its sole discretion, with all of the foregoing.  Agent shall have further received a certificate of the Chief Financial Officer of Borrower Representative, based on such Pro Forma and Projections, to the effect that (a) each Borrower will be Solvent upon the consummation of the transactions contemplated herein; (b) the Pro Forma fairly presents in all material respects the financial condition of OSM and its Subsidiaries as of the date thereof after giving effect to the transactions contemplated by the Loan Documents; (c) the Projections are based upon estimates and assumptions stated therein, all of which each Borrower believes to be reasonable and fair in light of current conditions and current facts known to each Borrower and, as of the Closing Date, reflect each Borrower’s good faith and reasonable estimates of the future financial performance of Borrowers for the period set forth therein; and (d) containing such other statements with respect to the Solvency of such Borrower and matters related thereto as Agent shall reasonably request.

                    Z.          Master Standby Agreements.  (i) A Master Agreement for Standby Letters of Credit among Borrowers and GE Capital Financial, Inc., and (ii) a Master Agreement for Standby Letters of Credit among Borrowers and GE Capital.

                     AA.          Master Documentary Agreement.  A Master Agreement for Documentary Letters of Credit among Borrowers and GE Capital.

                    BB.          Other Documents.  Such other certificates, documents and agreements respecting any Credit Party as Agent may reasonably request.

ANNEX E (Section 4.1(a))
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CREDIT AGREEMENT

FINANCIAL STATEMENTS AND PROJECTIONS -- REPORTING

                    Borrower Representative shall deliver or cause to be delivered to Agent or to Agent and Lenders, as indicated, the following:

                    (a)          [Intentionally Reserved.]

                    (b)          Quarterly Financials.  To Agent and Lenders, within forty-five (45) days after the end of each Fiscal Quarter (including the fourth Fiscal Quarter), consolidated and consolidating financial information regarding OSM and its Subsidiaries, certified by the Chief Financial Officer of Borrower Representative, including (i) unaudited balance sheets as of the close of such Fiscal Quarter and the related statements of income and cash flow for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter, (ii) unaudited statements of income and cash flows for such Fiscal Quarter, in each case setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the Projections for such Fiscal Year, all prepared in accordance with GAAP (subject to normal year-end adjustments), and (iii) a summary of the outstanding balance of all intercompany notes as of the last day of that Fiscal Quarter.  Such financial information shall be accompanied by (A) a statement in reasonable detail substantially in the form of Exhibit Annex E (each, a “Compliance Certificate”) showing the calculations used in determining compliance with each of the Financial Covenants, which calculations shall be provided whether or not a Gross Availability Shortfall has occurred, and (B) the certification of the Chief Financial Officer, Treasurer or Corporate Controller of Borrower Representative that (i) such financial information presents fairly in accordance with GAAP (subject to normal year-end adjustments) the financial position, results of operations and statements of cash flows of OSM and its Subsidiaries, on both a consolidated and consolidating basis, as at the end of such Fiscal Quarter and for that portion of the Fiscal Year then ended, (ii) any other information presented is true, correct and complete in all material respects and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.

                    (c)          Operating Plan.  To Agent and Lenders, as soon as available, but not later than sixty (60) days after the end of each Fiscal Year, an annual operating plan for OSM and its Subsidiaries, on a consolidated and consolidating basis, approved by the Board of Directors of OSM, for the following Fiscal Year, which (i) includes a statement of all of the material assumptions on which such plan is based, (ii) includes monthly balance sheets, income statements and statements of cash flows for the following year and (iii) integrates sales, gross profits, operating expenses, operating profit, cash flow projections and Borrowing Availability projections, all prepared on the same basis and in similar detail as that on which operating results are reported (and in the case of cash flow projections, representing management’s good faith estimates of future financial performance based on historical performance), and including plans for personnel, Capital Expenditures and facilities.

                    (d)          Annual Audited Financials.  To Agent and Lenders, within ninety (90) days after the end of each Fiscal Year, audited Financial Statements for OSM and its Subsidiaries on a consolidated and (unaudited) consolidating basis, consisting of balance sheets and statements of income and retained earnings and cash flows, setting forth in comparative form in each case the figures for the previous Fiscal Year, which Financial Statements shall be prepared in accordance with GAAP and certified without qualification, by an independent certified public accounting firm of national standing or otherwise acceptable to Agent.  Such Financial Statements shall be accompanied by (i) a statement prepared in reasonable detail showing the calculations used in determining compliance with each of the Financial Covenants, (ii) a report from such accounting firm to the effect that, in connection with their audit examination, nothing has come to their attention to cause them to believe that a Default or Event of Default has occurred with respect to the Financial Covenants (or specifying those Defaults and Events of Default that they became aware of), it being understood that such audit examination extended only to accounting matters and that no special investigation was made with respect to the existence of Defaults or Events of Default, (iii) the annual letters to such accountants in connection with their audit examination detailing contingent liabilities and material litigation matters, and (iv) the certification of the Chief Executive Officer, Chief Financial Officer, Treasurer or Corporate Controller of Borrower Representative that all such Financial Statements present fairly in accordance with GAAP the financial position, results of operations and statements of cash flows of OSM and its Subsidiaries on a consolidated and consolidating basis, as at the end of such Fiscal Year and for the period then ended, and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.

                    (e)          Management Letters.  To Agent and Lenders, within five (5) Business Days after receipt thereof by any Credit Party, copies of all management letters, exception reports or similar letters or reports received by such Credit Party from its independent certified public accountants.

                    (f)          Default Notices.  To Agent and Lenders, as soon as practicable, and in any event within five (5) Business Days after an executive officer of any Credit Party has actual knowledge of the existence of any Default, Event of Default or other event that has had a Material Adverse Effect, telephonic or telecopied notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given telephonically, shall be promptly confirmed in writing on the next Business Day.

                    (g)          SEC Filings and Press Releases.  To Agent and Lenders, promptly upon their becoming available, copies of:  (i) all OSM Form 10-Ks and Form 10-Qs, including all Financial Statements made publicly available by any Credit Party to its security holders; (ii) all regular and periodic reports, filings under the Sarbanes-Oxley Act and all registration statements and prospectuses, if any, filed by any Credit Party with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority; and (iii) all press releases and other statements made available by any Credit Party to the public concerning material changes or developments in the business of any such Person.

                    (h)          Subordinated Debt and Equity Notices.  To Agent, as soon as practicable, copies of all material written notices given or received by any Credit Party with respect to any Subordinated Debt or Stock of such Person, and, within two (2) Business Days after any Credit Party obtains knowledge of any matured or unmatured event of default with respect to any Subordinated Debt, notice of such event of default.

                    (i)          Supplemental Schedules.  To Agent, supplemental disclosures, if any, required by Section 5.6.

                    (j)          Litigation.  To Agent in writing, promptly upon learning thereof, notice of any Litigation commenced or threatened against any Credit Party that (i) seeks damages in excess of $5,000,000, (ii) seeks injunctive relief which could reasonably be expected to result in a Material Adverse Effect, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets or against any Credit Party or ERISA Affiliate in connection with any Plan in excess of $5,000,000, (iv) alleges criminal misconduct by any Credit Party, (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Liabilities in excess of $5,000,000 or (vi) involves any material product recall in excess of $15,000,000.

                    (k)          Insurance Notices.  To Agent, disclosure of losses or casualties required by Section 5.4.

                    (l)          Lease Default Notices.  To Agent, (i) within ten (10) Business Days after receipt thereof, copies of any and all default notices received under or with respect to any leased location or public warehouse where Collateral is located, or (ii) such other notices or documents as Agent may reasonably request.

                    (m)          Hedging Agreements.  To Agent within two (2) Business Days after entering into such agreement or amendment, copies of all interest rate, commodity or currency hedging agreements or amendments thereto.

                    (n)          Other Documents.  To Agent and Lenders, such other financial and other information respecting any Credit Party’s business or financial condition as Agent or any Lender shall from time to time reasonably request.

ANNEX F (Section 4.1(b))
to
CREDIT AGREEMENT

COLLATERAL REPORTS

                    Borrower Representative shall deliver or cause to be delivered the following:

                    (a)          To Agent, (i) if Borrowing Availability is greater than $50,000,000, no less frequently than 12:00 p.m. (New York time) on the tenth (10th) Business Day after the end of each Fiscal Quarter, (ii) if Borrowing Availability is less than or equal to $50,000,000, no less frequently than 12:00 p.m. on the tenth (10th) Business Day after the end of each Fiscal Month, and (iii) at any time following the occurrence and during the continuance of an Event of Default, upon request of Agent, in each case, each of the following reports, each of which shall be prepared by Borrower Representative as of the last day of the immediately preceding Fiscal Quarter, Fiscal Month or the date two (2) days prior to the date of any such request, as the case may be:

(i) a Borrowing Base Certificate with respect to each Borrower, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

              (ii)         with respect to each Borrower, a summary of Inventory by location and type with a supporting perpetual Inventory report, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion; and

              (iii)        with respect to each Borrower, a monthly trial balance showing Accounts outstanding aged from invoice date as follows:  1 to 30 days, 31 to 60 days, 61 to 90 days and 91 days or more, accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion.

                    (b)          To Agent, on a quarterly basis or at such more frequent intervals as Agent may request from time to time following the occurrence and during the continuance of any Event of Default (together with a copy of all or any part of such delivery requested by any Lender in writing after the Closing Date), collateral reports with respect to each Borrower, including all additions and reductions (cash and non-cash) with respect to Accounts of such Borrower, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion each of which shall be prepared by the applicable Borrower as of the last day of the immediately preceding quarter or the date two (2) days prior to the date of any such request.

                    (c)          To Agent, at the time of delivery of each of the quarterly Financial Statements delivered pursuant to Annex E:

             (i)           a reconciliation of the Accounts trial balance of each Borrower to the most recent Borrowing Base Certificate, general ledger and monthly Financial Statements delivered pursuant to Annex E, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

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             (ii)          a reconciliation of the perpetual inventory by location of each Borrower to the most recent Borrowing Base Certificate, general ledger and monthly Financial Statements delivered pursuant to Annex E, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

             (iii)         an aging of accounts payable and a reconciliation of that accounts payable aging to each Borrower’s general ledger and monthly Financial Statements delivered pursuant to Annex E, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

             (iv)         a reconciliation of the outstanding Loans as set forth in the monthly Loan Account statement provided by Agent to each Borrower’s general ledger and monthly Financial Statements delivered pursuant to Annex E, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

                    (d)          To Agent, at the time of delivery of each of the annual Financial Statements delivered pursuant to Annex E, (i) a listing of government contracts of each Borrower subject to the Federal Assignment of Claims Act of 1940; and (ii) a list of any applications for the registration of any Patent, Trademark or Copyright filed by any Credit Party with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in the prior Fiscal Quarter;

                    (e)          Each Borrower, at its own expense, shall deliver to Agent the results of each physical verification, if any, that such Borrower or any of its Subsidiaries may in their discretion have made, or caused any other Person to have made on their behalf, of all or any portion of their Inventory in any case where the results of such physical verification reflect a variance of five percent (5%) or more (and, if a Default or an Event of Default has occurred and is continuing, each Borrower shall, upon the request of Agent, conduct, and deliver the results of, such physical verifications as Agent may require);

                    (f)          Each Borrower, at its own expense, shall deliver to Agent such appraisals of the Collateral as Agent may request at any time after the occurrence and during the continuance of a Default or an Event of Default, such appraisals to be conducted by an appraiser, and in form and substance reasonably satisfactory to Agent; and

                    (g)          Such other reports, statements and reconciliations with respect to the Borrowing Base, Collateral or Obligations of any or all Credit Parties as Agent shall from time to time request in its reasonable discretion.

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ANNEX G (Section 6.10)
to
CREDIT AGREEMENT

FINANCIAL COVENANTS

                    Borrowers shall not breach or fail to comply with any of the following financial covenants, each of which shall be calculated in accordance with GAAP consistently applied:

                    (a)          Minimum Fixed Charge Coverage Ratio.  At any time from and after the occurrence of a Gross Availability Shortfall, OSM and its Subsidiaries shall have on a consolidated basis at the end of each Fiscal Quarter during the term hereof, a Fixed Charge Coverage Ratio for the 12-month period then ended of not less than 1.10 to 1.00.

                    Unless otherwise specifically provided herein, any accounting term used in the Agreement shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP consistently applied.  That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing.  If any “Accounting Changes” (as defined below) occur and such changes result in a change in the calculation of the financial covenants, standards or terms used in the Agreement or any other Loan Document, then Borrowers, Agent and Lenders agree to enter into negotiations in order to amend such provisions of the Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating Borrowers’ and their Subsidiaries’ financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made; provided, however, that the agreement of Requisite Lenders to any required amendments of such provisions shall be sufficient to bind all Lenders.  “Accounting Changes” means (i) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions), (ii) changes in accounting principles concurred in by any Borrower’s certified public accountants; (iii) purchase accounting adjustments under A.P.B. 16 or 17 and EITF 88-16, and the application of the accounting principles set forth in FASB 109, including the establishment of reserves pursuant thereto and any subsequent reversal (in whole or in part) of such reserves; and (iv) the reversal of any reserves established as a result of purchase accounting adjustments.  All such adjustments resulting from expenditures made subsequent to the Closing Date (including capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the expenditures are made and deducted as part of the calculation of EBITDA in such period.  If Agent, Borrowers and Requisite Lenders agree upon the required amendments, then after appropriate amendments have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained in the Agreement or in any other Loan Document shall, only to the extent of such Accounting Change, refer to GAAP, consistently applied after giving effect to the implementation of such Accounting Change.  If Agent, Borrowers and Requisite Lenders cannot agree upon the required amendments within thirty (30) days following the date of implementation of any Accounting Change, then all Financial Statements delivered and all calculations of financial covenants and other standards and terms in accordance with the Agreement and the other Loan Documents shall be prepared,

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delivered and made in accordance with GAAP, consistently applied after giving effect to the implementation of such Accounting Change, but shall also be accompanied by a reconciliation reflecting the changes made to such Financial Statements as a result of such Accounting Change.  For purposes of Section 8.1, a breach of a Financial Covenant contained in this Annex G shall be deemed to have occurred as of any date of determination by Agent or as of the last day of any specified measurement period, regardless of when the Financial Statements reflecting such breach are delivered to Agent.

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ANNEX H (Section 9.9(a))
to
CREDIT AGREEMENT

WIRE TRANSFER INFORMATION

GE Capital:

Name:	General Electric Capital Corporation
Bank:	DeutscheBank Trust Company Americas New York, New York
ABA #:	021001033
Account #:	50232854
Account Name:	GECC/CAF Depository
Reference:	CFC Oregon Steel

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ANNEX I (Section 11.10)
to
CREDIT AGREEMENT

NOTICE ADDRESSES

(A)	If to Agent or GE Capital, at
General Electric Capital Corporation
500 West Monroe, 12th Floor
Chicago, Illinois 60661
Attention: Oregon Steel Account Manager
Telecopier No.: 312-463-3840
Telephone No.: 312-441-7809

with copies to:

Hunton & Williams LLP
600 Peachtree Street, NE
Suite 4100, Bank of America Plaza
Atlanta, Georgia 30308
Attention: Greta T. Griffith, Esq.
Telecopier No.: 404-888-4190
Telephone No.: 404-888-4000

and

General Electric Capital Corporation
201 Merritt 7
(P.O. Box 5201)
Norwalk, Connecticut 06856-5201
Attention: GE Corporate Financial Services, Inc. Corporate Counsel
Telecopier No.: (203) 956-4528
Telephone No.: (203) 956-4785

(B)	If to any Borrower, to Borrower Representative, at

Oregon Steel Mills, Inc.
1000 SW Broadway
Suite 2200
Portland, Oregon 97205
Attention: Mr. Ray Adams, CFO
Telecopier No.: (503) 240-5232
Telephone No.: (503) 223-9228

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with copies to:

Schwabe, Williamson & Wyatt
Pacwest Center
1211 SW Fifth, 18th Floor
Portland, Oregon 97204-3795
Attention: Carmen M. Calzacorta, Esq.
Telecopier No.: 503-796-2900
Telephone No.: 503-796-2994

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ANNEX J (from Annex A - Commitments definition)
to
CREDIT AGREEMENT

Lender(s)
Revolving Loan Commitment	General Electric Capital Corporation
$175,000,000

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